Exhibit 2.4

DEED

SHARE PURCHASE AGREEMENT

by and among

FIFTY ID RE LIMITED (1)

and

CONSTANTINE WIND ENERGY LIMITED (2)

and

WIND HARVEST LIMITED (3)

and

LIGHTBEAM ELECTRIC COMPANY (4)

Dated as of March 27, 2015

RELATING TO

CWE WH LIMITED

Exhibits

Exhibit A	Certain Definitions

Exhibit B	Permitted Liens

Exhibit C	Projects Description

Exhibit D	Part I: List of Target Companies

Part II: List of Target Subsidiaries

Exhibit E	Form of Closing Financial Certificate

Exhibit F	Calculation of Closing Date Cash Consideration

Exhibit G	Allocation Schedule

Exhibit H	Remeasure

Annexes

Annex A	Form of Opinion of Counsel for CWE

Annex B	Details of Real Property Leases And Company Permits

Annex C	Forms W-8

Annex D	Sellers’ Disclosure Schedule*

*	Omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of such schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

-i-

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as a deed and dated as of March 27, 2015, by and among FIFTY ID RE LIMITED, (a company incorporated in England with registered number 091558616) and whose registered address is at 21 Great Winchester Street, London EC2N 2JA (“FID”), CONSTANTINE WIND ENERGY LIMITED (a company incorporated in England with registered number 07663015) and whose registered address is at First Floor River Court, The Old Mill Office Park, Godalming, Surrey, GU7 1EZ, (the “CWE”), WIND HARVEST LIMITED, a company incorporated in England with registered number SC370464 and whose registered address is at Corrary Farm, Glenelg, Kyle IV40 8JX (“WHL”), and LIGHTBEAM ELECTRIC COMPANY, a Delaware corporation (“LEC”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the Sellers are the legal and beneficial owners of all of the issued and outstanding shares (the “Shares”) of the companies listed in Part I of Exhibit D (the “Target Companies” and each a “Target Company”);

WHEREAS, the Sellers desire to sell the Shares to FID, and FID desires to purchase the Shares from the Sellers, upon the terms and subject to the conditions set forth in this Agreement (the “Acquisition”);

WHEREAS, LEC and FID are entering into a separate agreement pursuant to which LEC will acquire all of the issued and outstanding shares of FID immediately prior to the closing of the transactions contemplated pursuant to this Agreement; and

WHEREAS, FID is entering into other separate agreements whose material terms and conditions are similar to this Agreement (the “Other Agreements”), in order to acquire additional clean energy assets (the Target Group, together with each of the other companies which FID has agreed to purchase pursuant to the Other Agreements, are collectively referred to herein as the “Founding Companies”).

NOW, THEREFORE, in consideration of the premises, and the warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

AGREEMENT

SECTION 1. PURCHASE AND SALE

1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at Closing, the Sellers shall sell to FID, and FID shall purchase from the Sellers, the Shares with full title guarantee, free and clear of all Liens, except for the Permitted Liens. The aggregate purchase price for the Shares shall be the Cash Consideration, which shall be payable in accordance with Section 2. Unless expressly provided otherwise, the Sellers shall be jointly and severally liable for their obligations under this Agreement.

1.2 Closing. The closing of the Acquisition (the “Closing”) will take place (a) at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, at 9:00 a.m. New York City time, on the second (2nd) Business Day immediately following the day on which the last of the conditions to Closing contained in Sections 7 and 8 (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement (FID shall use reasonable endeavours to provide the Sellers with at least 10 Business Days’ notice of the Closing Date, so as to enable the Sellers to obtain a final figure for the Closing Date Retired Indebtedness) or (b) at such other place and time or on such other date as the Sellers and FID may mutually determine in writing (the date on which the Closing actually occurs is referred to as the “Closing Date”). A Closing meeting shall also take place at the same time at the London offices of Morgan, Lewis & Bockius LLP, Condor House, 5-10 St Paul’s Churchyard, London, at which the Sellers may deliver any items they are obliged to do so hereunder at Closing, to a representative of FID.

1.3 Benefit of Shares. FID shall be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Target Companies on or after Closing. Any benefits attaching to the Shares on or after Closing held or received by the Sellers shall be held on trust for FID.

1.4 Each of the Sellers hereby authorises the other Seller to act for it in relation to all matters under this Agreement and FID and LEC recognise such authority. Accordingly, and save where this Agreement requires the Sellers to act jointly, any notice given by either Seller shall be deemed to have been given by both of them (unless stated otherwise) so that (for example) any Closing Financial Estimate given by either Seller under Section 2.3(a) shall be deemed to have been given by both of them, any objection by either Seller to a Post-Closing Adjustment Notice under Section 2.3(b) shall be deemed to be an objection by both of them and so that (again for example) any request by either Seller for any action to be taken under Section 6.6(b) shall be deemed to be a request by both of them unless expressly provided otherwise in any such case.

SECTION 2. CONSIDERATION AND CLOSING MATTERS

2.1 Transactions to be Effected at the Closing.

(a) At the Closing, FID shall lend an amount equal to the Closing Date Retired Indebtedness and the Unpaid Target Company Expenses to the Target Companies and the Sellers shall procure that each relevant member of the Target Group fully discharges the

Closing Date Retired Indebtedness and Unpaid Target Company Expenses and shall take such other action as is reasonably required by FID to demonstrate that following such discharge, the Permitted Liens set out in Exhibit B, except for the Standard Security given by CWE Airdrie Limited to Robert Struthers, shall promptly be released.

(b) At the Closing, FID shall deliver to the Sellers:

(i) an amount equal to the Closing Date Cash Consideration in immediately available funds by wire transfer to accounts designated in writing by the respective Seller to FID no later than three (3) Business Days prior to the Closing Date, to be apportioned between the Sellers in the percentages set forth opposite their respective names in Exhibit G (the “Allocation Schedule”);

(ii) a certificate (that shall be given on behalf of FID and LEC (in respect of Sections 8.6, 8.7 and 8.9 only) and without any personal liability on the part of the signatories) certifying that each of the conditions specified in Section 8.1, Section 8.2, Section 8.3, Section 8.6 and Section 8.9, is satisfied in all respects and that to the Knowledge of FID and LEC each of the conditions in Section 8.4, Section 8.5, Section 8.7 is satisfied in all respects; and

(iii) all other documents, instruments or certificates required to be delivered by FID to the Sellers at or prior to the Closing pursuant to this Agreement.

(c) At the Closing, the Sellers shall deliver to FID (and it is agreed that the Sellers are severally and not jointly liable for any failure by either or both of them to comply with this paragraph):

(i) the certificates for the Shares, accompanied by stock transfer forms duly executed by the relevant Seller in a form satisfactory to FID and LEC;

(ii) all other documents and instruments necessary to vest in FID all of the Sellers’ right, title and interest in and to the Shares, free and clear of all Liens, except for the Permitted Liens set out in Exhibit B;

(iii) deeds of release, in a form reasonably satisfactory to FID and LEC, in each case executed by a relevant lender to whom any part of the Target Company Retired Indebtedness is outstanding, confirming that subject to their receipt of an amount equal to their relevant portion of the Target Company Retired Indebtedness, they shall release any security held by them over any member of the Target Group at Closing or if later as soon as reasonably practicable following their receipt of such relevant portion, and if applicable counter-executed by the relevant Target Group member;

(iv) written resignations of all officers (except as otherwise requested by FID no later than three (3) Business Days prior to the Closing Date) and directors of each member of the Target Group, in the form agreed between the parties in each case acting reasonably, to be effective as of the Closing;

(v) irrevocable powers of attorney, in the form agreed between the parties, in each case acting reasonably, executed by the respective Seller, empowering FID (during the period prior to the registration of the Shares in the name of FID) to exercise all rights attaching to the Shares;

(vi) the statutory registers and minute books (written up to the time of Closing), the common seal (if any), certificate of incorporation and any certificates on change of name, in each case for each member of the Target Group;

(vii) signed minutes of a board meeting of each Target Company at which the directors of such Target Company resolve, with effect from Closing, to (A) appoint such persons as FID may direct as directors of such Target Company; (B) approve the registration of the transfer of the relevant Shares, subject only to the transfers being stamped; (C) accept resignations delivered by the current auditors and directors of such Target Company effective as of Closing; (D) appoint such auditors and individuals who are notified to the Sellers as auditors and officers of the Target Group members, respectively, with effect from Closing;

(viii) a certificate (that shall be given on behalf of the Sellers and without any personal liability on the part of the signatory) certifying that each of the conditions specified in Section 7.1, Section 7.2 and Section 7.6 is satisfied in all respects and that to the Knowledge of the Sellers each of the conditions in Section 7.4, Section 7.5, and Section 7.7 is satisfied in all respects;

(ix) copies of all Material Contracts and originals of Real Property Leases (save for Real Property Leases that have been registered at HM Land Registry or with the Scottish Land Registry or that have been submitted for registration, in relation to which a copy only is provided); and

(d) All other documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to this Agreement.

(e) All documents and items delivered at Closing pursuant to this Section 2.1 shall be held by the recipient to the order of the person delivering the same until such time as the Closing shall be deemed to have taken place. Simultaneously with:

(i) delivery of all documents and all items required to be delivered at the Closing in accordance with this Section 2.1 (or waiver of the delivery of it by the person entitled to receive the relevant document or item); and

(ii) receipt of electronic funds transfers by the Sellers of an amount (in aggregate) equal to the Closing Date Cash Consideration (and which is apportioned between the Sellers in the percentages set forth opposite their respective names in the Allocation Schedule) and payment of the Closing Date Retired Indebtedness and Unpaid Target Company Expenses (as required in the latter case by Section 2.3), the documents and items delivered in accordance with this Section 2.1 shall cease to be held to the order of the person delivering them and the Closing shall be deemed to have taken place.

2.2 Further Action. If, at any time after the Closing, any further action is reasonably necessary to carry out the purposes of this Agreement and the other agreements contemplated hereby or to vest FID with full right, title and possession of and to all of the Shares and all rights, property, privileges, power and franchises of the Target Companies, each party will do, or procure the doing of, all acts and things and execute, or procure the execution of, all documents as is reasonably necessary to give full effect to the terms of this Agreement, so long as such action is not inconsistent with this Agreement. For the avoidance of doubt, the Sellers shall bear no responsibility in relation to the payment of stamp duty on the transfer of the Shares to FID hereunder. Upon the terms and subject to the conditions contained herein, prior to the Closing Date, each of the parties hereto shall (a) use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective at Closing the transactions contemplated by this Agreement and any related agreement or certificate, including satisfying the conditions to Closing in Sections 7 and 8 (to the extent that they are within its powers), and (b) cooperate, to the extent practicable, with each other in connection with the foregoing.

2.3 Closing Financial Estimate.

(a) The Sellers shall deliver to FID and LEC, not less than five (5) Business Days prior to the anticipated Closing Date, the Closing Financial Estimate. Following FID’s receipt of the Closing Financial Estimate, the Sellers shall, and shall cause each Target Company to, provide to FID and its authorized representatives reasonable access to all records used in preparing such Closing Financial Estimate and, if applicable, the Target Companies’ outside accountants and their work papers and other documents used in preparing such Closing Financial Estimate. FID shall promptly notify the Sellers orally or in writing (including by email) if it disputes any of the items in the Closing Financial Estimate, specifying each disputed item and the estimated amount thereof in dispute and the basis for such dispute. The parties shall in good faith attempt to promptly resolve any such dispute prior to the Closing Date; provided, however, that if the parties are not able to reach mutual agreement prior to the Closing Date, FID’s calculations of such disputed items shall be reflected on the Closing Financial Certificate (without prejudice to the Sellers’ right to dispute such items pursuant to Section 2.3(e)), but except that the Sellers’ determination as to the amounts of the Target Company Retired Indebtedness shall be adopted. As of the Closing, the Sellers shall deliver to FID and LEC the Closing Financial Certificate. To the extent reflected in the Closing Financial Certificate, at the Closing, FID shall lend an amount equal to the Unpaid Target Company Expenses to the relevant member of the Target Group and procure that the relevant member of the Target Group wires the amount of any Unpaid Target Company Expenses to the applicable Person(s) owed such Unpaid Target Company Expenses pursuant to wire instructions (such wire instructions to be provided to FID by the Target Companies at least three (3) Business Days prior to the Closing Date).

(b) Within sixty (60) days after the Closing Date, FID shall prepare and deliver to the Sellers a written notice (the “Post-Closing Adjustment Notice”) setting forth the good faith determination made by FID of: (A) the Cash; (B) the Target Company Current Assets, (C) the Target Company Current Liabilities, (C) the Target Company Retired Indebtedness, (D) the Unpaid Target Company Expenses; and (E) any Closing Claim. If any asset or liability is denominated in any currency other than sterling it shall be converted into sterling at the exchange rate applicable on the date of Closing as agreed between the parties or as advised by National Westminster Bank PLC in the event of disagreement. Following delivery of the Post-Closing Adjustment Notice, at the written request of the Sellers, FID shall provide the Sellers and their authorized representatives reasonable access to all records used in preparing such Post-Closing Adjustment Notice and, if applicable, FID’s outside accountants and their work papers and other documents used in preparing such Post-Closing Adjustment Notice. Unless the Sellers dispute the calculations in the Post-Closing Adjustment Notice in writing (specifying the basis for such dispute in reasonable detail) within thirty (30) days following delivery of such notice, the Post-Closing Adjustment Notice shall be final and binding

Provided that FID shall delay submission of the Post Closing Adjustment Notice: (i) until the date that is one hundred and twenty (120) days after the Closing Date; or (ii) if earlier such time as: (A) the Target Group has reached agreement (or agreement on all material amounts) as to the amounts due from it to its turbine manufacturers in respect of the Projects and on the amount of any credit to be given by such manufacturers in respect of their prior delays in supplying turbines (the “Turbine Adjustment”) and (B) any contingent liability as at the Closing Date relating to a Closing Claim has been quantified (each a “Contingent Adjustment”). In relation to the Turbine Adjustment, FID shall use reasonable endeavours to procure that such agreement is reached as soon as reasonably practicable and at a reasonable cost and shall consult with the Sellers regarding such agreement. Where such matters have not been so resolved by the end of such one hundred and twenty (120) day period, the Turbine Adjustment shall be excluded from the Post-Closing Adjustment Notice, and the Sellers and FID shall continue to work together and cooperate to resolve the matter as soon as reasonably practicable. When the matter has been resolved, a further Post-Closing Adjustment Notice shall be prepared in relation to the Turbine Adjustment and this Section 2.3 shall again apply and be read mutatis mutandis and all other provisions that apply to the Post-Closing Adjustment shall apply to the Turbine Adjustment if appropriate. In relation to each Contingent Adjustment, where such matter has not been resolved by the end of such one hundred and twenty (120) day period, any unsettled Contingent Adjustment shall be excluded from the Post-Closing Adjustment Notice, and the Sellers and FID shall continue to work together and cooperate to resolve the matter as soon as reasonably practicable. When each such matter has been resolved, a further Post-Closing Adjustment Notice shall be prepared in relation to the relevant Contingent Adjustment and this Section 2.3 shall again apply and be read mutatis mutandis and all other provisions that apply to the Post-Closing Adjustment shall apply to the relevant Contingent Adjustment if appropriate save that any payment required from the Sellers to FID shall be deducted from the Remeasure Payment.

(c) Within ten (10) Business Days following the final determination of the Cash, the Target Company Current Assets, the Target Company Current Liabilities, the Target Company Retired Indebtedness, the Unpaid Target Company Expenses and of any Closing Claim in accordance with this Section 2.3, FID or the Sellers, as applicable, shall effect the net result of the following adjustments (such net result, the “Post-Closing Adjustment”), if any:

(i) if the amount of the Cash as finally determined pursuant to this Section 2.3 is greater than the amount of the Cash set forth in the Closing Financial Certificate, FID shall be required to pay an amount equal to such excess amount to the Sellers;

(ii) if the amount of the Cash as finally determined pursuant to this Section 2.3 is less than the amount of the Cash set forth in the Closing Financial Certificate, the Sellers shall pay an amount equal to such shortfall to FID in the percentages set forth opposite their respective names in the Allocation Schedule;

(iii) if the amount of the aggregate Target Company Current Assets for all members of the Target Group as finally determined pursuant to this Section 2.3 is greater than the amount of the aggregate Target Company Current Assets set forth in the Closing Financial Certificate, FID shall pay an amount equal to such excess amount to the Sellers in the percentages set forth opposite their respective names in the Allocation Schedule;

(iv) if the amount of the aggregate Target Company Current Assets for all members of the Target Group finally determined pursuant to this Section 2.3 is less than the amount of the aggregate Target Company Current Assets set forth in the Closing Financial Certificate, the Sellers shall pay to FID an amount equal to such shortfall in the percentages set forth opposite their respective names in the Allocation Schedule;

(v) if the aggregate amount of: (a) the Target Company Current Liabilities, (b) the Target Company Retired Indebtedness, and (c) the Unpaid Target Company Expenses, for all members of the Target Group as finally determined pursuant to this Section 2.3 is greater than the aggregate amount of: (x) the Target Company Current Liabilities, (y) the Target Company Retired Indebtedness, and (z) the Unpaid Target Company Expenses, for all members of the Target Group set forth in the Closing Financial Certificate, then the Sellers shall pay FID an amount equal to such excess in the percentages set forth opposite their respective names in the Allocation Schedule;

(vi) if the aggregate amount of: (a) the Target Company Current Liabilities, (b) the Target Company Retired Indebtedness, and (c) the Unpaid Target Company Expenses as finally determined pursuant to this Section 2.3 is less than the aggregate amount of: (x) the Target Company Current Liabilities, (y) the Target Company Retired Indebtedness, and (z) the Unpaid Target Company Expenses, for all members of the Target Group set forth in the Closing Financial Certificate, then FID shall pay, or cause to be paid, an amount equal to such shortfall to the Sellers in the percentages set forth opposite their respective names in the Allocation Schedule; and

(vii) if there is a Closing Claim, then the Sellers shall pay FID an amount equal to such Closing Claim in the percentages set forth opposite their respective names in the Allocation Schedule.

(d) If FID is required to pay the Post-Closing Adjustment to the Sellers, FID shall effect such payment by delivering immediately available funds by wire transfer to the accounts of the Sellers designated in writing by the Sellers to FID in the percentages set forth opposite their respective names in the Allocation Schedule within the ten (10) Business Days described in Section 2.3(c). Any obligation of FID to pay the Post-Closing Adjustment (if required to be paid by FID) hereunder may be satisfied by FID or any of its Affiliates. If the Sellers are required to pay the Post-Closing Adjustment to FID, then the Sellers shall effect the payment in the percentages set forth opposite their respective names in the Allocation Schedule by delivering immediately available funds by wire transfer to an account of FID designated in writing by FID to the Sellers within the ten (10) Business Days described in Section 2.3(c).

(e) If the Sellers provide a written notice of dispute (specifying the basis of such dispute in reasonable detail) within thirty (30) days following delivery of the Post-Closing Adjustment Notice, FID and the Sellers shall attempt in good faith to resolve such dispute promptly, but in any event within thirty (30) days after service of the written notice from the Sellers of the dispute. During such thirty (30)-day period, each party and its representatives shall be permitted to review the work papers of the other party and its representatives relating to the dispute and the basis therefor. If FID and the Sellers are unable to resolve all such objections within such thirty (30)-day period (or such longer period as may be agreed upon by FID and the Sellers in writing), FID and the Sellers shall engage a firm of chartered accountants of internationally recognized standing that is, and during the past three (3) years has been, independent from FID, the Sellers and each Target Company and each of their respective Affiliates (or failing such agreement within ten (10) Business Days of any request to agree such a firm by FID or the Sellers, such firm as is appointed by the President of the Institute of Chartered Accountants in England and Wales on the request of either of FID or the Sellers the costs of making such appointment to be borne equally by FID and the Sellers), to promptly determine the amount of the Post-Closing Adjustment (the “Adjustment Auditor”), FID and the Sellers shall instruct the Adjustment Auditor to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, the Post-Closing Adjustment requires adjustment. The Adjustment Auditor shall base its determination solely on written submissions by FID and the Sellers and not on an independent review. FID and the Sellers shall make available to the Adjustment Auditor all relevant work papers and other items reasonably requested by the Adjustment Auditor. As promptly as practicable, but in no event later than thirty (30) days after its retention, the Adjustment Auditor shall deliver to FID and the Sellers a report that sets forth its resolution of the disputed items and amounts and its calculation of the Post-Closing Adjustment; provided, however, that the Adjustment Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The determination of the Adjustment Auditor shall be final and binding upon the parties and the Post-Closing Adjustment Notice shall be deemed amended as appropriate, if applicable. Following such determination, the final and binding Post-Closing Adjustment shall be paid pursuant to the terms of Section 2.3(d). The fees and expenses of the Adjustment Auditor shall be borne by FID and by the Sellers based on the inverse of the percentage of the amount that the Adjustment Auditor (before such allocation) awards in favour of the Sellers or FID, as applicable, as it bears to the total amount of the total items in dispute as originally submitted to the Adjustment Auditor. For example, should the items in dispute total in amount to £1,000 and the Adjustment Auditor awards £600 in favor of the Sellers’ position, sixty percent (60%) of the costs of its review would be borne by FID and forty percent (40%) of the costs would be borne by the Sellers.

2.4 No Tax Withholding. All sums payable by FID or LEC under this Agreement shall be paid free and clear of all deductions or withholding unless the deduction or withholding is required by Law. If such deduction or withholding on account of Tax is required, provided that the Sellers have complied with Section 7.12 and that FID has not waived the condition in Section 7.12, FID and/or LEC as applicable shall pay such additional amount as shall be required to ensure that the net amount received by each Seller will equal the full amount which would have been received by it had no such deduction or withholding been required to be made, provided further that each Seller shall severally use its reasonable endeavours to obtain a credit, relief or remission for, or repayment of or in respect of such additional amount and/or the Tax to which the additional amount relates (including for the avoidance of doubt under any applicable Tax treaty) if such a credit, relief or remission is available, as soon as reasonably practicable. Upon obtaining or receiving any such credit, relief, remission or repayment, the relevant Seller shall promptly pay an amount equal to such credit, relief, remission or repayment (but not exceeding the additional amount paid by FID and/or LED) to FID.

2.5 Certain Acknowledgements. Subject to and without prejudice to the parties obligations under Section 2.2, the Sellers acknowledge and agree that: (i) there exists no firm commitment, binding agreement or promise or other assurance of any kind, whether express or implied, oral or written, that a Registration Statement will become effective or that the IPO pursuant thereto will occur at a particular price or within a particular range of prices or occur at all; (ii) that neither FID nor LEC or any of their officers, directors, agents or representatives nor any Underwriter shall have any liability to the Sellers, the Target Companies or any other person affiliated or associated with the Sellers or the Target Companies for any failure of the Registration Statement to become effective; and (iii) the decision of the Sellers to enter into this Agreement, and the decision of the Sellers to vote in favor of or consent to the transactions contemplated by this Agreement, has been or will be made independent of, and without reliance upon, any statements, opinions or other communications, or due diligence investigations which have been or will be made or performed by any prospective Underwriter, relative to FID, its Affiliates or the prospective IPO.

2.6 [Section deleted]

2.7 Remeasurement.

(a) No later than 31 October 2016, FID and the Sellers shall jointly appoint an independent third party expert with the requisite experience (or if FID and the Sellers are unable to agree on such appointment within ten (10) Business Days of any request to appoint such an expert submitted by either FID or the Sellers, FID and the Sellers shall jointly appoint such one of Garrad Hassan, Mott MacDonald and Green Cat Renewables as FID may select, provided that if FID elects to use Garrad Hassan or Mott MacDonald, FID shall pay the excess costs over and above the costs which would have been charged by Green Cat Renewables) to determine the Revised Projected P50 for each Project based on actual historical data for each Project for the period from 1 May 2015 to 30 September 2016 (both dates inclusive). The parties shall cooperate and work together in good faith to agree in writing the methodology to be used by the expert in making such determination and calculations and that such methodology is set out in Exhibit G as soon as reasonably practicable following the date of this Agreement and in any event by 14 April 2015 (the “Remeasure Condition”).

(b) Where an expert is appointed in accordance with Section 2.8(a), both FID and the Sellers shall provide reasonable access to all records required for the expert to carry out his work. The expert shall be requested to complete his work within twenty-five (25) Business Days of his appointment. Once complete, the expert shall submit his draft report (which shall include all relevant calculations and determinations together with a summary of his methodology) to FID and the Sellers. FID and the Sellers shall be entitled to submit representations to the expert (with a copy to the other party) no later than five (5) Business Days after receipt of his draft report. The expert shall be instructed to deliver his final report within ten (10) Business Days of the expiry of such five (5) Business Day period. Such third party expert shall act as an expert and not as an arbitrator and his decision shall be final and binding on FID and the Sellers. The costs of engaging the expert shall be borne by FID and the Sellers equally.

(c) Once this determination is completed the number shown for each Project in the column headed “Estimated P50” in Exhibit G shall be replaced by the Revised Projected P50 for that Project and the number shown for each Project in the column headed “Rent” in Exhibit G shall be replaced by the revised rent that will be payable based on the Revised Projected P50 for such Project. The revised rent figure and the Revised Projected P50 shall be used to calculate the resultant net income, the aggregate of the revised net income shall be the “Revised Aggregate Net Income”. For the avoidance of doubt the parties shall use the same cost figures as are shown in the rest of Exhibit G whether or not they have been proved accurate.

(d) The Revised Aggregate Net Income shall be multiplied by 11.2 if Closing occurred on or before 15 May 2015 and by 11.235 if Closing occurred after 15 May 2015 and the figure resulting from such calculation shall be the “Final Value”.

(e) If the Final Value is greater than the sum of:

(1) the Initial Value; less

(2) any payment made by the Sellers under this Agreement in respect of any claim that any warranty given by the Sellers in respect of a Project is untrue but only to the extent that such payment by the Sellers was not intended to compensate FID for costs incurred by FID,

(such sum being the “Adjusted Initial Value”), then subject to Section 2.8(f), FID shall pay an amount equal to the excess (the “Remeasure Payment”) to the Sellers in the percentages set forth opposite their respective names in the Allocation Schedule on or before 31 March 2017. If the Final Value is less than the Adjusted Initial Value, the Sellers shall repay an amount equal to the shortfall to FID on or before 31 March 2017, in the percentages set forth opposite their respective names in the Allocation Schedule.

(f) FID shall be entitled to deduct from the Remeasure Payment (ii) any Determined Amounts that have not already been paid by the Sellers; and/or (ii) any Disputed Amounts.

(g) Any payments made under Section 2.8(e) shall be made in immediately available funds by wire transfer to the account of the recipient designated in writing by it to the Sellers or FID, as applicable, no later than three (3) Business Days prior to the relevant payment date.

2.8 Disputed Amounts.

(a) Where any Disputed Amount is retained from any final payment pursuant to Section 2.8(f), FID shall so notify the Sellers in writing, and shall pay such Disputed Amount into a separate bank account in the joint names of the Sellers and FID until the relevant claim has been Determined and during such period, neither party shall be entitled to withdraw, or allow any third party to withdraw, the Disputed Amount from such account, or otherwise establish or permit any charge, lien or other right or encumbrance of any third party over such account.

(b) Any Disputed Amount shall be paid to the account(s) of the Sellers designated pursuant to Section 2.1(b)(i) or retained by FID, in each case as may be Determined, promptly after the claim to which the Disputed Amount relates has been Determined together with all interest accrued in the joint account on the amount so paid.

(c) The provisions set forth in Section 9.2 shall apply to any claim to which a Disputed Amount relates and accordingly any Disputed Amount shall be released to the Sellers if legal proceedings are not initiated in respect of it by FID or LEC within 9 months of the delivery of the relevant Claim Notice or Indemnification Demand.

(d) If on the date on which any Remeasure Payment is paid to the Sellers, legal proceedings have not been issued in relation to a claim to which a Disputed Amount relates, FID or LEC shall provide to the Sellers a written opinion from counsel (of at least ten year’s calling), indicating that the claim to which the Disputed Amount relates is bona fide and has a reasonable prospect of success, failing which such Disputed Amount may not be deducted from the Remeasure Payment and shall be paid to the Sellers.

2.9 Gardrum Amount

(a) If the Gardrum Project is not Commissioned by five (5) Business Days prior to the Closing Date, the Gardrum Amount shall be deducted from the Closing Date Cash Consideration.

(b) Where Section 2.10(a) applies, FID shall thereafter use reasonable endeavours to procure that the Gardrum Project is Commissioned as soon as reasonably practicable and at a reasonable cost and FID shall promptly notify the Sellers in writing when the Gardrum Project is Commissioned. The Sellers shall use their reasonable endeavours to assist FID to manage the Gardrum Project until it has been Commissioned, and to monitor and manage any works required at the Site of the Gardrum Project which are carried out under any contracts between the relevant member of the Target Group and third party contractors. FID shall ensure that the Sellers, and any third party contractors which are under contract to carry out works in relation to the Gardrum Project, are permitted such access as is reasonably required to the Gardrum Project for such works and for the Gardrum Project to be Commissioned.

(c) Promptly after the Gardrum Project has been Commissioned the parties shall seek to agree on the actual amount that has been incurred after Closing on construction costs in respect of the Gardrum Project, failing which such amount shall be determined by a mutually agreed independent third party expert (or failing agreement on such an expert within ten (10) Business Days of any request to agree such an expert by either party, by such firm as is appointed by the President of the Institute of Chartered Accountants in England and Wales on the request of either party). If such construction costs are less than the Gardrum Amount, FID shall pay an amount equal to the shortfall to the Sellers in the percentages set forth opposite their respective names in the Allocation Schedule. If such construction costs are higher than the Gardrum Amount, the Sellers shall pay an amount equal to the excess to FID in the percentages set forth opposite their respective names in the Allocation Schedule. Any such payment shall be made within five (5) Business Days of the date of agreement or determination of such costs to an account designated in writing by the recipient to the paying party no later than three (3) Business Days prior to the relevant payment date.

2.10 Rejection

(a) If the Gardrum Project has not been Commissioned by December 31, 2015, FID shall be entitled (on ten (10) Business Days written notice of) to require the Sellers to purchase the Gardrum Project in the percentages set forth opposite their respective names in the Allocation Schedule. In such event FID shall procure that the member of the Target Group that holds the rights to the Gardrum Project shall transfer all such rights to the Sellers or to such other person as the Sellers shall specify and on completion of such transfer the Sellers shall reimburse the relevant member of the Target Group in the percentages set forth opposite their respective names in the Allocation Schedule for any costs incurred by it in relation to the Gardrum Project and shall repay to FID such sum as is equal to the amount paid by FID to the Sellers in respect of the Gardrum Project minus the amount so paid to such member, together with the reasonable third party costs incurred by FID in connection with the transfer of the relevant Project to the Sellers.

(b) If the Gardrum Project has not been Commissioned by December 31, 2015, and if FID does not require the Sellers to purchase the Gardrum Project in accordance with (a) above, the parties agree that if the Revised Projected P50 for the Gardrum Project would give a value of less than £1,800,000 for the Gardrum Project such Revised Projected P50 shall be replaced by such figure as would give a value of £1,800,000 for the Gardrum Project.

(c) If the Project at Jacobshall Farm, Gamrie, Banff, AB45 3JL has not been Commissioned prior to Closing, the provisions of Sections 2.9 and 2.10 (a) and (b) shall apply mutatis mutandis to such Jacobshall Farm Project except that the Jacobshall Amount shall be the Sellers’ estimate (at the time of preparation of the Closing Financial Certificate) of the construction costs that will remain to be incurred after Closing in relation to such Jacobshall Farm Project until it is Commissioned plus £923,000 and the deemed floor price referred to in Section 2.10(b) for such Jacobshall Project shall be £1,050,000 and all references to the Gardrum Amount in this Agreement shall be deemed repeated but as if they were also references to the Jacobshall Amount.

2.11 Guarantee.

(a) Subject to paragraph (e) below and in consideration of the Sellers agreeing to sell the Target Shares on the terms set out in this Agreement, LEC hereby unconditionally and irrevocably guarantees to the Sellers the due and punctual payment by FID of all of its payment obligations, commitments and undertakings under or pursuant to Sections 2.3, 2.8, 2.9 and 2.10 of this Agreement (the “Guaranteed Obligations”) and agrees to indemnify the Sellers in respect of any breach by FID of any of the Guaranteed Obligations. The liability of LEC under this Agreement in relation to the Guaranteed Obligations shall not be released or diminished by any variation of the terms of this Agreement.

(b) If and whenever FID defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, LEC shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation, commitment or undertaking in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Sellers as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by FID.

(c) This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Obligations shall have been performed or satisfied regardless of the legality, validity or enforceability of any provisions of this Agreement and notwithstanding the winding-up, liquidation, dissolution or other incapacity of FID or any change in the status, control or ownership of FID. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Sellers may now or after the date of this Agreement have or hold for the performance and observance of the Guaranteed Obligations.

(d) Save as agreed in writing between the parties, the obligations of LEC under this guarantee will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of LEC’s obligations under this guarantee including, without limitation:

(i) any time, waiver or consent granted to, or composition with, FID or other person;

(ii) the release of FID or any other person under the terms of any composition or arrangement with any creditor of FID;

(iii) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, FID or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of FID or any other person;

(v) any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of this Agreement or any other document or security;

(vi) any unenforceability, illegality or invalidity of any obligation of FID under this Agreement or any other document or security; or

(vii) any insolvency or similar proceedings.

(e) The provisions of this Section 2.12 are conditional upon and shall only take effect if and when FID has become a direct or indirect subsidiary of LEC.

SECTION 3. WARRANTIES OF THE SELLERS

Each Seller warrants to FID and LEC, as of the date of this Agreement and as of the Closing, as follows except as may be fairly disclosed in the Sellers’ Disclosure Schedule or pursuant to Section 6.7(a) (and for this purpose the parties agree that if any matter is fairly disclosed it shall qualify any warranty to which it is reasonably apparent that it relates, even if that warranty does not expressly refer to the relevant item of the Sellers’ Disclosure Schedule)

Provided always that such warranties are given severally only in respect of the relevant Seller or its own shareholding in relation to any warranty that is given in respect of the Shares and in relation to any warranty (such as the warranties in Sections 3.1(a) and 3.22) that relates to a Seller rather than a Target Company.

3.1 Due Incorporation, Subsidiaries; Etc.

(a) Each of the Sellers is a limited liability company and is duly formed, validly existing and in good standing under the Laws of England and Wales and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted.

(b) Each Target Company is a private limited company duly formed, validly existing and in good standing under the Laws of England and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted. Each Target Company is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing is not likely to have a Target Group Material Adverse Effect.

(c) Section 3.1(c) of the Sellers’ Disclosure Schedule sets forth the name of each of the Target Companies’ Subsidiaries (each a “Target Subsidiary”) and sets forth the number and class of the authorized equity interests of each Target Subsidiary and the number of shares of, or other ownership interests in, each Target Subsidiary that are issued and outstanding, all of which shares or interests (except as set forth on Section 3.1(c) of the Sellers’ Disclosure Schedule) are owned by the relevant Target Company, free and clear of all Liens. Each Target Subsidiary is a private limited company duly formed, validly existing and in good standing under the laws of England and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted. Each Target Subsidiary is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing is not likely to have a Target Group Material Adverse Effect. Except as set forth on Section 3.1(c) of the Sellers’ Disclosure Schedule, no Target Company owns, legally or beneficially, or controls, directly or indirectly, any share capital or capital stock, securities convertible into share capital or capital stock or any other equity interest in any corporation, association or business entity nor is any Target Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

3.2 Charter Documents.

(a) The Sellers have delivered to FID or its counsel true, correct and complete copies of the Charter Documents, including all amendments thereto, of each member of the Target Group.

(b) No member of the Target Group is in default under or in violation of any of the provisions of its Charter Documents.

3.3 Capitalization, Etc.

(a) The Shares constitute all of the issued and outstanding equity interests of the Target Companies except as set forth on Section 3.3(a) of the Sellers’ Disclosure Schedule and are owned legally and beneficially by the Sellers free and clear of all Liens. Upon transfer of the Shares to FID in accordance with the terms of Section 2, FID will receive valid beneficial and legal title to the Shares, free and clear of all Liens except for Permitted Liens set out in Exhibit B.

(b) All of the Shares were issued in compliance with applicable Laws and the relevant Target Company’s Charter Documents. None of the Shares were issued in violation of any contract or agreement to which the Sellers or any Target Company is a party or is subject or in violation of any preemptive or similar rights of any Person.

(c) No Target Company is a party or subject to any Contract obligating such Target Company to issue any equity securities or any other securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of such Target Company. No Target Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(d) No Target Company has outstanding and has not authorized any equity appreciation, phantom equity, profit participation, or similar rights.

(e) No Target Company nor any of the Sellers is a party or subject to any members agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Shares.

(f) There are no obligations, contingent or otherwise, of any Target Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(g) Section 3.3(g) of the Sellers’ Disclosure Schedule contains a true, correct and complete list of the issued equity interests of each Target Subsidiary. There are no outstanding subscriptions, equity options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued equity interests of each Target Subsidiary obligating such Target Subsidiary to issue any securities of any kind or to enter any person into its register of members or equivalent. No Target Subsidiary is a party to, or otherwise bound by, or has granted any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, members agreements or other agreements that may affect the voting or transfer of the equity interests of each Target Subsidiary. Except for equity interests owned by the relevant Target Company and as set forth on Section 3.3(g) of the Sellers’ Disclosure Schedule, there are no other equity interests of any Target Subsidiary that have been issued or reserved for issuance. All of the issued equity interests of each Target Subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable and have been issued and granted in all material respects in compliance with all applicable Laws, including securities Laws. All of the issued equity interests of each Target Subsidiary are not subject to, and were not issued in violation of, any preemptive rights, purchase options, call option, right of first refusal, subscription right or any similar right under any provision of applicable Law, each such Target Subsidiary’s Charter Documents, or any Contract to which such Target Subsidiary is a party or is otherwise bound.

3.4 Financial Statements; Books and Records.

(a) The Sellers (i) have delivered to FID or its counsel true, correct and complete copies of the audited balance sheet and profit and loss account of each member of the Target Group as of December 31, 2013; and (ii) once available, following the date of this Agreement, will have delivered to FID or its counsel, true, correct and complete copies of the audited balance sheet and profit and loss account of each member of the Target Group as of December 31, 2014 (all of the foregoing financial statements accounts of the each member of the Target Group and any notes thereto are hereinafter collectively referred to as the “Financial Statements”). The Financial Statements comply with the United Kingdom’s Companies Act 2006 and have been prepared on a proper and consistent basis in accordance with UK GAAP, and give a true and fair view of the assets, liabilities and state of affairs of the relevant member of the Target Group as at the date indicated therein and of the profits and losses of the relevant member of the Target Group for the period therein specified.

(b) All accounts, books, records and ledgers of each member of the Target Group have been, and are being, fully, properly and accurately maintained in accordance with UK GAAP in all material respects, to the extent applicable, and any other applicable legal and accounting requirements and reflect only actual transactions, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The minute books of each member of the Target Group contain true, correct and complete records of all minutes for all meetings and other corporate actions of the members, board of directors (including committees thereof), members and managers of each member of the Target Group, as applicable, to the extent they are legally required to do so. The statutory registers of each member of the Target Group reflect all issuances, transfers, repurchases and cancelations of equity interests of each member of the Target Group, as applicable. True, correct and complete copies of the minute books and statutory registers of each member of the Target Group have been provided to FID or its counsel by the relevant member of the Target Group.

3.5 Absence of Certain Changes. Since December 31, 2014, (a) there has not been any event, circumstance, development, state of facts, occurrence, change or effect which has had a Target Group Material Adverse Effect, and no event, circumstance, development, state of facts, occurrence, change or effect has occurred to the Knowledge of the Sellers which would reasonably be expected, individually or in the aggregate, to result in a Target Group Material Adverse Effect and (b) except as expressly contemplated by this Agreement, each member of the Target Group has conducted its businesses in the ordinary course of business and there has not occurred any action that, if taken after the date hereof without the consent of FID, would constitute a breach of any of the covenants set forth in Section 5.1.

3.6 Title to Assets.

(a) Section 3.6(a) of the Sellers’ Disclosure Schedule sets forth a complete and accurate list of all material personal properties and assets (excluding, for the avoidance of doubt, Real Property) that are owned, leased or used by any member of the Target Group and which are necessary for the business carried on by such member of the Target Group (collectively, the “Material Assets”). For the avoidance of doubt, Material Assets shall not include any personal properties and assets of any third parties (including the Sellers and their shareholders), save to the extent that such personal properties and/or assets are leased or used by any member of the Target Group. Each member of the Target Group has good and valid title, free and clear of all Liens (except Permitted Liens), to all of the Material Assets owned by it (except for assets sold or otherwise disposed of in the ordinary course of business not in violation of this Agreement since the date of the Financial Statements). All equipment and facilities included in the Projects are in adequate repair and operating condition subject to ordinary wear and tear and are suitable for the purposes for which they are employed and, to the Knowledge of the Sellers, there was and is no material defect, hazard or dangerous safety condition existing with respect to any such equipment or facilities. The tangible and intangible personal property owned or leased by each member of the Target Group, together with all leased real property of each member of the Target Group, all owned, leased or licensed Intellectual Property of each member of the Target Group, and all other assets and rights (including rights under Contracts) of each member of the Target Group: (i) are sufficient for the operation of the business of each member of the Target Group as currently conducted; and (ii) will be so sufficient in respect of Projects not yet Commissioned, when such equipment and facilities as is set forth in Section 3.6(a) of the Sellers’ Disclosure Schedule has been acquired, leased or licensed as set forth therein, by the Target Group, and the Sellers are not aware of any reason why such equipment and facilities cannot be so acquired on reasonable and ordinary commercial terms.

(b) Each member of the Target Group owns or leases or has a contractual right to use, all material equipment and facilities necessary for the operation and maintenance of the Projects or, in respect of Projects not yet operational, has plans to acquire such equipment and facilities. There is no Casualty Defect (regardless of whether covered by insurance) in existence.

(c) Except as set forth in Section 3.6(c) of the Sellers Disclosure Schedule, each Project has achieved Commercial Operation. Each Project is connected to, or has available to it upon commercially reasonable terms, all public and private utility systems whose service is necessary for the utilization of such Project for its intended purpose under the relevant Principal Project Documents, and such Project is receiving all utility services necessary for the full utilization of such Project for its intended purpose under the relevant Principal Project Documents.

3.7 Real Property; Leasehold.

(a) No member of the Target Group owns any real property or any interest in real property other than as set out in the Sellers’ Disclosure Schedule.

(b) Annex B of this Agreement contains a true and complete list of all leases (including any variations thereto) of real property (collectively, the “Real Property Leases”) to which a member of the Target Group is a party (as lessee, sublessee, sublessor or lessor) as of the date hereof and sets forth the address and full conveyancing description (including landowner title number if any), leasehold title number, lease term dates and passing rent of such leased real property. Each Real Property Lease is valid and binding and has not been terminated or repudiated and each member of the Target Group that is a party to any such lease (or variation) and to the Knowledge of the Sellers each of the other parties, were entitled and qualified to enter in to the same and each was validly executed by them. Except as disclosed in Section 3.7 of the Sellers’ Disclosure Schedule, each Real Property Lease has been registered at the Land Registry or in the Land Register of Scotland (as appropriate) and no member of the Target Group has withdrawn any application for registration of any of the Real Property Leases at the Land Registry of England and Wales or in the Land Register of Scotland and no such applications have been rejected. True, correct and complete copies, including all amendments thereto, of such Real Property Leases have been delivered or made available to FID.

(i) None of such buildings, structures or appurtenances that are the subject of the Real Property Leases (or any equipment therein), nor the operation or maintenance thereof, nor the grant of the Real Property Leases violates to the Knowledge of the Sellers any restrictive covenant, right or other burdens whether registered or otherwise or any provision of any Law, or encroaches on any property owned by others in any manner.

(ii) With respect to each Real Property Lease pursuant to which any member of the Target Group is a lessor or sublessor: all rents and additional rents due on each such Real Property Lease have been paid, and in each case, the lessee has been in peaceable possession since the commencement of the original term of such Real Property Lease and is not otherwise in material or substantial default thereunder which would give rise to a right to the landlord under the relevant Real Property Lease and no waiver, indulgence or postponement of the lessee’s or sublessee’s obligations thereunder has been granted by any member of the Target Group, and there exists no such material or substantial default or event, occurrence, condition or act in respect of or on the part of any member of the Target Group which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become such material or substantial default or event of default under any such Real Property Lease.

(iii) With respect to each Real Property Lease pursuant to which any member of the Target Group is a lessee or sublessee: (a) such member of the Target Group has a valid leasehold interest in all leased real property described in each Real Property Lease, free and clear of any and all Liens, except for Permitted Liens, (b) in each case, such member of the Target Group has been in peaceable, undisturbed and exclusive possession since the commencement of the original term of such Real Property Lease or if later the date on which it acquired the relevant Real Property Lease, (except to the extent that it may share the relevant site with a distribution network operator) and is not in material default thereunder and there exists no default or event, occurrence, condition or act in respect of or on the part of such member of the Target Group which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default or event of default under any such Real Property Lease, and (c) in each case, to the Knowledge of the Sellers (based on the initial property searches commissioned by the Target Group at the time of acquisition of the relevant Real Property and without updating those property searches), such member of the Target Group has adequate rights of ingress and egress for operation of the business of such member of the Target Group in the ordinary course. To the Knowledge of the Sellers, there are no restrictions, obligations, conditions, reservations, burdens, easements, overriding interests, servitudes, wayleaves or rights of way whether registered or not which are unduly onerous on or which would adversely affect the Projects or would prevent any member of the Target Group from constructing, installing, operating, maintaining and decommissioning any of the Projects. No condemnation proceeding is, to the Knowledge of the Sellers, pending or threatened which would preclude or impair the use of any such property by any member of the Target Group for the purposes for which it is currently used. The real property described in the Real Property Leases is, to the Knowledge of the Sellers, all the real property that is necessary for the construction, installation, operation, maintenance and decommissioning of the Projects.

3.8 Intellectual Property and Information Technology.

(a) The Target Group has no Target-Owned Intellectual Property. Section 3.8(a) of the Sellers’ Disclosure Schedule sets forth all Intellectual Property exclusively licensed to the Target Companies.

(b) The Target Group possesses documentation relevant to the Trade Secrets that are Target Intellectual Property, that is current, accurate and sufficient in detail and content to identify and explain it and allow its full and proper use without reliance on the special knowledge or memory of others.

(c) Except as set forth in Section 3.8(c) of the Sellers’ Disclosure Schedule: (i) the Intellectual Property identified in Section 3.8(a) of the Sellers’ Disclosure Schedule constitutes all of the Intellectual Property that is necessary for the conduct of the business of the Target Group as currently conducted (excluding any licences for generally-commercially available, off-the-shelf Software); and (ii) to the Knowledge of the Sellers, neither the use of the Target Intellectual Property as currently used by the members of the Target Group in the conduct of their businesses, nor the conduct of the Target Group’s businesses as presently conducted, infringes, misappropriates or violates the Intellectual Property rights of any Person, and no member of the Target Group has received any written charge, complaint, claim, demand or notice in the past thirty-six (36) months alleging any of the same.

(d) Each member of the Target Group uses commercially reasonable measures to protect their Trade Secrets. No such Trade Secrets have been disclosed or permitted to be disclosed to any Person (except in the ordinary and normal course of business and under a written obligation of confidence or except where, in the exercise of its reasonable business judgment, such member of the Target Group decided to no longer keep such Trade Secret confidential), and all such Trade Secrets held outside the Target Group are subject to contractual confidentiality obligations to which at least one member of the Target Group is party and able to enforce.

3.9 Regulatory Matters.

(a) Each member of the Target Group: (i) has obtained, all clearances, consents, certificates, authorizations, licenses, permits, permissions, approvals, waivers, variances, filings, accreditations, exemptions and registrations required under applicable Laws by any Governmental Body to permit the conduct of its business as currently conducted (each, a “Target Permit”), (ii) is in material compliance with such Target Permits, and (iii) all Target Permits which are material to the conduct of each member of the Target Group’s business as currently conducted are identified in Annex B to this Agreement and are valid, have been lawfully implemented and are in full force and effect. Such Annex provides details of any conditions under any such material Target Permit that have been signed off and contains a list of any such conditions that have not been signed off. Except as disclosed in Section 3.9 of the Sellers’ Disclosure Schedule, no applications for consents, authorizations, licenses, permits, permissions or approvals in respect of any Project have been submitted which await determination and there are no decisions or deemed refusals which are or could be subject to appeal. No Governmental Body has provided any written or, to Knowledge of the Sellers, oral notice that it intends to limit, suspend, revoke, withdraw, cancel or modify any such material Target Permits. No claim, action or proceeding (including without prejudice to the generality, any judicial or statutory review) has been asserted or, to the Knowledge of the Sellers, threatened in respect of the Target Permits and to the Knowledge of the Sellers there are no facts, matters or circumstances which could give rise to such proceedings. The Target Companies and the Target Subsidiaries have complied in all material respects with all of the applicable requirements of any applicable Governmental Body and with applicable Laws, without prejudice to the generality, including making all required filings, declarations, listings, registrations, notifications, certifications, reports or submissions, including adverse event reports and that to the Knowledge of the Sellers, there have been no breaches of applicable Laws affecting any Project, the Target Companies, the Target Subsidiaries or the Target Permits. All such filings, declarations, listings, registrations, notifications, certifications, reports or submissions were in compliance with applicable Laws when filed, and no deficiencies have been asserted by any applicable Governmental Body with respect to any Target Permits or filings, declarations, listing, registrations, notifications, certifications, reports, submissions, or other matters and, to the Knowledge of the Sellers, there are no facts that would reasonably give rise to an assertion of such a deficiency.

(b) Other than as set forth in Section 3.9 of the Disclosure Schedule, there are no Planning Agreements binding on the real property used by the Target Group that affect any member of the Target Group’s use of such real property and there are no contractual agreements (written or otherwise) or arrangements relating to community benefit binding on the real property, the Target Companies or the Target Subsidiaries and no such agreements, obligations or contributions are in contemplation.

(c) To the Knowledge of the Sellers, there is no planning, development or road proposal which might materially affect the implementation of the Target Permits, nor the operation of any development permitted by the Target Permits, nor the construction, installation, operation, maintenance and decommissioning of any Project.

(d) To the Knowledge of the Sellers, other than under the Target Permits, no claim or liability (contingent or otherwise) under applicable Laws in respect of the real property used by the Target Group or the Target Permits is outstanding that affects any member of the Target Group, nor is the real property or any development permitted by the Target Permits the subject of a notice to treat or a notice of entry or vesting declaration and no notice, order, resolution or proposal has been published for the compulsory acquisition of the real property or the Real Property Leases (whether in whole or part) or any interest in the real property and to the Knowledge of the Sellers, no circumstances exist which would be reasonably likely to lead to any such notice, order, resolution or proposal.

(e) No Target Company nor any Target Subsidiary has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Body or (ii) failed to disclose a material fact required to be disclosed to any Governmental Body.

(f) The Target Companies and the Target Subsidiaries have at all times complied in all material respects with all applicable Laws relating to rights of publicity, privacy, data protection, and the collection, use, storage and disposal of personal information collected, used, or held for use by a Target Company or a Target Subsidiary in the conduct of their businesses, including any registration requirements. No claim, action or proceeding has been asserted or, to the Knowledge of the Sellers, threatened alleging a violation of any Person’s rights of publicity or privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Laws or rule, policy, or procedure related to rights of publicity, privacy, data protection, information security, or the collection, use, storage or disposal of personal information collected, used, or held for use by a Target Company or a Target Subsidiary in the conduct of their businesses. The Target Companies and the Target Subsidiaries take appropriate technical and employee training measures to ensure that such information is reasonably protected against unauthorized access, use, modification, or other misuse.

3.10 Material Contracts.

(a) Section 3.10(a) of the Sellers’ Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement (provided that and for the avoidance of doubt the Sellers shall not be required to disclose the Principal Project Documents). The Sellers have delivered to FID or their counsel a correct and complete copy of each such Material Contract, each as amended or modified, including any written or material waivers currently in effect with respect thereto.

(b) With respect to each Material Contract: (i) such Material Contract is valid, enforceable and in full force and effect and represents a legally valid and binding obligation of the relevant member of the Target Group, and is, to the Knowledge of the Sellers, with respect to each party thereto other than such member of the Target Group, binding and enforceable against such party in accordance with its terms, in each case subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; and (ii) no member of the Target Group is in material breach or default of such Material Contract, and no circumstances exist that would provide any other party a right to terminate for material breach or default of such Material Contract, and to the Knowledge of the Sellers no other party to such Material Contract is in, or has threatened, material breach or default or a right of termination thereof. To the Knowledge of the Sellers, all covenants to be performed by any other party to any Material Contract have been performed in all material respects. No Target Company has received written notice of cancelation or termination (or indicating an intention to cancel or terminate) or, to the Knowledge of the Sellers, oral notice of, cancelation or termination of (or indicating an intention to cancel or terminate), during the three (3) years prior to the date hereof, a Material Contract.

(c) In the last ten (10) years, no member of the Target Group or any of their respective directors, officers, or employees, or to the Knowledge of the Sellers, consultants or agents, is or has been under: (A) any administrative, civil or criminal investigation or indictment by any Governmental Body, or (B) any audit by any Governmental Body.

(d) No member of the Target Group: (i) owes any indemnity payment to any counterparty to any Principal Project Document, or (ii) has any knowledge of any event, act, circumstance or condition which constitutes, or, with the passage of time could reasonably be expected to constitute, an event of force majeure under any Principal Project Document. The consummation of the transactions contemplated by this Agreement would not give any party to any Principal Project Document the right to terminate or alter the terms of such contract or a right to claim damages thereunder. Each member of the Target Group is a party to all contracts that are necessary for the ownership, installation, financing and operation of the applicable Projects which it owns.

(e) Copies of the Principal Project Documents are in the possession of the Sellers and will be delivered to FID at Closing:

(i) the Sellers have not been notified of and, to the Knowledge of the Sellers, there is no Action in relation to any Principal Project Document;

(ii) to the Knowledge of the Sellers no Action is threatened or pending in relation to any Principal Project Document; and

(iii) to the Knowledge of the Sellers, no circumstances, facts or matters exist which could result in any of the foregoing.

3.11 Liabilities. Except for: (a) Liabilities set forth on and fully reserved against in the Financial Statements and/or that will be shown on the Closing Financial Certificate and/or Post-Closing Adjustment Notice, (b) Liabilities that are immaterial and have been incurred in the ordinary course of business since the date of the Financial Statements, (c) Liabilities incurred by any member of the Target Group pursuant to or in connection with the execution and delivery of this Agreement that if not paid by such member of the Target Group prior to the Closing shall be deemed Unpaid Target Company Expenses, and (d) Liabilities that are set forth in the express terms of the Material Contracts and Target Permits (other than as a result of any breach or nonperformance thereof), no member of the Target Group has any Liabilities that would be required to be accrued or disclosed on a balance sheet or financial statements for any member of the Target Group prepared in accordance with UK GAAP. No member of the Target Group has, nor has ever had, any assets or any Liabilities which do not arise from or otherwise relate to the ownership or operation of the Projects.

3.12 Compliance with Laws. Each member of the Target Group is in material compliance with all applicable Laws, including those relating to employment, and no member of the Target Group has received any warning letters, notices of adverse findings, or similar documents that assert a lack of substantial compliance with any applicable Laws, except for warning letters, notices of adverse findings, or similar documents that are immaterial, that have been cured prior to the date hereof or that are no longer being asserted.

3.13 Feed-In Tariff. Except as shown in Section 3.10(a) of the Sellers’ Disclosure Schedule, each member of the Target Group has obtained and maintains in force (and has committed no act or omission which has, would, or would be likely to render invalid or susceptible to revocation) a valid certificate and/or accreditation, relating to each Project that has been commissioned which it owns: (a) confirming its status as a “renewable source of electricity” as defined in the United Kingdom’s Regulation 47 of the Climate Change Levy (General) Regulations 2001 (as amended); (b) confirming its accreditation with OFGEM as being capable of receiving levy exemption certificates in relation to exemption from the climate change levy introduced pursuant to the United Kingdom’s Finance Act 2000 and associated legislation (as amended); and (c) confirming its accreditation as a generating station capable of generating electricity from renewable resources as set out in the United Kingdom’s Electricity (Guarantees of Origin of Electricity Produced from Renewable Energy Sources) Regulations 2003. Each Project is an “Eligible Installation” on a “Site”, as such terms are defined under The Feed-In Tariff Order 2012 and Schedule A to Standard Condition 33 of the UK Electricity Supply Licence.

3.14 Grid Code Compliance.

(a) Except as shown in Section 3.14(a) of the Sellers’ Disclosure Schedule, all necessary grid connections to the National Electricity Transmission System (as defined in the Grid Code) in respect of the Projects are currently in place and there are no material issues outstanding in respect thereto.

(b) No member of the Target Group and no Project is in contravention of the Grid Code.

3.15 Certain Business Practices. No member of the Target Group, none of their respective officers, directors, employees and, to the Knowledge of the Sellers, their respective agents, each other Person authorized to act on behalf of such member of the Target Group, and each other Person for whom any member of the Target Group may be liable for, in each case, acting on behalf of such member of the Target Group, seeking to further the business interests of such member of the Target Group, (a) has used or is using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has made any direct or indirect unlawful payments to any foreign or domestic Government Official or health care professional; (c) has violated or is violating any Anti-Corruption Laws; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has made, or is not making, any false, materially misleading, or fictitious entries on its accounting books and records; (f) has made or received, or is making or receiving, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or paid or paying any fee, commission or other payment that has not been properly recorded on the applicable member of the Target Group’s accounting books and records as required by the Anti-Corruption Laws; or (g) has otherwise given or received anything of value to or from any Person for the purpose of obtaining or retaining business or to secure an improper advantage. Each member of the Target Group has adopted and implemented an internal policy to ensure its compliance with applicable Anti-Corruption Laws.

3.16 Related Party Transactions. Save as identified in Section 3.10(a) of the Sellers’ Disclosure Schedule, (i) there are no material obligations of the Sellers or any member of the Target Group to officers, directors, equityholders or employees of any member of the Target Group other than: (a) for payment of salaries and bonuses for services rendered, and (b) reimbursement of customary and reasonable expenses incurred on behalf of such member of the Target Group save as identified in Section 3.10(a) of the Sellers’ Disclosure Schedule, (ii) the Sellers are not directly interested in any Material Contract, and (iii) neither the Sellers nor any of its respective Affiliates (other than the members of the Target Group) owns, leases or subleases any real property, personal property or fixtures or any other assets used by or in connection with the ownership or operation of any of the Projects.

3.17 Tax Matters.

(a) Each member of the Target Group has duly and timely filed all Tax Returns that it was were required to file under applicable Laws and regulations. All such Tax Returns are correct and complete in all material respects and were prepared in material compliance with all applicable Laws and regulations, except that such returns may understate the reliefs to which the relevant member of the Target Group is entitled. All Taxes that have become due and owing by each member of the Target Group (whether or not shown on any Tax Return) have been paid, except for Taxes accrued or specifically reserved in the Closing Financial Statement. No member of the Target Group is currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of, or interests in, any member of the Target Group.

(b) No Tax audits, enquiries, disputes or administrative or judicial proceedings are being conducted, are pending, and no member of the Target Group has been notified by any Governmental Body that any Tax audit, enquiry or administrative or judicial proceeding is contemplated. There is no claim against any member of the Target Group for any Taxes imposed on or with respect to such member of the Target Group, and no assessment, deficiency or adjustment has been asserted, proposed or threatened with respect to any Tax Return of or with respect to any member of the Target Group. No inquiry or claim has ever been made by an authority in a jurisdiction where any member of the Target Group does not file Tax Returns that such member of the Target Group is or may be subject to Tax in that jurisdiction.

(c) No member of the Target Group is a party to any agreement with any Affiliate or third party relating to allocating or sharing the payment of, or liability for, Taxes.

(d) Each member of the Target Group has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder, or other third party.

(e) Since December 31, 2014:

(i) no member of the Target Group has been involved in any transaction that has given, may give or would, but for the availability of any Relief, give rise to any Tax other than in respect of actual income earned by it in the course of its trade;

(ii) no member of the Target Group has declared, made or paid any distribution within the meaning of any legislation in any relevant jurisdiction;

(iii) no accounting period of any member of the Target Group has ended; and

(iv) no disposal has taken place or other event occurred which will or may have the effect that that a chargeable gain could or would accrue to any member of the Target Group.

(f) All Reliefs that are shown as assets in the Closing Financial Certificate of the Target Group or that have been taken into account in computing and so reducing or eliminating any provision of deferred Tax which appears, or would otherwise have appeared in the Financial Statement have been properly calculated and used and there are no circumstances existing that may lead to such Relief being lost, denied or required to be set off against income, profits or gains earned, accrued or received on or before the Closing by any member of the Target Group.

(g) Each member of the Target Group has complied in all material respects with all of its duties under all legislation relating to Tax except that the returns filed by it may understate the reliefs to which member of the Target Group is entitled and has kept all records, made all returns and supplied all information and given all notices and made all disclosures to any Tax authority as reasonably requested or required by law within any requisite period. The records, invoices and other information relating to Tax kept by each member of the Target Group form part of accounting arrangements that enable the Tax Liabilities of each member of the Target Group to be calculated accurately in all material respects. All such returns and information and notices and any statements or disclosures made to any Tax authority were and remain correct and accurate in all material respects except as stated above.

(h) Each member of the Target Group has duly submitted all claims, disclaimers, elections, surrenders and applications, which have been assumed to have been made for the purposes of the Financial Statements and the Closing Financial Certificate (and which should have been filed prior to the date of this Agreement or of Closing as applicable), and details of any such, disclaimers, elections, surrenders and applications are set forth in Section 3.17(h) of the Sellers’ Disclosure Schedule.

(i) All documents in the enforcement of which any member of the Target Group is or may be interested have been duly stamped and all such duty and any interest and penalties have been duly paid to the extent that stamp duty was applicable. All transfer Taxes that any such documents may have been subject to have been paid. All reliefs from stamp duty, transfer Tax or similar duty or tax where available have been claimed, and there are no circumstances (including the Closing) under which any such relief could be withdrawn.

(j) No member of the Target Group is a party to any share option scheme or any other employee profit participation arrangement. No employment related income Taxes or social security or national insurance contributions will arise as a result of the sale of any Shares or repayment of any indebtedness at the Closing.

(k) Each member of the Target Group is and has at all times been resident for Tax purposes in the jurisdiction in which it was incorporated and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). No member of the Target Group is or has ever been subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction. No member of the Target Group constitutes a permanent establishment of any other person, business or enterprise for any Tax purpose.

(l) All transactions entered into by each member of the Target Group have been entered into on arm’s length terms and no notice or enquiry by any Tax authority has been made in connection with any such transaction. Each member of the Target Group has complied with all applicable Laws, rules and regulations relating to transfer pricing.

(m) No member of the Target Group is or will be liable to pay, or make reimbursement or indemnity in respect of, any Tax (or any amount corresponding to Tax) in consequence of the failure by any other person to discharge that Tax or amount within any specified period or otherwise, nor is it liable for any Tax as the agent of any other person or business.

(n) No member of the Target Group has entered into any indemnity, election, guarantee or covenant under which it has agreed or can be procured to meet or pay a sum equivalent to or by reference to another person’s liability to Tax.

(o) No member of the Target Group has entered into or been a party to any scheme or arrangement which has no business purpose or of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability for Tax.

(p) To the extent required by Laws, each member of the Target Group is duly registered for the purposes of any applicable value added tax (“VAT”) and has duly paid or provided for all amounts of VAT and/or similar Taxes for which such member of the Target Group is liable. Each member of the Target Group has made, given, obtained and kept complete, correct and up-to-date returns, records, invoices and other documents appropriate or required by Laws for those purposes. The registration is not subject to conditions imposed by or agreed with the relevant Tax authority.

(q) The Financial Statements fully accrue all Liabilities for Taxes with respect to all periods through the dates thereof in accordance with UK GAAP. No Taxes have been or will be incurred by any member of the Target Group for the period from the date of the Financial Statements through the Closing Date other than in the ordinary course of business.

(r) No member of the Target Group is, nor has ever been, a close investment holding company as defined in section 34 of Corporation Tax Act 2010 (“CTA 2010”). No distribution within section 1064 of CTA 2010 has been made by any member of the Target Group during the last six years ending on the Closing Date. Any loans or advances made, or agreed to be made, by any member of the Target Group within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Sellers’ Disclosure Schedule. No member of the Target Group has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

(s) The Sellers have delivered to FID (i) complete and accurate copies of all Tax Returns for 2011 through 2013, and (ii) complete and accurate copies of the Target Companies’ 2012 and 2013 income Tax provision calculation and supporting workpapers prepared in accordance with UK GAAP (in each case only insofar as the relevant member of the Target Group was then in existence, and (iii) complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Target Companies since 2011.

(t) No member of the Target Group has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(u) No member of the Target Group is a party to any joint venture, partnership, limited liability company or other similar arrangement or contract that could be treated as a partnership for United States federal income Tax purposes.

(v) No member of the Target Group has ever made an affirmative election to be treated as a corporation, partnership or disregarded entity for United States Tax purposes.

3.18 Employee Matters.

(a) No member of the Target Group has, or during the past six (6) years had, any employees. No member of the Target Group is (nor has any ever been or had any obligation to be) a party to any agreement or arrangement, custom or practice for the payment of, or contribution towards, the provision of any pensions, lump sums or similar benefits on retirement, death, termination of employment (whether voluntary or not), sickness or disablement for the benefit of any employee or the dependents of any such person (whether legally enforceable or not, actual or contingent) nor has any proposal to establish any such agreement or arrangement been announced or communicated to any person.

(b) Except as set forth on Section 3.18(b) of the Sellers’ Disclosure Schedule, neither the execution and delivery of this Agreement nor the transactions contemplated herein (either alone or in combination with any other event) will result in any payment becoming due from any member of the Target Group to any employee, former employee, officer or director of any member of the Target Group.

(c) Each member of the Target Group’s relationships with all individuals who act as consultants can be terminated at any time for any reason upon no more than thirty (30) days’ written notice without amounts being owed to such individuals, other than with respect to compensation or payments accrued before the notice of termination. All individuals who perform services for any member of the Target Group who have been classified as other than employees have been properly classified.

3.19 Environmental Matters.

(a) (i) No member of the Target Group is required to have any Environmental Permits;

(b) Each member of the Target Group is and has been in compliance in all material respects with, and has no Liability under, any and all applicable or required Environmental Laws;

(c) There are no past, pending, or threatened Environmental Claims against any member of the Target Group, and no member of the Target Group is aware of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against any member of the Target Group;

(d) No Releases of Hazardous Substances have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim against any member of the Target Group;

(e) No member of the Target Group, predecessor company of any member of the Target Group, or any entity previously owned by any member of the Target Group, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location which has or could result in an Environmental Claim against any member of the Target Group;

(f) There are no (i) polychlorinated biphenyl containing equipment, (ii) underground storage tanks, or (iii) asbestos containing material at the Real Property;

(g) There are no Phase I or Phase II environmental assessments, environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of any member of the Target Group (or any advisors or representatives thereof) with respect to any Real Property which have not been delivered to FID prior to execution of this Agreement;

(h) No member of the Target Group has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Body under any Environmental Laws;

(i) No member of the Target Group has, either expressly or by operation of law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws, including but not limited to, any obligation for investigation, corrective or remedial action; and

(j) No member of the Target Group has failed to perform or suffered any act which could give rise to, or has otherwise incurred, liability to any Person (governmental or not) under any Environmental Law.

3.20 Insurance. Each member of the Target Group has the insurance policies and fidelity bonds of the types and in the amounts set forth in Section 3.20 of the Sellers’ Disclosure Schedule (collectively, “Insurance Policies”). There is no claim (or to the Knowledge of the Sellers, occurrence that would reasonably be expected to give rise to a claim) pending or incurred but not yet reported under any of the Insurance Policies as to which coverage has been or is reasonably expected to be questioned, denied or disputed by the underwriters of such Insurance Policies. The Sellers have provided to FID or their counsel true, correct and complete copies of all Insurance Policies, together with all endorsements, schedules and amendments related thereto. All Insurance Policies are in full force and effect, the policy periods have not yet ended and all premiums due and payable thereon have been paid in full on a timely basis, and each member of the Target Group is in compliance in all material respects with the terms and conditions of such Insurance Policies. To the Knowledge of the Sellers, there is not any threatened cancellation, avoidance, rescission, revocation, non-renewal, termination or material premium increase with respect to any Insurance Policy. Neither the execution of this Agreement nor the consummation of the Acquisition or the other transactions contemplated hereby will result in the termination of any Insurance Policy. The Insurance Policies are, in the reasonable opinion of the Sellers, sufficient for compliance with all Laws and Contracts to which each member of the Target Group, or their respective assets, are subject.

3.21 Litigation. There is no claim, hearing, enforcement, audit, investigation, agency proceeding, charge, lawsuit, action (including arbitration or mediation) or other legal proceeding (“Action”) pending (or, to the Knowledge of the Sellers, threatened) against any member of the Target Group. There is no Action against another Person brought by any member of the Target Group currently pending. No member of the Target Group is a party or subject (as a specifically identified Person against which any of the following were issued) to the provisions of any order, writ, injunction, judgment or decree of any Governmental Body and none of the foregoing is outstanding against any member of the Target Group.

3.22 Authority; Binding Nature of Agreement. Each of the Sellers, have the requisite power, authority and legal capacity to enter into and perform its obligations under this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Acquisition have been duly authorized by all necessary corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and, assuming due authorization, execution and delivery by FID, constitutes the valid and binding obligations of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by: (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

3.23 [Intentionally Deleted]

3.24 Non-Contravention; Consents. The execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated by this Agreement will not cause a: (i) violation of any of the provisions of the Charter Documents of any member of the Target Group; (ii) violation by any Seller or any member of the Target Group of any Law applicable to any Seller or any member of the Target Group; (iii) Lien to be imposed on any assets of any Seller or any member of the Target Group; or (iv) violation of, or result in the loss of any benefit under or constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, or accelerate the performance required under any Material Contract or Target Permit binding upon any Seller or any member of the Target Group . Except as set forth on Section 3.24 of the Sellers’ Disclosure Schedule, neither Seller nor any member of the Target Group is required to obtain any Consent from any Governmental Body or party to a Material Contract at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by either Seller of the Acquisition.

3.25 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Acquisition or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or any Target Company.

3.26 Bank Accounts. Section 3.26 of the Sellers’ Disclosure Schedule sets forth a complete list of: (a) the name of each financial institution in which each Target Company maintains accounts or safe deposit boxes; (b) the names in which such accounts or boxes are held; (c) the type of account and account number; and (d) the name of each person authorized to draw thereon or have access thereto. Section 3.26 of the Sellers’ Disclosure Schedule sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from each Target Company and a description of the terms of such power of attorney.

3.27 Pensions. Each Target Company is not (nor has it ever been or had any obligation to be) a party to any agreement or arrangement, custom or practice for, or under any obligation relating to, the payment of, or contribution towards, the provision of any pensions, lump sums or similar benefits on retirement, death, termination or employment (whether voluntary or not), sickness or disablement for the benefit of any employee or the dependents of any such Person (whether legally enforceable or not, actual or contingent) nor has any proposal to establish any such agreement or arrangement been announced or communicated to any Person.

3.28 Solvency. Immediately prior to giving effect to the transactions contemplated by this Agreement, each member of the Target Group is able to pay its debts as they become due and shall own or have the right to acquire property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Target Group.

SECTION 4. WARRANTIES OF FID

FID warrants to the Sellers, as of the date of this Agreement and as of the Closing, as follows:

4.1 Due Incorporation; Subsidiaries.

(a) FID is a private limited company duly incorporated, validly existing and in good standing under the Laws of England.

(b) As at the date of this Agreement, FID does not have any Subsidiaries. FID shall have Subsidiaries from the Closing.

4.2 Authority; Binding Nature of Agreement. FID has the requisite power, authority and legal capacity to enter into and perform its obligations under this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Acquisition have been duly authorized by all necessary corporate action on the part of FID. This Agreement has been duly executed and delivered by FID and, assuming due authorization, execution and delivery by the Sellers, constitutes the valid and binding obligations of FID, enforceable against FID in accordance with its terms, except as such enforceability may be limited by: (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.3 Non-Contravention; Consents. The execution and delivery of this Agreement by FID and the consummation by FID of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of FID, (b) cause a violation by FID of any Law applicable to FID, or (c) cause a violation of, result in the loss of any benefit under or constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under any material Contract binding upon FID, except, in the case of clauses (b) and (c), for any such violations or occurrences, if any, that would not reasonably be expected to have a material adverse effect on the ability of FID or to consummate the Acquisition or other transactions contemplated hereby (each such material adverse effect, a “FID Material Adverse Effect”). Except as may be required by the HSR Act or any applicable Other Antitrust Laws or governmental regulation and any Consent that would not reasonably be expected to have a FID Material Adverse Effect, FID is not required to obtain any Consent from any Governmental Body or any party to a material contract that is binding on FID at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Acquisition.

4.4 Litigation. As of the date of this Agreement, there is no Action pending before any court of competent jurisdiction or other Governmental Body (or, to the Knowledge of FID, threatened) against FID challenging the Acquisition.

SECTION 5. CERTAIN COVENANTS OF THE SELLERS

5.1 Conduct of the Business of the Target Companies. During the Pre-Closing Period (except with FID’s prior written consent, not to be unreasonably withheld or delayed), the Sellers shall cause each member of the Target Group to (1) use reasonable endeavours to carry on and operate its business in the ordinary course (including authorizing and carrying out development activities consistent with past practice and using commercially reasonable efforts to keep available the services of each member of the Target Group’s current officers and key service providers; provided, however, in no event shall any Target Company put in place any new employee retention agreements) and (2) use best efforts to comply in all material respects with (A) applicable Laws, (B) the requirements of all Material Contracts and (C) the Target Permits, and the Sellers shall, use reasonable endeavours to, procure that neither any member of the Target Group nor any of the Sellers is (or would be at Closing) in breach of Section 3. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Sellers’ Disclosure Schedule or to the extent expressly required pursuant to Sections 1, 2, 5 or 6 of this Agreement, the Sellers shall cause each member of the Target Group not to (without the prior written consent of FID, not to be unreasonably withheld or delayed):

(a) amend its Charter Documents;

(b) (i) split, combine, reclassify, redenominate or otherwise change any of its equity or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares or any other equity interest in any Target Company, (ii) declare, set aside or pay any non-cash dividend or make any other non-cash distribution on or in respect of its Shares, or (iii) purchase, redeem or otherwise acquire any Shares, or any rights, warrants or options to acquire any Shares;

(c) issue, grant or deliver any Shares or any other equity interest in any Target Company, any shares or other equity interests, as applicable, of any Target Subsidiary or any other securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such Shares or any other equity interest in any Target Company, shares or other equity interests, as applicable, of such Target Subsidiary or any other securities;

(d) incur, or modify in any material respect the terms of, any Debt other than in the ordinary course of business of the Target Group;

(e) mortgage, pledge or otherwise encumber any assets or sell, transfer, assign, license or otherwise dispose of any material assets, save as required under any Financing Agreements or under any lien that may apply to any asset in favour of any person doing any repairs to that asset;

(f) (i) waive, release, assign or exercise (other than in the ordinary course of business) any right under, terminate (except for an expiration in accordance with its terms) or make any material change in (whether by amendment or modification or otherwise), any Material Contract, or enter into or renew any Contract (other than automatic renewals of Contracts in existence on the date hereof pursuant to their terms) that, if entered into on or prior to the date hereof, would constitute a Material Contract or (ii) waive any material right of any Target Company under, or abandon, cease to prosecute or fail to maintain, sell or otherwise dispose of or license or assign any Target Permit or Target Intellectual Property;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, except to another member of the Target Group;

(h) make or authorize any capital expenditures, capital additions or capital improvements in excess of £25,000 individually or £50,000 in the aggregate, save as set forth in Section 3.6 of the Sellers’ Disclosure Schedule;

(i) (i) merge or consolidate with any Person or adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or (ii) form any Subsidiary, acquire any Person or acquire (including by merger, consolidation, acquisition of shares, stock or assets or otherwise), directly or indirectly, any securities, properties, interests or businesses;

(j) acquire directly or indirectly, any assets other than the acquisition of assets in the ordinary course of business with a purchase price that does not exceed £50,000 in the aggregate, save as set forth in Section 3.6 of the Sellers’ Disclosure Schedule;

(k) fail (i) to use reasonable endeavours to keep in full force and effect all Insurance Policies, other than such policies that expire by their terms (in which event each Target Company shall, and shall cause each relevant Target Subsidiary to, use reasonable endeavours so that such policies and coverage will be renewed or replaced) and (ii) to cause each member of the Target Group to ensure that it maintains (including, if required, by renewing the Insurance Policies) substantially the same insurance coverage types and amounts and substantially the same insurance policy premiums as the Insurance Policies up until Closing (it being acknowledged that some of the Insurance Policies will expire on Closing (as described in Section 3.20 of the Sellers’ Disclosure Schedule) and that the Sellers have no obligations to procure any extension of any Insurance Policies beyond Closing);

(l) pay or discharge any claims, Liens or Liabilities which are not reserved for or reflected on the balance sheets included in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since December 31, 2013 (other than transaction costs incurred by any member of the Target Group in connection with the transactions contemplated by the Agreement) in excess of £50,000 in the aggregate except as set out in Section 3.6 of the Sellers’ Disclosure Schedule;

(m) (i) grant or pay any severance or termination pay or benefits to any director, officer or employee of any member of the Target Group; (ii) establish, adopt, enter into, amend or terminate any plan, agreement, program, policy, trust, fund or other arrangement that would be a breach of Section 3.18 if it were in existence as of the date of this Agreement; (iii) increase the compensation or fringe benefits of any current or former employee, director or officer of any member of the Target Group; or (iv) grant or pay any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any director, officer or employee of any member of the Target Group, except, in each case, as required to comply with applicable Law or the terms of any agreement in existence as of the date of this Agreement set forth on Section 5.1(I) of the Sellers’ Disclosure Schedule;

(n) make any change in any method of accounting or accounting practice, except that each member of the Target Group shall be permitted to make changes reasonably determined by any Target Company in good faith to be required to comply with applicable Law;

(o) waive, release, assign, compromise, commence, settle or agree to settle any pending Action (including any such Action relating to this Agreement or the transactions contemplated hereby) other than waivers, releases, compromises or settlements in the ordinary course of business that involve only the payment of monetary damages not in excess of £10,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, any Target Company;

(p) (i) hire any person for employment with any member of the Target Group or (ii) remove any officer of any member of the Target Group except as contemplated by this Agreement;

(q) except as required by applicable Law, make or change any accounting method or election in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r) write off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves; or

(s) agree or commit to take any of the actions described in clauses “(a)” through “(r)” of this Section 5.1.

5.2 No Solicitation.

(a) During the period ending on 31 July 2015, each Seller (severally and not jointly) shall not, and shall cause each member of the Target Group not to, authorize, instruct or permit their respective officers, directors or employees or instruct any investment banker, attorney or other advisor or representative retained by it to (i) solicit, initiate, facilitate or encourage any inquiries, proposals or offers with respect to, or the submission of, any Takeover Proposal by any Person (other than FID or its Affiliates or representatives) or any inquiry, proposal or offer that is reasonably likely to lead to a Takeover Proposal, (ii) engage, continue or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to any member of the Target Group that constitutes, or may reasonably be expected to lead to, any Takeover Proposal by any Person (other than FID or its Affiliates or their respective representatives) other than to state that they are not permitted to have discussions and to refer to this Agreement, or (iii) resolve to propose or agree to do any of the foregoing. It is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of any member of the Target Group or any investment banker, attorney or other advisor or representative of any member of the Target Group, acting on behalf of, and with the specific authorization of, such member of the Target Group, shall be deemed to be a breach of this Section 5.2(a) by the Sellers.

(b) The relevant Seller promptly (and in all events within one (1) Business Day) shall advise FID orally and in writing of the receipt of any Takeover Proposal, inquiry or indication of interest that could lead to a Takeover Proposal, or request for nonpublic information and the material terms and conditions of any such Takeover Proposal, inquiry or request, and the identity of the Person making any such Takeover Proposal, inquiry or request (including an accurate and complete copy thereof). The relevant Seller will promptly keep FID informed in all material respects of the status and details (including amendments or proposed amendments) of any such Takeover Proposal. Each Seller severally agrees not to, without the prior written consent of FID, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which that Seller is a party.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Release. For and in consideration of the amounts payable to the Sellers under this Agreement and subject to such payment including the payment of the Target Company Retired Indebtedness that is owed to the Sellers, effective as of the Closing Date, the Sellers hereby release, acquit and forever discharge each Target Company, FID, LEC, and each of their present and former officers, directors and employees and each of their respective heirs, executors, administrators, successors and assigns, of and from any and all manner of action or actions, cause or causes of action, demands, rights, Damages, Liabilities, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, contracts, controversies, agreements and claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity, which any Seller ever had, now has, or which it may have or shall have against any Target Company, FID, their respective Subsidiaries or any other Person referred to above arising out of any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing at or prior to the Closing (“Sellers Claims”); provided, however, that notwithstanding the foregoing or anything else contained herein to the contrary, the Sellers are not releasing, acquitting or discharging any Sellers Claims or rights or remedies to which any Seller is entitled under this Agreement or any other agreements entered into in connection with this Agreement.

6.2 Regulatory Filings. If LEC (or any of its Affiliates) determines in good faith that a Notification and Report Forms relating to the transactions contemplated herein with the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “DOJ”) is reasonably necessary to comply with the HSR Act or that any filings or notices with any Foreign Antitrust Authorities are reasonably necessary to comply with Other Antitrust Laws, the parties hereto shall act in accordance with this Section 6.2, but subject to the payment of all reasonable costs of the Sellers by FID. As soon as reasonably practicable following such determination, the Sellers and FID (or its Affiliates) shall file such Notification and Report Forms with the FTC and DOJ. In addition, to the extent applicable, the parties shall file with the applicable Foreign Antitrust Authorities the pre-merger notification forms and other filings and notices required by Other Antitrust Laws, that are identified by FID. Any applicable filing fees in connection with the filings required under this Section 6.2 shall be borne by FID. The Sellers and FID each shall (a) promptly supply the other party and LEC with any information which may be required in order to effectuate such filings, (b) use commercially reasonable efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act and any applicable Other Antitrust Laws, and (c) promptly supply any additional information which may reasonably be required by the FTC, the DOJ or Foreign Antitrust Authorities and which the parties may reasonably deem appropriate. The Sellers and FID will notify the other party and LEC promptly upon the receipt of (i) any comments from any officials of the FTC, the DOJ or Foreign Antitrust Authorities in connection with any filings made pursuant hereto and (ii) any request by any officials of the FTC, the DOJ or Foreign Antitrust Authorities for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws, including the requirements of the HSR Act and Other Antitrust Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.2, the Sellers, FID or FID’s Affiliates, as the case may be, will promptly inform the other party and LEC of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement. The Sellers and FID shall give the other party and LEC prompt notice of the commencement or known threat of commencement of any proceeding by or before any Governmental Body with respect to the Acquisition or any of the other transactions contemplated by this Agreement, keep the other party informed as to the status of any such proceeding or threat, and in connection with any such proceeding, the Sellers or FID will permit authorized representatives of the other party and LEC to be present at each meeting or conference relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such proceeding, provided, however, that LEC shall be solely responsible for the final content of any substantive oral or written communications with any applicable Foreign Antitrust Authorities. Upon the terms and conditions set forth herein, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the Acquisition and other transactions contemplated hereby in accordance with the terms hereof, including, if LEC determines in accordance with Section 6.2 that filings with the DOJ, FTC or Foreign Antitrust Authorities are required, obtaining all authorizations, approvals, consents, or expirations of applicable waiting periods in connection with such filings. Notwithstanding anything in this Agreement to the contrary, in no event will FID or LEC be obligated to (A) propose, or agree to accept, any undertaking or condition, to enter into any consent decree, to make any sale, divestiture or disposition, to accept any operational restriction (including any requirement to hold separate (including by trust or otherwise) any business, operations, product lines or assets), (B) take any other action that, in the reasonable judgment of FID or LEC, could be expected to limit the right of FID or LEC, as applicable, to operate, own, operate or retain its business (including, for the avoidance of doubt, the business acquired pursuant to the Other Agreements) or (C) defend any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Person including in connection with obtaining clearance under the HSR Act and approvals from the Foreign Antitrust Authorities.

The Sellers’ obligations under this Section 6.2 shall be several and not joint.

6.3 [Intentionally Deleted.]

6.4 Access and Cooperation; Due Diligence. Subject to applicable Laws, during the Pre-Closing Period, the Sellers will, and shall cause each member of the Target Group to, afford to the officers and authorized representatives of FID, LEC or their respective Affiliates reasonable access to all of the Target Group’s sites, properties, books and records and will furnish FID and LEC with such additional financial and operating data and other information as to the business and properties of each member of the Target Group as FID, LEC or their respective Affiliates may from time to time reasonably request. The Sellers will (at FID’s cost), and shall cause each member of the Target Group to, cooperate with FID, LEC and their respective Affiliates, representatives, auditors and counsel to the extent reasonably requested in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement, as well as the arrangement of financing by FID, LEC or their respective Affiliates. FID and the Sellers will (and the Sellers shall cause each Target Company to) treat all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of the Confidentiality Agreement.

6.5 Other Consents. Promptly following the execution of this Agreement, the Sellers shall, and shall cause each Target Company to, cooperate with FID and LEC, and FID shall cooperate with the Sellers and each Target Company by executing any request for a Consent that requires its signature and delivering a request for Consent (or delivering notices, as applicable) under the Contracts listed on Schedule 6.5 of the Sellers’ Disclosure Schedule. The Sellers’ obligations under this Section shall continue post-Closing (but then only in relation to the Sellers and without any obligation to procure any action by any Target Company and only on a several basis and not a joint basis) to the extent that any required Consent relating to such Contracts has not been obtained prior to Closing. Notwithstanding the foregoing and subject to the provisions of this Agreement: (a) no amendment or modification shall be made to any Contract to obtain any required Consent without the prior written consent of FID; and (b) no party hereto nor any of their respective Affiliates shall be required to: (i) dispose or hold separate any part of its or any Target Company’s business, operations, product lines or assets; (ii) not compete in any geographic area or line of business; or (iii) restrict the manner in which, or whether, FID and its Subsidiaries, any member of the Target Group or any of their respective Affiliates may carry on business in any part of the world.

6.6 Tax Matters.

(a) FID shall file or cause to be filed when due (taking into account all extensions properly obtained and at the Sellers’ cost and expense to the extent such Tax Returns relate to any periods that end on or before the Closing Date) all Tax Returns that are required to be filed after the Closing Date and FID shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to Tax Returns filed by FID that relate to taxable years or periods ending on or before the Closing Date, such Tax Returns shall be prepared in a manner consistent with the past practice of each Target Company, except as otherwise required under applicable Law. With respect to Tax Returns described in the preceding sentence and the portion of any Tax Return for a Straddle Period that relates to the period prior to and including the Closing Date, such Tax Returns (or portions of Straddle Period Tax Returns) shall be submitted to the Sellers not later than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within sixty (60) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the Sellers, which approval may not be unreasonably withheld, conditioned or delayed and which approval (or reasons for non-approval) shall be provided to FID within ten (10) Business Days (or with respect to any Tax Return relating to VAT such period shall be no later than five (5) Business Days prior to the date on which such Tax Return is due to be filed) after the Sellers’ receipt of such Tax Return. FID shall not cause or permit the amendment, refiling or other modification of any Tax Return with respect to any taxable year or period ending on or before the Closing Date without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed, unless such approval (or reasons for non-approval) shall not have been provided to FID within ten (10) Business Days (or with respect to any Tax Return relating to VAT such period shall be no later than five (5) Business Days prior to the date on which such Tax Return is due to be filed) after the Sellers’ receipt of such amendment, refiling or other modification of any Tax Return.

(b) FID shall notify the Sellers in writing upon receipt by FID or any Affiliate of FID (including any member of the Target Group), after the Closing Date, of written notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of any member of the Target Group for which the Sellers would be required to indemnify any FID Indemnified Party pursuant to Section 9.1(a)(iii) of this Agreement (“Tax Claim”). FID shall take (or shall procure that the relevant member of the Target Group shall take) such action as the Sellers may reasonably request in writing to dispute, resist, appeal, compromise or defend the Tax Claim, provided, however, that FID shall not be required to take any such action (i) unless FID and the relevant members of the Target Group are each promptly indemnified and secured to FID’s reasonable satisfaction by the Sellers against all losses, costs, damages and expenses that are or may be thereby incurred, or (ii) if, in FID’s reasonable opinion, the action is likely to affect adversely either the future liability of FID or the relevant members of the Target Group to Tax or to be prejudicial to the business affairs or financial interests of any of them or of any person connected with any of them, or (iii) unless any appointment of legal or other professional advisers, including Tax counsel, has been approved in writing by FID (such approval not to be unreasonably withheld or delayed), or (iv) that would require any member of the Target Group to take any action against an employee or director of such member of the Target Group, FID or any person connected with any of them, or (v) that constitutes the making of a settlement or compromise of the relevant Tax Claim unless FID’s consent in writing is obtained, such consent not to be unreasonably withheld or delayed. FID and/or the relevant member of the Target Group shall be free to pay or settle a Tax Claim on such terms as it may in its absolute discretion consider fit if such Tax Claim involves an allegation of fraud, gross negligence or willful default. If the Sellers do not request FID to take any appropriate action within twenty-one (21) days of notice to the Sellers, or no action is required to be taken by virtue of any of the preceding provisions in (i) – (v) above, FID shall be free to satisfy or settle (or to allow the relevant member of the Target Group to satisfy or settle) the relevant Tax liability on such terms as it may determine in its sole discretion. FID and the relevant member of the Target Group shall not be required to resist any dispute before any court, tribunal or other appellate body unless it has been advised by leading independent Tax counsel with at least ten (10) years of professional experience, after disclosure of all relevant information and documents, that it is reasonable to resist the Tax Claim in the manner proposed by the Sellers. In the event of any inconsistency or conflict between this Section 6.6(b) and Section 9.1(c), this Section 6.6(b) shall be applicable and not Section 9.1(c).

(c) FID, each Target Company and the Sellers shall cooperate as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns, and any proceeding, assessment, enquiry, investigation, dispute, audit or review by a Governmental Body with respect to Taxes. Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax controversy or dispute, executing powers of attorney, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such proceeding, investigation, audit or review and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. FID and the Sellers agree to retain all books and records with respect to Tax matters pertinent to each member of the Target Group relating to any taxable period beginning before the Closing Date until the later of (i) the expiration of the statute of limitations (and, to the extent notified by FID or any member of the Target Group, any extensions thereof) of the respective taxable periods and (ii) the final resolution of any indemnification claims made by a FID Indemnified Party relating to Taxes prior to any such expiration of the statute of limitations, and to abide by all record retention agreements entered into with any taxing authority.

(d) Notwithstanding anything to the contrary in this Agreement, the Sellers shall indemnify FID for all employment Taxes attributable to the payment by or on behalf of each of the Sellers (at any time) or by any member of the Target Group (in respect of any agreement entered into prior to Closing) of any remuneration or compensation in connection with the transactions contemplated by this Agreement, and such amounts shall reduce or be deducted from the consideration otherwise payable pursuant to this Agreement.

6.7 Notification of Certain Events.

(a) (1) During the Pre-Closing Period, the Sellers shall promptly notify FID and LEC of, and furnish FID and LEC with any information they may reasonably request with respect to (i) the occurrence of any event or condition or the existence of any fact that may cause any of the conditions to the obligation of FID to consummate the Acquisition set forth in Section 7 to not be satisfied, (ii) the occurrence of any event or condition or the existence of any fact that could result in any warranty made by the Sellers in Section 3 to be materially untrue or inaccurate, (iii) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, could become a default under any Material Contract, (iv) any material actions, suits, claims or proceedings in connection with the Acquisition, (v) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Acquisition, or (vi) the occurrence of any event or condition or the existence of any fact which has had a Target Group Material Adverse Effect or the occurrence or non-occurrence of any event or condition that could be reasonably expected, individually or in the aggregate, to result in a Target Group Material Adverse Effect; (2) provided, however, if any such notification is (x) received at least five (5) Business Days prior to the Closing Date, (y) such notification pertains to a matter that came into existence or occurred after the date of this Agreement, and (z) FID consummates the Closing, then such disclosure shall be (to the extent that such disclosure constitutes fair disclosure) deemed to have qualified any warranty made by the Sellers in Section 3 to which it expressly relates for purposes of determining whether there has been a breach of such warranty for purposes of any indemnification to be provided by the Sellers pursuant to Section 9, and (3) provided further, for the avoidance of doubt: (A) such circumstance shall give rise to an adjustment in accordance with Section 2.3 if applicable, and (B) Section 6.7(a)(2) shall not operate to qualify, release, discharge or reduce any liability of the Sellers in relation to any failure by the Sellers to perform any of their other covenants or obligations set forth in this Agreement.

(b) The Sellers’ satisfaction of the notification obligations in Section 6.7(a) shall not relieve the Sellers of any of their other obligations under this Agreement and, except as expressly provided in the proviso in Section 6.7(a), no information delivered to FID or LEC pursuant to this Section 6.7 shall (i) amend the Sellers’ Disclosure Schedule, (ii) impact the accuracy of any of the warranties made by the Sellers in this Agreement, (iii) determine whether any of the conditions set forth in Section 7 has been satisfied or (iv) limit or otherwise affect the Indemnified Parties’ rights to indemnification pursuant to Section 9.

6.8 Regulatory Matters. During the Pre-Closing Period, to the extent not prohibited by applicable Laws, the Sellers shall, and shall cause each member of the Target Group to, provide FID with a reasonable opportunity (given the circumstances) to consult with the Sellers and any relevant member of the Target Group prior to the Sellers or any such member of the Target Group making any material correspondence, communication, notification or consultation with or by any Governmental Body.

6.9 Unpaid Target Company Expenses; Target Company Retired Indebtedness. On the Closing Date, FID shall procure that the relevant member of the Target Group pays any Unpaid Target Company Expenses and Target Company Retired Indebtedness reflected on the Closing Financial Certificate. On or prior to the Closing, the Sellers shall have caused to be released all Liens (other than Permitted Liens) in and upon any of the properties and assets of the Target Group, except that any such release may be conditional upon such payment being made.

6.10 Final Financial Statements. In addition to the Sellers’ obligations under Section 6.11, the Sellers shall provide prior to the Closing Date, in sufficient time to enable FID to review, the unaudited management accounts of each Target Company prepared in the same format and on a consistent basis as previous such management accounts, as of the end of all fiscal quarters ended after December 31, 2014 and which have ended at least 15 Business Days prior to the Closing Date.

6.11 Cooperation in Preparation of Registration Statement.

(a) The Sellers shall furnish or cause to be furnished to LEC and the Underwriters and at FID’s cost all of the information concerning the Sellers, the members of the Target Group and the Projects reasonably required by LEC for inclusion in, and will cooperate with FID, LEC and the Underwriters in the preparation of, the Registration Statement and the prospectus included therein (including audited, unaudited and pro forma financial statements, prepared in accordance with US GAAP, in form suitable for inclusion in the Registration

Statement). The Sellers agree to promptly advise LEC if at any time prior to the 25th day after the date of the final prospectus of LEC utilized in connection with the IPO the Specified Information becomes incorrect or incomplete in any material respect to the Knowledge of the Sellers, and to provide the information needed to correct such inaccuracy. Insofar as the information relates solely to the Sellers or the members of the Target Group, each Seller warrants that the information provided by them pursuant to this Section 6.11(a) which is set out in the Specified Information will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Buyer shall provide to the Sellers the form of the Specified Information on or before the date of this Agreement and any further amendments thereto requested by FID or LEC shall require the consent of the Sellers, such consent not be unreasonably withheld delayed or conditioned.

The Sellers’ obligations under this Section 6.11(a) shall be several (in respect of the relevant Seller) and not joint to the extent that any applicable information relates to an individual Seller.

(b) If, prior to the 25th day after the date of the final prospectus of LEC utilized in connection with the IPO, the Sellers become aware of any fact or circumstance which it knows would change (or, if after the Closing Date, would have changed) a warranty of the Sellers in this Agreement or would affect any document delivered pursuant hereto in any material respect, the Sellers shall immediately give notice of such fact or circumstance to LEC; provided, however, such notification shall not relieve the Sellers of their obligations under this Agreement.

(c) The Sellers’ obligations under this Section 6.11 shall be several (in respect of the relevant Seller) and not joint to the extent that any applicable information relates to an individual Seller.

6.12 Post-Closing Cooperation. For a period of six months following the Closing, the Sellers shall provide such assistance and cooperation as FID may reasonably request in connection with the transfer of the operations of the Target Group from the Sellers to FID.

6.13 Access and Accreditation Rights.

(a) During the period until October 31, 2016, FID shall allow the Sellers and their representatives reasonable access to each Project to monitor the turbines associated with such Project and reasonable access to the manufacturers of the turbines for each Project to discuss performance issues, in each case at all reasonable times so as not to interfere with the business of FID.

(b) During the period until all of the Projects have been Accredited, FID shall procure that such person as the Sellers may nominate from time to time shall remain a registered user of any accreditation system and that such person is authorized to submit and deal with accreditation requests in relation to the Projects.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF FID

The obligations of FID to effect the Acquisition and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted, waiver by FID), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Warranties. Except as may be fairly disclosed in the Sellers’ Disclosure Schedule or pursuant to Section 6.7(a), the warranties of the Sellers in this Agreement and in any certificates, documents or agreements furnished by any member of the Target Group or the Sellers pursuant to this Agreement (other than Section 3.3) that are qualified by materiality shall be true and correct in all respects both when made and as of the Closing Date, and each such warranty that is not so qualified shall be true and correct in all material respects both when made and as of the Closing Date, (except in each case, to the extent expressly made as of an earlier date, in which case as of the earlier date), and the warranties of the Sellers pursuant to Section 3.3 shall be true and correct in all respects both when made and as of the Closing Date.

7.2 Performance of Covenants. Each Target Company and the Sellers shall have performed and complied with, in all material respects, all of its covenants and obligations set forth in this Agreement required hereby to be performed by them at or before the Closing (to the extent that such covenants and obligations require performance by the Target Company at or before Closing).

7.3 HSR Act and Other Antitrust Laws. If FID or its Affiliates determines in accordance with Section 6.2 that filings with the DOJ, FTC or Foreign Antitrust Authorities are required, all authorizations, approvals, consents, or expirations of applicable waiting periods in connection with such filings shall have been obtained or occurred.

7.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Acquisition shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Acquisition illegal.

7.5 No Governmental Litigation. There shall not be pending or threatened before any court of competent jurisdiction or other Governmental Body any Action (a) to which a Governmental Body is a party, and (b) that would or would reasonably be expected to (i) restrain, enjoin, prevent, prohibit or make illegal the consummation of the Acquisition or the other transactions contemplated by this Agreement, (ii) impose limitations on the ability of FID effectively to exercise full rights of ownership of all of the Shares, (iii) prohibit FID or any of its Affiliates from effectively controlling in any material respect the business or operations of any Target Company, or (iv) prohibit or limit the ownership or operation by FID, its Affiliates or any Target Company, or to compel FID, its Affiliates or any Target Company to dispose of, hold separate or license any material portion of the business or assets of FID, its Subsidiaries or any Target Company, as a result of the Acquisition or any of the other transactions contemplated by this Agreement.

7.6 No Target Group Material Adverse Effect. Since the date of this Agreement there shall have been no Target Group Material Adverse Effect.

7.7 Termination of Related Party Agreements. Except as set forth on Section 7.7 of the Sellers’ Disclosure Schedule and as consented to by FID or as required by this Agreement, and subject to the payment of all Target Company Retired Indebtedness owed to the Sellers as required by this agreement, all existing agreements (and intercompany accounts) between any member of the Target Group, on the one hand, and the Sellers or any of their respective Affiliates, or its or their respective shareholders, directors, officers or employees (other than the member of the Target Group), on the other hand, shall have been cancelled effective prior to or as of the Closing Date without any further obligation or liability of any member of the Target Group.

7.8 Opinion of Counsel. FID shall have received an opinion from counsel to CWE, dated the Closing Date, in the form annexed hereto as Annex A. The Underwriters shall have received a copy of the same opinion addressed to them.

7.9 Registration Statement. The Registration Statement shall have been declared effective by the SEC.

7.10 Closing of the IPO. The closing of the sale of LEC Stock to the Underwriters in the IPO shall have occurred simultaneously with the Closing Date hereunder with a resulting Market Capitalization of at least $300,000,000.

7.11 Remeasure Methodology. The Remeasure Condition shall have been satisfied. The parties may waive such condition by agreement in writing.

7.12 Withholding. The Sellers have delivered to FID an appropriate, correctly completed, and executed form W-8 (or applicable successor form), with appropriate attachments, in the forms set out in Annex C, no later than 15 May 2015. FID may waive this condition by written notice to the Sellers.

7.13 Closing Steps Memorandum. The parties shall have agreed, in each case acting reasonably, a written memorandum setting forth the order of actions to be undertaken at Closing.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

The obligation of the Sellers to effect the Acquisition and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Sellers), at or prior to the Closing, of the following conditions:

8.1 Accuracy of Warranties. The warranties of FID set forth in this Agreement that are qualified by materiality shall be true and correct in all respects both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of the earlier date) and each such warranty that is not so qualified shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of the earlier date).

8.2 Performance of Covenants. FID shall have each performed and complied with, in all material respects, all of its agreements, obligations and covenants set forth in this Agreement required hereby to be performed by it at or before the Closing (to the extent that such covenants require performance by FID at or before the Closing).

8.3 HSR Act and Other Antitrust Laws. If FID or its Affiliates determines in accordance with Section 6.2 that filings with the DOJ, FTC or Foreign Antitrust Authorities are required, all authorizations, approvals, consents, or expirations of applicable waiting periods in connection with such filings shall have been obtained or occurred.

8.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Acquisition by the Sellers shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Acquisition illegal.

8.5 No Governmental Litigation. There shall not be pending before any court of competent jurisdiction or other Governmental Body any Action (a) to which a Governmental Body is a party, and (b) that would or would reasonably be expected to restrain, enjoin, prevent, prohibit or make illegal the consummation of the Acquisition or the other transactions contemplated by this Agreement.

8.6 Registration Statement. The Registration Statement shall have been declared effective by the SEC.

8.7 Closing of the IPO. The closing of the sale of LEC Stock to the Underwriters in the IPO shall have occurred simultaneously with the Closing Date hereunder with a resulting Market Capitalization of at least $300,000,000.

8.8 Remeasure Methodology. The Remeasure Condition shall have been satisfied. The parties may waive such condition by agreement in writing.

8.9 Guarantee to Have Become Effective. FID shall have become a direct or indirect subsidiary of LEC and the Guarantee in Section 2.12 shall therefore have become effective.

8.10 Closing Steps Memorandum. The parties shall have agreed, in each case acting reasonably, a written memorandum setting forth the order of actions to be undertaken at Closing.

SECTION 9. INDEMNIFICATION

9.1 Indemnification.

(a) Subject to the other provisions of this Section 9 and in full satisfaction of any other rights that FID might otherwise have had under the relevant provisions of this Agreement, the Sellers shall indemnify FID and LEC (from and after the Closing) (each a “FID Indemnified Party”) in respect of, and hold them harmless and defend against, in all cases subject to the limitations set forth in this Section 9, any Damages, whether or not arising out of a third-party claim, suffered by such FID Indemnified Party resulting from or relating to:

(i) any inaccuracy in or breach of, as of the date hereof or as of the Closing Date, any warranties made by the Sellers in this Agreement or any certificates furnished by any Target Company or the Sellers pursuant to this Agreement;

(ii) any breach or failure of any Target Company or the Sellers to perform any covenant or agreement contained in this Agreement to be performed at or prior to the Closing;

(iii) all Taxes imposed on, payable or relating to any member of the Target Group for all periods (or portions thereof) ending on or before the Closing Date (except to the extent taken into account in calculating Target Company Current Liabilities) including any Tax imposed on or relating to any member of the Target Group with respect to any Pre-Closing Period, including as a result of a loss, or the use or set off against income, profits or gains earned, accrued or received on or before the Closing of any Relief shown as an asset in the Target Company Current Assets of each member of the Target Group or as a result of the use or set off of a FID’s Relief (which is a Relief arising in respect of an event occurring on or after the date of the Financial Statements) where but for such use or set off any member of the Target Group would have had a Liability for Tax for which the Sellers would have been liable under this Agreement; provided, however, that the Sellers shall not be liable to the extent that such Taxes are increased as a result of any action taken by FID or any of its Affiliates after the Closing that is out of the ordinary course of business and not contemplated by this Agreement or the Registration Statement;

(iv) any liability under the 1933 Act, the 1934 Act or other Federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to any member of the Target Group or the Sellers, contained in the Specified Information;

and any claim under any such provision shall be a Claim and any such claim in respect of Tax shall be a Tax Claim.

For purposes of Section 2.3(b), Section 6.6(a) and Section 9.1(a)(iv), if any member of the Target Group is required to file a Tax Return for a taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”), the portion of Taxes for such Straddle Period that relates to the period prior to the Closing Date shall be calculated as though the taxable period of such member of the Target Group terminated as of the close of the Closing Date; provided, further, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items (or items determined on an annual basis such as depreciation or amortization or effects of marginal Tax rates but excluding any stamp duty, stamp duty reserve tax, stamp duty land tax or VAT), the portion of the Tax (or item) for the period prior to the Closing Date shall be equal to the amount of Tax (or item) for the entire Straddle Period multiplied by a fraction, the numerator of which is the total number of days from the beginning of the Straddle Period through (and including) the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(b) Subject to the other provisions of this Section 9, FID shall indemnify the Sellers (the “Sellers Indemnified Party”) in respect of, and hold them harmless and defend them against, any Damages suffered by the Sellers Indemnified Party resulting from, relating to or otherwise in connection with:

(i) any inaccuracy in or breach of, as of the date hereof or as of the Closing Date, any warranties made by FID in this Agreement or any certificates, documents or agreement furnished by FID pursuant to this Agreement; or

(ii) any breach or failure of FID to perform any covenant or agreement contained in this Agreement.

(c) In the event an Indemnified Party becomes aware of a third-party claim (including any Action commenced or threatened to be commenced by any third-party) that it reasonably believes may result in indemnification pursuant to this Section 9.1, a written notice of such claim (such notice, the “Claim Notice”) shall be delivered, in the case of a FID Indemnified Party, to the Sellers, and in the case of the Sellers Indemnified Party, to FID. The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the third party making such claim and shall describe in reasonable detail (to the extent known to the Indemnified Party) the facts constituting the basis for such claim and the amount of the claimed damages; provided, however, that no delay or failure on the part of an Indemnified Party in delivering a Claim Notice shall relieve any Indemnifying Party from any liability hereunder except and to the extent such Indemnifying Party has been actually prejudiced by such delay or failure. Within ten (10) days after receipt of any Claim Notice by a FID Indemnified Party, the Sellers may, upon written notice thereof to FID, assume control of the defense of the claim referred to therein at the Sellers’ sole cost and expense with counsel reasonably satisfactory to FID so long as (i) such claim is not a criminal proceeding, (ii) such claim does not seek an injunction or equitable or non-monetary relief against any Indemnified Party (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damage), (iii) such claim has not and would not reasonably be expected to result in Damages in excess of the amounts available for indemnification pursuant to this Section 9, (iv) upon petition by an Indemnified Party, the appropriate court does not rule that the Indemnifying Party failed or is failing to defend in good faith such claim, and (v) the Indemnifying Party within thirty (30) calendar days of the receipt of notice of such claim (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) notifies the Indemnified Party of its intent to do so, together with an acknowledgement that such claim is subject to indemnification hereunder by sending a written notice to the Indemnified Party, and (vi) such claim is not likely to cause damage to a Target Company’s goodwill or reputation. Within ten (10) days after receipt of any Claim Notice by the Sellers, FID may, upon written notice thereof to the Sellers, assume control of the defense of the claim referred to therein at FID’s sole cost and expense with counsel reasonably satisfactory to the Sellers. The party not controlling the defense of such claim (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Sellers or FID, as applicable, assumes control of the defense of a claim and the Sellers and FID have materially conflicting interests or different defenses available with respect to such claim which cause the Sellers or FID, as applicable, to hire its own separate counsel with respect to such proceeding, the reasonable fees and expenses of such separate counsel shall be considered “Damages” for purposes of this Agreement. The party controlling the defense of such claim (the “Controlling Party”) shall: (i) keep the Non-controlling Party advised of the status of such claim and the defense thereof (including all material developments and events relating thereto) and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto; and (ii) make available to the Non-controlling Party any documents or materials in its possession or control that may be necessary to understand the defense of such claim. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such claim. If the Indemnifying Party does so assume control of the defense of any third party claim, (i) the Indemnified Party shall not agree to any settlement, compromise or consent to judgment with respect to such third party claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed and (ii) the Indemnifying Party, may, without the consent of the Indemnified Party, agree to any settlement, compromise, or consent to judgment with respect to such third party claim (including on behalf of the relevant Target Company and the Indemnified Parties); provided, that any such settlement, compromise or consent to judgment consists solely of monetary obligations to be funded by the Indemnifying Party, does not contain an admission of guilt or liability by the Indemnified Party and includes as an unconditional term thereof the giving by the claimant or the plaintiff of a full release of the Indemnified Party and its Affiliates, reasonably satisfactory to the Indemnified Party, from all liability with respect to such third party claim.

(d) In order to seek indemnification under this Section 9, an Indemnified Party shall deliver a written demand (an “Indemnification Demand”) with reasonable promptness to the Sellers, in the case of a FID Indemnified Party, and FID, in the case of a Sellers Indemnified Party, for forwarding to the party(s) providing indemnification pursuant to Section 9.1(a) or Section 9.1(b), as applicable (such party providing indemnification, the “Indemnifying Party”). The Indemnification Demand shall contain (i) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Section 9.1(a) or Section 9.1(b), as applicable, for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. If the Sellers or FID, as applicable, fail(s) to notify the Indemnified Party within sixty (60) days following receipt of an Indemnification Demand from such Indemnified Party that it disputes the indemnity claimed therein, the indemnity claim set forth in the Indemnification Demand shall be conclusively deemed a liability to be indemnified under this Section 9, and the Indemnified Party shall be indemnified for the amount of the Damages stated in such Indemnification Demand on demand.

9.2 Survival.

(a) All warranties that are covered by the indemnification obligations in this Section 9 shall survive the Closing, and claims based upon or arising out of a breach of such warranties will expire at 5:00 p.m. New York City time:

(i) on the date that is the eighteen (18) month anniversary of the Closing Date in respect of the warranties which are not Fundamental Warranties or FID Fundamental Warranties;

(ii) on the date that is the five (5) year anniversary of the Closing Date in respect of the Fundamental Warranties and FID Fundamental Warranties (other than the warranties contained in Section 3.17 (Tax Matters)); and

(iii) on the date that is the seven (7) year anniversary of the Closing Date in respect of the warranties contained in Section 3.17 (Tax Matters).

Notwithstanding the foregoing, no warranties or such obligations to indemnify, hold harmless and defend shall terminate with respect to any Damages as to which the Indemnified Party shall have, on or prior to such date, made a claim by delivering a Claim Notice or Indemnification Demand to the Indemnifying Party and issued and served legal proceedings in respect of such claim within 9 months of such delivery.

(b) The right of an Indemnified Party hereto to assert a claim with respect to covenants contained in this Agreement that are to be performed at or prior to the Closing shall expire at 5:00 p.m. New York City time on the date that is the eighteen (18) month anniversary of the Closing Date; provided, however; that the right of an Indemnified Party to file a claim with respect to breach of covenants contained in this Agreement that are to be performed at or prior to the Closing relating to Tax, shall continue in full force and effect for a period of seven (7) years after the Closing Date); provided, further, that no such right of an Indemnified Party to file a claim with respect to breach of such covenant and no such obligations to indemnify, hold harmless and defend shall terminate with respect to any claim for Damages as to which the Indemnified Party shall have, on or prior to such date made a claim by delivering a Claim Notice or Indemnification Demand to the Indemnifying Party in compliance with the terms of this Section 9 and issued and served legal proceedings in respect of such claim within 9 months of such delivery. For the avoidance of doubt, the right of an Indemnified Party hereto to file a claim with respect to covenants contained in this Agreement that are to be performed after the Closing Date shall survive and continue in full force and effect until fully performed or observed in accordance with their terms.

9.3 Limitations.

(a) The total Liability of the Sellers to the FID Indemnified Parties for Damages under this Agreement shall not exceed the following:

(i) in the case of Damages arising from Sections 3 or 9.1(a) (other than arising from a breach of or inaccuracy in any Fundamental Warranty or any claim under Section 9.1(a)(iii)), an amount equal to forty (40) percent of the Cash Consideration; and

(ii) in the case of Damages arising from a breach of or inaccuracy in any Fundamental Warranty, or Section 9.1(a)(iii), an amount equal to the Cash Consideration; and

(iii) in the case of a claim by either FID and/or LEC, shall not exceed the amount that would have been payable to FID in respect of that claim if FID had made a claim (it being acknowledged that any damages shall be calculated by the amount payable under this agreement and not on the amount paid or payable by LEC to the current owners of FID and any amount payable by the Sellers to either of FID or LEC shall be deducted from any claim in respect of the same subject matter brought by the other it being agreed that the Sellers shall only be liable to pay damages once in respect of any claim and that there shall be no double counting).

(iv) No limitation shall apply to any Liability of the Sellers for Damages arising from common law fraud or from willful breach of the Agreement by the Sellers.

(b) The Sellers shall not be liable in respect of any Claim:

(i) unless the liability of the Sellers in respect of that Claim (or a series of connected Claims) would exceed £10,000, excluding any liability for costs and interest;

(ii) to the extent the amount of such Claim was taken into account in calculating the Target Group Current Liabilities, the Target Company Retired Indebtedness, the Unpaid Target Company Expenses;

(iii) to the extent that the matter giving rise to the Claim results from:

(A) any change after Closing in the accounting policies or practices used in preparing the accounts of any member of the Target Group save to the extent required by Law or generally accepted accounting principles as in force at Closing; or

(B) the enactment, amendment, or change in the generally accepted interpretation or application, of any legislation, rule or regulation, or any change in the practice of any governmental, regulatory or other body after the date of this Agreement (having retrospective effect) or the imposition of any Tax not announced and not actually in force on the date of this Agreement or any change, after the date of this Agreement, in the rates of Tax; and

(iv) until the liability to which that Claim relates is due for payment and is capable of being quantified. Where any such contingent Claim is notified to the Sellers by FID in accordance with Section 9.2(b), the nine (9) month time limit referred to therein shall commence from the date on which FID is notified or otherwise becomes aware that the relevant liability has become due and is capable of being quantified, and the Sellers shall not be liable under or in connection with this Agreement for (A) any loss of profit; (B) loss of management time; or (C) for any indirect or consequential loss of any kind.

(c) Except for a failure of FID to pay any of the Cash Consideration (for which failure the total Liability of FID to the Sellers Indemnified Parties shall be the amount of such payment(s) owed plus all Damages incurred to collect such payment(s) owed) and interest thereon until the date of payment, the total Liability of FID to the Sellers Indemnified Parties for Damages under Section 9.1(b) shall not, in the aggregate, exceed the Cash Consideration; provided, however, that nothing in this Agreement (including the foregoing) shall limit any Sellers Indemnified Party’s recourse against FID arising from common law fraud or from willful breach of this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, neither the FID Indemnified Parties nor the Sellers Indemnified Parties shall be entitled to recover any Damages under Section 9.1(a)(i) or Section 9.1(b)(i), as applicable, unless and until the aggregate amount of all Damages for which they would otherwise be entitled to indemnification under such provision exceed £65,004.97 (the “Indemnity Threshold”), at which point, such Indemnified Parties shall become entitled to be indemnified only in excess of the Indemnity Threshold; provided, however, that the Indemnity Threshold shall not apply to any Damages related to the inaccuracy in or breach of any of the Fundamental Warranties or FID Fundamental Warranties, common law fraud or willful breach of this Agreement.

(e) If any FID Indemnified Party receives an indemnification payment from any Seller, that Seller shall be entitled to exercise and shall be subrogated to any rights and remedies (including rights of indemnity, rights of contribution and rights of recovery) that such FID Indemnified Party may have against any other Person with respect to any Damages, circumstance or matter to which such indemnification payment is related (other than any Damages, circumstance or matter relating to Tax); provided, however, that such right of the Sellers shall be limited to the extent of the indemnification payment received by such FID Indemnified Party. Upon reasonable written request of the Sellers and to the extent reasonably necessary to permit any Seller to exercise its rights of subrogation hereunder, FID or the relevant member of the Target Group shall take such actions as are reasonably necessary to assign to the relevant Seller any claim (or portion of a claim) either FID or such relevant member of the Target Group has against such other Person with respect to the Damages, circumstance or matter to which such indemnification payment relates.

(f) Absent common law fraud or absent willful breach of this Agreement, and subject to Section 10.2, the indemnification and other provisions contained in this Section 9 are intended to provide the sole and exclusive remedy following the Closing as to all money damages for any Action arising out of the subject matter of this Agreement or related to the Acquisition (it being understood that nothing in this Section 9 or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies to enforce the parties’ obligations under this Agreement). Nothing in this Agreement shall limit FID’s recourse against the Sellers pursuant to the terms of any document to which the Sellers are a party, such as an acknowledgment and release or letter of transmittal.

(g) After the Closing, the Sellers shall not have any right of contribution against FID or any member of the Target Group, or any of their directors, officers or employees, for any breach of any warranty, covenant or agreement.

(h) Notwithstanding anything in this Agreement to the contrary, for purposes of the indemnification obligations under this Section 9, all of the warranties contained in this Agreement or in any certificate furnished pursuant to this Agreement that are qualified as to materiality, Target Group Material Adverse Effect or any similar qualification or standard shall be deemed to have been made without any such qualification or standard for purposes of determining the amount of Damages resulting from, arising out of or relating to any such breach of warranties.

(i) The Sellers shall not be liable for any Tax Claim to the extent that:

(A) it is output tax in respect of a receivable that has not been included in the Closing Financial Certificate;

(B) it constitutes interest, penalties, a fine or a charge arising from a failure to pay Tax promptly after the Sellers have made a payment of an amount to FID or LEC in respect of that Tax; or

(C) it constitutes interest, penalties, a fine, a charge or other loss or damage arising from a failure to pay Tax with respect to a period during which FID failed to notify the Sellers of a Tax Liability of which it was aware; or

(D) it would not have arisen but for a cessation, or change in the nature or conduct, in each case after Closing, of any trade or business carried on at Closing; or

(E) it arises or is increased by virtue of the Company’s average rate of corporation tax increasing as a result of becoming a member of FID’s Group; or

(F) save where such failure arises as a result of a breach by the Sellers of their obligations under this Agreement, it arises as a result of the failure to submit or the failure to submit within appropriate time limits or on a proper basis the returns or computations required to be made or the failure to make such payments as are assumed to be made for the purposes of provisions in the Closing Financial Certificate (as adjusted by any correction resulting in a Post-Closing Adjustment).

(j) Any Indemnified Party shall take all commercially reasonable steps to mitigate Damages for which indemnification may be claimed by it pursuant to this Agreement (other than any Damages related to a breach of any warranty resulting from fraud or willful breach) upon and after becoming aware of any event that could reasonably be expected to give rise to any such Damages that are indemnifiable or recoverable hereunder in connection therewith (including seeking, in a manner consistent with past practice, recovery under insurance policies to the extent they would do so if such Damage were not subject to indemnification hereunder).

9.4 Due Date of Payment and Interest.

(a) Where a claim under this Agreement relates to Damages relating to Tax, the Sellers shall pay to FID the amount due from it under this Agreement in respect thereof on or before the date which is the later of the date ten (10) Business Days after demand is made therefor under this Agreement and the fifth Business Day prior to the latest date on which the Tax in question can be paid to the relevant Tax authority in order to avoid a liability to interest or penalties accruing.

(b) Where a claim in respect of Damages relating to Tax under this Agreement relates to the loss or set off of a right to a repayment of Tax (which the parties agree may only be made if such right was shown as an asset in the Closing Financial Certificate (as adjusted by any correction resulting in a Post-Closing Adjustment)), the Sellers shall pay to FID the amount claimed under this Agreement in respect thereof on or before the date which is the later of the date ten (10) Business Days after demand is made therefor under this Agreement and the date when such repayment would have been due were it not for such loss or setting off.

(c) Where a claim in respect of any loss relating to Tax under this Agreement relates to the loss, use or set off of any Relief, the Sellers shall pay to FID the amount claimed under this Agreement in respect thereof on or before the date which is the later of the date ten (10) Business Days after demand is made therefor under this Agreement, and:

(i) in the case of a Relief which is used or set off, the date or dates referred to in Section 9.4(a) that would have applied to the Tax saved by the use or set off of the Relief if that Tax had been payable; or

(ii) in the case of a Relief which is lost, the date or dates referred to in Section 9.4(a) that apply to the Tax which but for such loss would have been saved by virtue of such Relief, ignoring for this purpose the effect of Reliefs (other than deductions in computing profits for the purposes of Tax) arising in respect of an event occurring or period ending after the Closing.

(d) Any sum not paid by the Sellers on the due date for payment specified in this Section 9.4 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at a yearly rate of two percent (2%) above the base lending rate of HSBC Bank plc from time to time from the due date to and including the day of actual payment of such sum, compounded quarterly. Such interest shall be paid on the demand of FID.

9.5 Pro-forma Financial Statements

(a) For the avoidance of doubt, the Sellers are not giving any warranty in relation to the pro-forma financial statements for the periods ending December 31, 2014 provided by the Sellers to LEC for inclusion in the Registration Statement.

SECTION 10. TERMINATION

10.1 Termination. This Agreement may be terminated, and the Acquisition may be abandoned, prior to the Closing only as follows:

(a) by mutual written consent of FID and the Sellers;

(b) by either FID or the Sellers, acting jointly, if the Acquisition shall not have been consummated by the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(b) if the failure to consummate the Acquisition by the End Date is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Closing;

(c) by either FID or the Sellers, acting jointly, if a court of competent jurisdiction or a Governmental Body shall have issued a final and non-appealable order having the effect of restraining, enjoining or otherwise prohibiting the Acquisition or any Law is enacted or deemed applicable to the Acquisition that makes consummation of the Acquisition illegal;

(d) by FID (provided, that, it is not then in material breach of any of its warranties, covenants, obligations or other agreements contained in this Agreement) in the event of a material breach by the Sellers of any of their warranties, covenants, obligations or other agreements contained in this Agreement which (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 (notwithstanding any notification provided by the Sellers in accordance with Section 6.7(a)) and (ii) cannot be or has not been cured within thirty (30) Business Days after the delivery of written notice to the Sellers of such breach;

(e) by the Sellers, acting jointly, (provided, that, they are not then in material breach of any of its warranties, covenants or agreements under this Agreement) in the event of a material breach by FID of any of its respective warranties, covenants, obligations or other agreements contained in this Agreement which (i) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2 and (ii) cannot be or has not been cured within thirty (30) Business Days after the delivery of written notice to FID of such breach; or

(f) by FID (provided, that, it is not then in material breach of any of its warranties, covenants, obligations or other agreements contained in this Agreement) if there has been a Target Group Material Adverse Effect.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no further liability on the part of any party; provided, however, that (i) this Section 10.2, Section 6.4, Section 9, Section 11, Exhibit A and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect and (ii) neither the Sellers nor FID shall be relieved of any obligation or Liability arising from any willful breach by such party of any provision of this Agreement prior to the date of such termination and the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section 10.

SECTION 11. MISCELLANEOUS PROVISIONS

11.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto and LEC.

11.2 Expenses. Except as otherwise specifically provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Acquisition is consummated, except that that all filing fees payable under or pursuant to the HSR Act and Other Antitrust Laws, if any, shall be borne by FID.

11.3 No Waivers.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4 Entire Agreement. This Agreement (including the Sellers’ Disclosure Schedule), and all other written agreements to be entered into pursuant to this Agreement and all certificates to be delivered to FID pursuant to this Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect until the Closing, at which point it shall terminate. In entering into this Agreement, each party hereto acknowledges that it is not relying upon, and has not been induced to enter into this Agreement by, any pre-contractual statement which is not expressly set out in them.

11.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed (in counterparts or otherwise) by facsimile or electronic transmission of PDFs, each of which shall be deemed an original and sufficient to bind the parties.

11.6 Governing Law and Jurisdiction. This Agreement (including a dispute relating to its existence, validity or termination) and any non-contractual obligation or other matters arising out of or in connection with it are governed by English Law. The courts of England shall have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement, including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity.

11.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect, except that FID may assign this Agreement or any such rights hereunder to an Affiliate, without the prior written consent of the Sellers. Notwithstanding the foregoing, FID may make a collateral assignment of this Agreement without the consent of the Sellers to any lender or agent thereof for financing purposes with respect to the transactions contemplated by this Agreement.

11.8 Third Party Beneficiaries.

(a) Except as specifically provided in Section 9, Section 11.8(b) or elsewhere in this Agreement, a Person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

(b) LEC is an express third-party beneficiary of all rights afforded to FID under this Agreement, including, without limitation, all rights and remedies hereunder on behalf of FID, and shall be permitted to enforce such rights on behalf of FID.

(c) For the avoidance of doubt: (i) LEC and FID shall not be entitled to recover from the Sellers in respect of the same loss under this Agreement, (ii) the Sellers shall not be liable for the same loss more than once; and (iii) if a claim is brought by any party other than FID, the maximum liability of the Sellers in respect of such claim shall not exceed the amount FID could have recovered had it brought such claim.

11.9 Notices. Any notice or other communication required or permitted to be delivered to any party or LEC under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic mail or telephone confirmation), or (c) one (1) Business Day after being sent by overnight courier or express delivery service (with proof of delivery), provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party or LEC shall have specified in a written notice given to the other parties hereto and LEC):

if to FID or LEC:

(i)	in respect of notices given prior to Closing:

Fifty ID RE Limited

21 Great Winchester Street

London EC2N 2JA

Attention: Peter Glenn

Email: peterglenn@fiftyid.com

and

Lightbeam Electric Company

400 Harbor Drive, Suite B

Sausalito, California 94965

Attention: James Lavelle, Chief Executive Officer

Email: Jim@lightbeamelectric.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention: David W. Pollak

Facsimile: 212-309-6001

Email: dpollak@morganlewis.com

(ii)	in respect of notices given after Closing:

Lightbeam Electric Company

400 Harbor Drive, Suite B

Sausalito, California 94965

Attention: James Lavelle, Chief Executive Officer

Email: Jim@lightbeamelectric.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention: David W. Pollak

Facsimile: 212-309-6001

Email: dpollak@morganlewis.com

if to CWE:

Constantine Wind Energy Limited

First Floor, River Court, The Old Mill Office Park, Mill Lane, Godalming, Surrey GU7

Attention: Dominic Akers Douglas

Facsimile: [N/A]

Email: DominicA@constantinegroup.com.

with a copy (which shall not constitute notice) to:

Tulloch & Co

4 Hill Street

London W1J 5NE

Attention: Bruce Gripton

Facsimile: +44 20 7318 1150

Email: bgripton@atulloch.com

if to WHL:

Corrary Farm, Glenelg, Kyle IV40 8JX

Attention: Simon Tribe

Facsimile: N/A

Email: simon@windharvest.co.uk.

11.10 Severability. If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the intention of the parties hereto. To the extent that it is not possible to delete or modify the relevant provision, in whole or in part, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under this Section 11.10, not be affected.

11.11 Press Releases. If FID and the Sellers agree to issue a press release with respect to the Acquisition and the other transactions contemplated by this Agreement, such press release shall be a joint press release and shall not be issued or otherwise made publicly available until approved for such release by FID and the Sellers. Thereafter, FID and the Sellers shall consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Acquisition and the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and obtaining written consent of such other parties. Notwithstanding the foregoing, FID and LEC shall be permitted to make any public statement without obtaining the written consent of the Sellers if (a) the disclosure is required by applicable Law or the requirements of the SEC, the New York Stock Exchange or Nasdaq, as applicable, or other comparable Foreign Antitrust Authorities or markets or stock exchanges, or as is otherwise customary with respect to the IPO and (b) FID has first used its commercially reasonable efforts to consult with (but not to obtain the written consent of) the Sellers about the form and substance of such disclosure.

11.12 No Implied Representations or Warranties. The parties acknowledge that, except as expressly provided in Sections 3 and 4, the Sellers’ Disclosure Schedule and the certificates and agreements contemplated by this Agreement, none of the parties hereto has made or is making any representations or warranties whatsoever, implied or otherwise.

11.13 Specific Performance. Subject to Section 9.3(f), the rights and remedies of the parties hereto shall be cumulative (and not alternative). Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that FID and the Sellers would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

11.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders, and “or” is not exclusive.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and Annexes are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references to dollar amounts or “$” are references to U.S. dollars.

(g) All references to “£” are references to pounds sterling and all payments hereunder shall be made in pounds sterling.

11.15 Performance by Affiliates. FID may discharge any obligations and exercise any right hereunder through any one or more of its Affiliates. FID hereby guarantees the performance by its Affiliates of such obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. FID will be liable for any breach of this Agreement by FID resulting from FID’s use of an Affiliate to perform its obligations hereunder.

11.16 Adjustment to Cash Consideration. Any payment by the Sellers to FID or by FID to the Sellers hereunder, shall be treated as an adjustment to the Cash Consideration for all Tax purposes, except as otherwise required under applicable Law

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

EXECUTED AS A DEED BY A DIRECTOR FOR AND	)
ON BEHALF OF FIFTY ID RE LIMITED IN THE	)
PRESENCE OF:	)	/S/ JEREMY G. DYER
SIGNATURE

JEREMY G. DYER
PRINT NAME

Witness Signature:	/s/ Sergey Kvitkin

Witness Name:	Sergey Kvitkin

Witness Address:	5-10 St. Paul’s Churchyard, London

EC4M 8AL

Witness Occupation:	Solicitor

[Signature Page to Share Purchase Agreement]

EXECUTED AS A DEED BY A DIRECTOR FOR AND	)
ON BEHALF OF CONSTANTINE WIND ENERGY	)
LIMITED IN THE PRESENCE OF:	)	/S/ ALDE NORMANN
SIGNATURE

ALDE NORMANN
PRINT NAME

Witness Signature:	/s/ G. H. Stone

Witness Name:	G. H. Stone

Witness Address:	Riverbank, Bolney Road

Lower Shiplake

Witness Occupation:	Company Director

[Signature Page to Share Purchase Agreement]

EXECUTED AS A DEED BY A DIRECTOR FOR AND	)
ON BEHALF OF WIND HARVEST LIMITED	)
IN THE PRESENCE OF:	)	/S/ SIMON TRIBE
SIGNATURE

SIMON TRIBE
PRINT NAME

Witness Signature:	/s/ Sheila Hill

Witness Name:	Sheila Hill

Witness Address:	Hartleys Farm

Wincates Lane, Westhoughton

Bolton BL5 3LP

Witness Occupation:	Retired

[Signature Page to Share Purchase Agreement]

EXECUTED AS A DEED BY A DIRECTOR FOR AND	)
ON BEHALF OF LIGHTBEAM ELECTRIC	)
COMPANY IN THE PRESENCE OF:	)	/S/ JAMES LAVELLE
SIGNATURE

JAMES LAVELLE
PRINT NAME

Witness Signature:	/s/ Carl Weatherley-White

Witness Name:	Carl Weatherley-White

Witness Address:	49 East 96th Street

New York, NY 10128

Witness Occupation:	President, LightBeam Electric Company

[Signature Page to Share Purchase Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accredited” means in relation to a Project that such Project has been Commissioned and the Eligibility Date has occurred.

“Acquisition” shall have the meaning set forth in the recitals of the Agreement.

“Action” shall have the meaning set forth in Section 3.21.

“Adjusted Initial Value” shall have the meaning set forth in Section 2.8(e).

“Adjustment Auditor” shall have the meaning set forth in Section 2.3(e).

“Affiliate” of a Person shall mean any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble of the Agreement.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, the False Claims Act, the United Kingdom Bribery Act 2010, as may be amended, or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City, New York or London, England are required to be closed.

“Cash” shall mean the aggregate amount of cash, cash equivalents, short-term investments and marketable securities held by the Target Group immediately prior to the Closing, less the aggregate amount of drafts and wire transfers issued by the Target Group prior to the Closing and that have not been cashed or paid immediately prior to the Closing, in each case calculated in accordance with UK GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Cash Consideration” shall mean (a) the Closing Date Cash Consideration as adjusted by the Post-Closing Adjustment (including any Turbine Adjustment or Contingent Adjustment), plus or minus as applicable (b) any adjustment paid under Section 2.10 in respect of the Gardrum Amount plus or minus as applicable (c) the Remeasure Payment as adjusted if applicable by any amounts withheld under Sections 2.8, 2.9 and/or 11.16 and not subsequently paid to the Sellers.

Exhibit A -1

“Casualty Defect” shall mean any destruction by fire, explosion or other casualty or any taking, or pending or threatened taking, in condemnation or under the right of eminent domain, of any Project, or any portion thereof, that is, or could reasonably be expect to be, materially adverse to any member of the Target Group.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation and memorandum of association, or other similar organizational documents of such entity (in each case, as amended).

“Claim” means any claim under this Agreement.

“Claim Notice” shall have the meaning set forth in Section 9.1(c).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Claim” shall mean an amount equal to the value of any claim which FID would have had for breach of any of the warranties given by the Sellers in Section 3 but for any notification made by the Sellers in accordance with Section 6.7(a), less any amount of such claim that has been fully taken into account by any consequential reduction in the Target Company Current Assets or an increase in the Target Company Current Liabilities.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Date Cash Consideration” shall mean cash in an amount equal to (a) the Initial Value, minus (b) the estimate of the Target Company Retired Indebtedness as set forth on the Closing Financial Certificate, minus (c) the estimate of the Unpaid Target Company Expenses as set forth on the Closing Financial Certificate, minus (d) if Section 2.10(a) applies the Gardrum Amount.

“Closing Date Retired Indebtedness” shall mean any Target Company Retired Indebtedness to the extent reflected in the Closing Financial Certificate, in accordance with Section 6.9.

“Closing Financial Certificate” shall mean a certificate prepared in good faith, in relation to the Target Group dated as of the Closing Date and signed by a director of the Sellers (without personal liability and on behalf of the Sellers) setting forth the Closing Financial Estimate, in the form of Exhibit E.

“Closing Financial Estimate” shall mean a statement prepared in good faith, in accordance with UK GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the audited Financial Statements, setting forth in reasonable detail as of the Closing Date: (i) each Target Company’s; and (ii) the aggregate of all the Target Companies’, estimates of each of (a) the Cash, (b) the Target Company Current Assets, (c) the Target Company Current Liabilities, (c) the Target Company

Exhibit A -2

Retired Indebtedness, (d) the aggregate amount of Unpaid Target Company Expenses, if any, and (e) the name, contact information, wire instructions and payoff amounts to be paid to satisfy in full such Unpaid Target Company Expenses and Target Company Retired Indebtedness and (g) the Gardrum Amount.

“Commercial Operation” shall mean the initiation of commercial operations as defined in the relevant Power Purchase Agreements.

“Commissioned” means that the manufacturer of the relevant turbine has issued a certificate confirming that it has been commissioned, that a G59 certificate has been issued in respect of the relevant turbine and that all appropriate accreditation applications to OFGEM have been made by such time.

“Confidentiality Agreement” means the confidentiality and non-circumvention agreement between FID and CWE dated August 25, 2014.

“Consent” shall mean any novation, assignment, consent, approval, notice or waiver.

“Consummated Other Agreement” means an Other Agreement with respect to which the transactions contemplated thereby have been consummated.

“Contract” shall mean any agreement, contract, subcontract, lease (whether for real or personal property), covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, mortgages, debentures, notes, obligations and options that is currently in effect whether oral or written.

“Controlling Party” shall have the meaning set forth in Section 9.1(c).

“Damages” shall mean Liabilities, losses, costs, damages, settlement payments, awards, judgments, fines, diminution in value and expenses, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts, but excluding punitive damages (except to the extent such punitive damages are claimed against or recovered from an Indemnified Party in connection with a third-party claim).

“Debt” shall mean (a) the outstanding principal amount of, and all interest and other amounts accrued in respect of any indebtedness for borrowed money, extensions of credit, purchase money financing and capitalized lease obligations or for the deferred purchase price of property or services, in each case, of any member of the Target Group, whether or not recourse to such member of the Target Group, (b) any obligation of any member of the Target Group evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any reimbursement obligation of any member of the Target Group with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of any member of the Target Group, (d) all obligations of any member of the Target Group under any interest rate and currency protection agreement (including any swaps, forward contracts, caps, floors, collars and similar agreements) and commodity swaps, forward contracts and similar agreements, (e) any deferred purchase price Liabilities related to past acquisitions of any member of the Target Group, (f) any “success fees,” sale, “stay-around,” retention, or similar bonuses or payments to current or former directors,

Exhibit A -3

officers, employees and consultants of any member of the Target Group paid as a result of or in connection with the transactions contemplated hereby pursuant to agreements between any member of the Target Group and any Person in existence prior to the Closing (excluding any bonuses payable to any employee based on the performance of such employee or the performance of any member of the Target Group), (g) any obligation of the type referred to in clauses (a) through (f) of another Person the payment of which each member of the Target Group has guaranteed or for which such member of the Target Group is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor, and (h) with respect to any obligation of the type referred to in clauses (a) though (f), all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, expenses, reimbursements, indemnities and all other amounts payable in connection therewith.

“Determined Amount” means the amount of any claim under or in connection with this Agreement which is Determined in favour of FID and/or LEC.

“Determined” shall mean, in relation to any claim under this Agreement, that such claim has been: (i) settled by agreement between the parties in writing; or (ii) adjudicated by a court of competent jurisdiction that has issued a binding decision or order that is incapable of any further appeal.

“Disputed Amount” means any amounts which are the subject of a bona fide dispute or claim notified by FID to the Sellers in accordance with Section 2.9(a) and which in accordance with Section 2.9(b) shall be paid to the Sellers or retained by FID as may be Determined.

“DOJ” shall have the meaning set forth in Section 6.2.

“Eligibility Date” shall have the meaning set forth in the Feed-in Tariffs Order 2012 No. 2782.

“End Date” shall mean 31 July 2015.

“Environment” means all or any part of the air (including, without limitation, the air within buildings and the air within other natural or man made structures above or below ground), water and land and any living organisms or systems supported by those media.

“Environmental Claim” shall mean any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

“Environmental Law” shall mean any and all Laws, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, codes of conduct or Contracts with any Governmental Body or industry body, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials, all as amended or superseded from time to time.

Exhibit A -4

“Environmental Permit” shall mean any permits, licenses, approvals, consents, agreements, exemptions, certifications, declarations, franchise, surcharge, credit, allowance or authorizations required or issued by any Governmental Body under or in connection with any Environmental Law, including any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Body under any applicable Environmental Law.

“FID” shall have the meaning set forth in the preamble of the Agreement.

“FID Fundamental Warranties” shall mean the warranties set forth in Section 4.1 (Due Incorporation; Subsidiaries) and Section 4.2 (Authority; Binding Nature of Agreement).

“FID Indemnified Party” shall have the meaning set forth in Section 9.1(a).

“FID Material Adverse Effect” shall have the meaning set forth in Section 4.3.

“Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Final Value” shall have the meaning set forth in Section 2.8(d).

“Financing Agreements” means the Facility Agreement between CWE WH Limited and Triodos Bank dated 20 Nov and 1 Dec 2014, the Cross Guarantee among CWE WH Limited, CWE Struan Limited, CWE Meikle Float Limited, CWE Jacobshall Limited, CWE Airdrie Limited & CWE Gardrum Limited in favour of Triodos Bank dated 20 Nov and 1 Dec 2014, the Facility Agreement between CWE Meikle Float Limited and Triodos Bank NV dated 27 Nov and 1 Dec 2014 the Facility Agreement between CWE Struan Limited and Triodos Bank NV dated 3 Feb 2014 and the proposed Facility Agreement between CWE Airdrie Limited and Triodos Bank Limited.

“Foreign Antitrust Authorities” shall mean the Governmental Bodies with oversight over Other Antitrust Laws including, but not limited to, the United Kingdom Office of Fair Trading and the Competition Commission, and the European Union Commission.

“Founding Companies” shall have the meaning set forth in the recitals of the Agreement.

“FTC” shall have the meaning set forth in Section 6.2.

“Fundamental Warranties” shall mean the warranties of the Sellers in Section 3.1 (Due Incorporation; Subsidiaries; Etc.), Section 3.2 (Charter Documents), Section 3.3 (Capitalization, Etc.), Section 3.17 (Tax Matters), Section 3.22 (Authority; Binding Nature of Agreement), Section 3.24 (Non-Contravention, Consents) and Section 3.25 (Financial Advisor).

“Gardrum Amount” shall mean the Sellers’ estimate (at the time of preparation of the Closing Financial Certificate) of the construction costs that will remain to be incurred after Closing in relation to the Gardrum Project until it is Commissioned plus £1,300,000.

“Gardrum Project” means the Project located at the Site leased by CWE Gardrum Limited at Gardrum Farm which has been granted planning permission for the erection of a 500kw wind turbine.

Exhibit A -5

“Government Bid” shall mean any offer made by any Target Company, which, if accepted, would result in a Government Contract.

“Government Contract” shall mean any Contract with a Governmental Body.

“Government Official” shall mean (a) any officer or employee of any Governmental Body, (b) any person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the European Union, the World Bank or the United Nations, (e) any political party or official thereof, or any person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

“Governmental Body” shall mean any international, multinational, national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.

“Grid Code” means the United Kingdom’s Grid Code dated 1 August 2014 (as amended).

“Guaranteed Obligations” shall have the meaning set forth in Section 2.11(a).

“Hazardous Substance” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

“Indemnification Demand” shall have the meaning set forth in Section 9.1(d).

“Indemnified Party” shall mean a FID Indemnified Party or Sellers Indemnified Party, as applicable.

“Indemnifying Party” shall have the meaning set forth in Section 9.1(d).

“Indemnity Threshold” shall have the meaning set forth in Section 9.3(d).

“Initial Value” shall mean £13,000,995.

“Initial Projected P50” for any Project shall mean the amount of kilowatt hours shown in the column headed “Estimated P50 in the table in Exhibit F.

“Insurance Policies” shall have the meaning set forth in Section 3.20.

Exhibit A -6

“Intellectual Property” shall mean all intellectual property rights, protected, created, or arising under the Laws of any jurisdiction throughout the world, including the following: (a) Trademarks and internet domain names, Internet websites, IP addresses, and URLs; (b) Patents and patent disclosures; (c) copyrights and copyrightable works (including but not limited to all translations, compilations, arrangements, adaptations, and derivative works thereof); (d) registrations and applications for any of the foregoing; (e) trade secrets and confidential or proprietary information (including but not limited to inventions, ideas, research and development, know-how, formula, composition, manufacturing and production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing and cost information, financial, business and marketing plans and proposals, and related information) (collectively, “Trade Secrets”); (f) all other intellectual property and proprietary rights, including design rights, moral rights and waivers of such rights by others, and the rights of publicity and privacy; (g) the right to sue and recover damages, attorneys’ fees and costs for past infringement or other violations; (h) computer software (including but not limited to all software implementations of algorithms, specifications, models and methodologies, source code, object code, and related data, databases, and documentation) (collectively, “Software”); (i) any and all goodwill associated with each of the foregoing; and (j) any and all copies or tangible embodiment of each of the foregoing.

“IPO” shall mean the initial public offering of LEC Stock pursuant to the Registration Statement.

“Knowledge of FID” shall mean the actual knowledge of a fact or other matter, after due inquiry, of any one of the following individuals: Peter Glenn, Jonathan Slater and Jeremy Dyer.

“Knowledge of the Sellers” shall mean the actual knowledge of a fact or other matter, after due inquiry, of any one of the following individuals: Nigel Constantine, Dominic Akers Douglas and Nigel Prescot.

“Law” or “Laws” shall mean any international, multinational, national, federal, state, regional, local, municipal, foreign or other law, statute and subordinate legislation, constitution, principle of common law, ordinances, orders, codes, common law, rule, regulation, ruling, requirement, guidance or guideline issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“LEC” shall have the meaning set forth in the recitals of the Agreement.

“LEC Stock” shall mean the common stock, par value $0.01 per share, of LEC.

“Liability” shall mean with respect to any Person any liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by such Person of any type whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown, or whether or not required by UK GAAP to be reflected on a balance sheet, or in the footnotes to a balance sheet, of any member of the Target Group.

“Lien” shall mean any security interest, pledge, mortgage, lien, charge, covenant, equitable interest, option, preference, priority, right of first refusal, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), servitude, easement, right of way, defect of title or other similar encumbrance of any nature whatsoever (whether absolute or contingent).

Exhibit A -7

“Market Capitalization” shall mean the total number of shares of LEC Stock outstanding immediately following the consummation of the IPO and the transactions contemplated by this Agreement and all Consummated Other Agreements multiplied by the price at which such shares were offered in the IPO.

“Material Assets” shall have the meaning set forth in Section 3.6(a)

“Material Contract” shall mean any Contract to which any member of the Target Group is a party or has rights or by which any of its properties or assets are otherwise bound of the following categories:

(i) any Contract (or group of related Contracts) that require payments by or to any member of the Target Group in excess of £25,000 in any calendar year, including any Contract (or group of related Contracts) for the purchase or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services;

(ii) (A) any Contract relating to the acquisition or disposition by any member of the Target Group of any operating business or material assets; (B) any Contract relating to the acquisition or disposition by any member of the Target Group of any operating business or material assets under which such member of the Target Group has any executory covenants or indemnification or other obligations or rights (including put or call options); or (C) any Contract under which any member of the Target Group has any indemnification or other similar obligations;

(iii) (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by any member of the Target Group; (B) any Contract evidencing Debt of any member of the Target Group or providing for the creation of or granting any Lien upon any of the property or assets of any member of the Target Group (excluding Permitted Liens); (C) any Contract (1) relating to any loan or advance to, or investment in, any Person which is outstanding as of the date of the Agreement (other than immaterial advances to employees and consultants in the ordinary course of business consistent with past practices) or (2) obligating or committing any member of the Target Group to make any such loans, advances or investments; (D) any currency, commodity or other hedging or swap Contract; and (E) any Contract under which any Person has directly or indirectly guaranteed Debt of any member of the Target Group;

(iv) (A) any Contract containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting any member of the Target Group or any of their respective Affiliates (including LEC, any Target Company and their respective Affiliates after the Closing) from engaging in any business or activity in any geographic area or other jurisdiction; (B) any Contract in which any member of the Target Group has granted “exclusivity” or that requires such member of the Target Group to deal exclusively with, or grant exclusive

Exhibit A -8

rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (C) any Contract containing a “most-favored-nation”, best pricing or other similar term or provision by which another party to such Contract or any other Person is, or would become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person; or (D) any Contract containing any “non-solicitation” or “no-hire” provisions or covenants running in favor of another Person operating in the industry in which any Target Company operates;

(v) (A) all Target IP Agreements (excluding any licenses for generally-commercially-available, off-the-shelf Software and agreements for Public Software); (B) any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which any member of the Target Group is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property; (C) any power of attorney granted by any member of the Target Group; (D) any Contract that if terminated, or if such Material Contract expired without being renewed, would have a Target Group Material Adverse Effect; (E) any Contract between any member of the Target Group, on the one hand, and any current or former director, officer, employee, advisor, consultant or Affiliate of any Target Company, on the other (including employment, severance, retention, bonus, indemnification or other Contracts); (F) any Contract containing an option in favor of a party other than a Target Company or granting any right of first refusal or right of first offer, right of first negotiation or similar right in favor of a party other than a Target Company or that limits or purports to limit the ability of any member of the Target Group to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of their assets or businesses; (G) any Government Contract or Government Bid; (H) any Contract involving a confidentiality, standstill or similar arrangement; (I) any Principal Project Document; (J) any Contract creating or purporting to create any partnership, joint venture, strategic alliance or joint development or any sharing of profits, losses, costs or liabilities by any member of the Target Group with any third party; (K) any Contract that provides for “earn-outs” or other contingent payments by or to any member of the Target Group; or (L) any other Contracts (other than those described in any of clauses (i) through (v)) material to any Target Company or entered into outside of the ordinary course of business of any Target Company other than any such Contract terminable by such Target Company without penalty on ninety (90) days’ or shorter notice.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Non-controlling Party” shall have the meaning set forth in Section 9.1(c).

“OFGEM” means the United Kingdom’s Office of Gas and Electricity Markets.

“Other Agreements” shall have the meaning set forth in the recitals of the Agreement.

Exhibit A -9

“Other Antitrust Laws” means any merger control, competition, antitrust, or foreign investment Laws of all jurisdictions other than those of the United States, including but not limited to the United Kingdom’s Competition Act 1998, as amended, and Enterprise Act 2002, as amended, and the European Union Council Regulation 139/2004 EC, as amended.

“Patents” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications, utility models or other similar rights; (b) all patent applications filed either from such patents, patent applications or other provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, substitutions, patents-of-addition, provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications described in clauses (a) and (b), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (a), (b) and (c); and (e) any and all rights and priorities afforded under any Law with respect to the foregoing.

“Permitted Liens” shall mean: (a) Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings if adequate reserves with respect to thereto are being maintained on the relevant member of the Target Group’s financial statements in accordance with UK GAAP; (b) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements incurred in the ordinary course of business; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations incurred in the ordinary course of business; (d) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens incurred in the ordinary course of business; (e) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of any member of the Target Group or materially detracting from the value of the property upon which such encumbrance exists; (f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (g) the Liens set forth on Exhibit B.

“Person” shall mean any individual, entity or Governmental Body.

“Planning Agreements” shall mean any agreement, undertaking or obligation pursuant to the Public Health (Scotland) Acts, section 3A, 8, 16A or 37 of the Sewerage (Scotland) Act 1968, section 50 of the Town & Country Planning (Scotland) Act 1972, the Roads (Scotland) Act 1984, section 75 of the Town and Country Planning (Scotland) Act 1997, section 3 of the Local Government (Development and Finance) (Scotland) Act 1964, section 20 of the Local Government in Scotland Act 2003, section 69, 70 or 73 of the Local Government (Scotland) Act 1973, Section 106 of the Town and Country Planning Act 1990, Section 111 of the Local Government Act 1972, Section 38 or 278 of the Highways Act 1980 or Section 104 of the Water Industry Act 1991 or any statutory modification or re-enactment of these statutory provisions or any provision in legislation of a similar nature.

Exhibit A -10

“Post-Closing Adjustment” shall have the meaning set forth in Section 2.3(c).

“Post-Closing Adjustment Notice” shall have the meaning set forth in Section 2.3(b).

“Power Purchase Agreements” means the power purchase agreements (and any related amendments or modifications) as more specifically identified on Section 3.10(a) of the Sellers’ Disclosure Schedule.

“Pre-Closing Period” shall mean the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1.

“Principal Project Documents” shall mean all Contracts and other documents relating to the installation, operation, maintenance, testing, repair and use of the Projects, including power purchase agreements, interconnection agreements, installation agreements, real property leases, O&M agreements, engineering, procurement and construction contracts and outlet transmission agreements.

“Project” shall mean each of the projects as described on Exhibit C.

“Public Software” shall mean any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free computer software, open source Software or similar licensing or distribution models, including Software licensed or distributed under any of the licenses or distribution models identified by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical, or any similar license or distribution model.

“Real Property” means all land and structures on under or over such land as is used or required to be used for the purpose of the Projects.

“Real Property Leases” shall have the meaning set forth in Section 3.7(b).

“Registration Statement” shall mean that certain registration statement of LEC on Form S-1 covering the IPO.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing of a Hazardous Substance.

“Relief” means any loss, relief, allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of, or any other saving of, Tax, and any reference to the use or set off of Relief shall include use or set off in part and any reference to the loss of a Relief shall include the absence, non existence, clawback or cancellation of any such Relief, or to such Relief being available only in a reduced amount in which case the loss shall refer only to such reduced amount.

Exhibit A -11

“Remeasure Condition” has the meaning set forth in Section 2.8(a).

“Remeasure Payment” has the meaning set forth in Section 2.8(e).

“Revised Aggregate Net Income” shall have the meaning set forth in Section 2.8(c).

“Revised Projected P50” shall mean, in respect of each Project, the forecast annual generation in MWh, which (based on historical data available at the time of the forecast for the period from 1 May 2015 to 30 September 2016) will be exceeded with a probability of fifty percent (50%).

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller” shall mean each of CWE and WHL individually, and “Sellers” shall mean them together.

“Sellers Claims” shall have the meaning set forth in Section 6.1.

“Sellers’ Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Sellers and delivered to FID on the date of the Agreement.

“Sellers Indemnified Party” shall have the meaning set forth in Section 9.1(b).

“Shares” shall have the meaning set forth in the recitals of the Agreement.

“Site” shall mean any real properties currently or previously owned, leased, occupied or operated by: (i) any member of the Target Group; (ii) any predecessors of any member of the Target Group; or (iii) any entities previously owned by any member of the Target Group, in each case, including all soil, subsoil, surface waters and groundwater thereat.

“Software” shall have the meaning given in the definition of Intellectual Property.

“Specified Information” shall mean the information relating to the Target Companies, Target Subsidiaries or the Sellers contained in (i) the summary, selected and pro forma financial information included in the Registration Statement or (ii) (A) the chart of projects in LEC’s initial portfolio in the sections of the Registration Statement titled “Summary—Current Operations” and “Business—Current Operations” and (B) the section of the Registration Statement titled “Business—Our Initial Portfolio—Individual Project Descriptions—Wind—CWE Portfolio.” Provided that a copy of such Specified Information has been given to, or agreed by, the Sellers in accordance with Section 6.11(a).

“Straddle Period” shall have the meaning set forth in Section 9.1(a).

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding share capital or capital stock having ordinary voting power to elect a majority of the board of directors (or other body performing similar functions) of such corporation or other Person (irrespective of whether at the

Exhibit A -12

time share capital or capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or controlled by such Person. In addition and for the avoidance of doubt, the entities set forth in Part II of Exhibit D are each a Target Subsidiary.

“Takeover Proposal” shall mean any proposal or offer from any Person or group of Persons (other than FID or its Affiliates) with respect to a merger, acquisition, scheme of arrangement, consolidation, recapitalization, business combination, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of assets or any equity or equity-linked securities of, any member of the Target Group, or which could reasonably be expected to impair, prevent or delay, or dilute the benefits to FID of, the transactions contemplated by this Agreement.

“Target Company” and “Target Companies” shall have the meaning set forth in the preamble to the Agreement.

“Target Company Current Assets” shall mean the current assets of a Target Company and its Target Subsidiaries, if applicable, as of immediately prior to the Closing as determined under UK GAAP applied on a basis consistent with the preparation of the audited Financial Statements, but excluding (i) Cash and (ii) any deferred income tax assets.

“Target Company Current Liabilities” shall mean the current Liabilities of a Target Company and its Target Subsidiaries, if applicable, as of immediately prior to the Closing as determined under UK GAAP applied on a basis consistent with the preparation of the audited Financial Statements, but excluding (i) any Liability included in the applicable Target Company Retired Indebtedness or Unpaid Target Company Expenses, (ii) any current Liabilities that are non-cash charges or expenses (e.g., deferred revenue) and (iii) any deferred income tax liabilities and any other Liabilities that UK GAAP does not require to be immediately shown in financial statements such as an obligation to make a payment that accrues after the Closing.

“Target Company Retired Indebtedness” shall mean the aggregate amount of Debt existing immediately prior to the Closing.

“Target Group” means the Target Companies and the Target Subsidiaries.

“Target Group Material Adverse Effect” shall mean any change, development, event, occurrence, fact or effect that, individually or in the aggregate with any one or more other changes, developments, occurrences, facts or effects, is, or could reasonably be expected to be, materially adverse to the operations, assets, liabilities, financial condition, prospects, results of operation or business of the Target Group taken as a whole; provided, however, that, subject to the following sentence, none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Target Group Material Adverse Effect: (a) any adverse effect resulting from changes in economic conditions, except to the extent such economic conditions have a disproportionate effect on the

Exhibit A -13

Target Group as compared to any of the other companies in the industry in which the Target Group operates or competes; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Target Group operates or competes, except to the extent such adverse effect has a disproportionate effect on the Target Group as compared to any of the other companies in such industry or industry sector; or (c) any adverse effect resulting directly or indirectly from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof, except to the extent such adverse effect has a disproportionate effect on the Target Group as compared to any of the other companies in such industry or industry sector.

“Target Intellectual Property” shall mean all Intellectual Property of any third-party that is used or held for use by any member of the Target Group pursuant to any Target IP Agreement.

“Target IP Agreements” shall mean all: (a) licenses of Intellectual Property from a member of the Target Group to any third party; (b) licenses of Intellectual Property to a member of the Target Group from any third party (including any licenses for generally-commercially-available, off-the-shelf Software and agreements for Public Software); and (c) coexistence, settlement, assignment, and other agreements containing any covenant or provision relating to the ownership, use, restriction, exploitation, or enforcement of any Intellectual Property to which a member of the Target Group is a party (or is otherwise bound).

“Target-Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any member of the Target Group.

“Target Permit” shall have the meaning set forth in Section 3.9(a).

“Target Subsidiary” shall have the meaning set forth in Section 3.1(c).

“Tax” or “Taxes” shall mean (a) any and all federal, state, local, or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added tax, goods and services tax, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, municipal tax, municipal surcharge premium, property, escheat, unclaimed property, environmental or windfall profit tax, custom duty or other tax, social security or national insurance contributions, or any other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body, (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express obligation to indemnify any other Person.

“Tax Claim” shall have the meaning set forth in Section 6.6(b).

“Tax Returns” shall mean any return, statement, report, Tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed by any member of the Target Group with respect to Taxes.

Exhibit A -14

“Trademarks” shall mean all trademarks, service marks, trade dress, corporate names, trade names, logos and slogans, and all other designations of source (and all translations, adaptations, derivations and combinations of, and goodwill associated with the foregoing).

“Trade Secret” shall have the meaning given in the definition of Intellectual Property.

“Turbine Adjustment” shall have the meaning in Section 2.3(b).

“UK GAAP” shall mean United Kingdom Generally Accepted Accounting Practice.

“US GAAP” shall mean United States Generally Accepted Accounting Principles.

“Underwriters” shall mean the prospective underwriters in the IPO, as identified in the Registration Statement.

“Unpaid Target Company Expenses” shall mean the sum of (a) the aggregate out-of-pocket expenses, fees and disbursements (including travel, lodging, entertainment and associated expenses) of all attorneys, accountants, investment bankers and other advisers and agents of the Target Group incurred by or on behalf of, or paid or to be paid by any member of the Target Group in connection with the negotiation, execution, delivery and performance of the Agreement through the Closing and (b) all fees payable to the Sellers as a result of or in connection with the transactions contemplated hereby, in each case to the extent that such fees, expenses, bonuses and disbursements have not been paid by the Target Group in cash on or prior to the Closing.

“VAT” shall have the meaning set forth in Section 3.17(p).

Exhibit A -15

EXHIBIT B

PERMITTED LIENS

As shown in Section 3.1(c) and Section 3.3 (a) of the Seller’s Disclosure Schedule

EXHIBIT C

PROJECTS DESCRIPTION

As listed in the Column Headed “Site Name” of Exhibit F

EXHIBIT D

PART I

TARGET COMPANY

CWE WH Limited

Date of incorporation:	2 November 2012

Place of registration:	England and Wales

Company registration number:	08279151

Registered address:	First Floor, River Court, The Old Mill Office Park Mill Lane Godalming Surrey United Kingdom GU7 1EZ

Authorized share capital:	Not Applicable

Issued share capital:	£100, divided into 100 ordinary shares of £1 each

Ordinary shares held by the Sellers prior to Closing:	80 ordinary shares held by CWE and 20 ordinary shares held by WHL

Directors:	Mr Dominic Lovett Akers-Douglas Mr Nigel Kenrick Grosvenor Prescot Mr Simon Piers Tribe

Name and address of corporate secretary:	Mr Luke Kevin Andrews First Floor, River Court, The Old Mill Office Park Mill Lane Godalming Surrey United Kingdom GU7 1EZ

Subsidiaries:	CWE Struan Limited CWE Meikle Float Limited CWE Airdrie Limited CWE Jacobshall Limited CWE Gardrum Limited

Mortgages and charges	As shown in Section 3.1(c) of the Sellers’ Disclosure Schedule

EXHIBIT D

PART II

LIST OF TARGET SUBSIDIARIES

CWE Struan Limited

Date of incorporation:	9 May 2013

Place of registration:	England and Wales

Company registration number:	8521089

Registered address:	First Floor, River Court, The Old Mill Office Park Mill Lane Godalming Surrey United Kingdom GU7 1EZ

Authorized share capital:	Not Applicable

Issued share capital:	£1, divided into 1 ordinary share of £1 each

Ordinary shares held by the Sellers prior to Closing:	1 ordinary share

Directors:	Mr Dominic Lovett Akers-Douglas Mr Nigel Kenrick Grosvenor Prescot

Name and address of corporate secretary:	Mr Luke Kevin Andrews First Floor, River Court, The Old Mill Office Park Mill Lane Godalming Surrey United Kingdom GU7 1EZ

Subsidiaries:	None

Mortgages and charges	As shown in Section 3.1(c) of the Sellers’ Disclosure Schedule

CWE Meikle Float Limited

Date of incorporation:	9 August 2013

Place of registration:	England and Wales

Company registration number:	8644927

Registered address:	First Floor, River Court, The Old Mill Office Park Mill Lane Godalming Surrey United Kingdom GU7 1EZ

Authorized share capital:	Not Applicable

Issued share capital:	£1, divided into 1 ordinary share of £1 each

Ordinary shares held by the Sellers prior to Closing:	1 ordinary share

Directors:	Mr Dominic Lovett Akers-Douglas Mr Nigel Kenrick Grosvenor Prescot

Name and address of corporate secretary:	Mr Luke Kevin Andrews First Floor, River Court, The Old Mill Office Park Mill Lane Godalming Surrey United Kingdom GU7 1EZ

Subsidiaries:	None

Mortgages and charges:	As shown in Section 3.1(c) of the Sellers’ Disclosure Schedule

CWE Airdrie Limited

Date of incorporation:	25 February 2014

Place of registration:	England and Wales

Company registration number:	8910970

Registered address:	First Floor, River Court, The Old Mill Office Park Mill Lane Godalming Surrey United Kingdom GU7 1EZ

Authorized share capital:	Not Applicable

Issued share capital:	£1, divided into 1 ordinary share of £1 each

Ordinary shares held by the Sellers prior to Closing:	1 ordinary share

Directors:	Mr Dominic Lovett Akers-Douglas Mr Nigel Kenrick Grosvenor Prescot

Name and address of corporate secretary:	Mr Luke Kevin Andrews First Floor, River Court, The Old Mill Office Park Mill Lane Godalming Surrey United Kingdom GU7 1EZ

Subsidiaries:	None

Mortgages and charges:	As shown in Section 3.1(c) of the Sellers’ Disclosure Schedule

CWE Jacobshall Limited

Date of incorporation:	16 May 2014

Place of registration:	England and Wales

Company registration number:	9044614

Registered address:	First Floor, River Court, The Old Mill Office Park Mill Lane Godalming Surrey United Kingdom GU7 1EZ

Authorized share capital:	Not Applicable

Issued share capital:	£1, divided into 1 ordinary share of £1 each

Ordinary shares held by the Sellers prior to Closing:	1 ordinary share

Directors:	Mr Dominic Lovett Akers-Douglas Mr Nigel Kenrick Grosvenor Prescot

Name and address of corporate secretary:	Mr Luke Kevin Andrews First Floor, River Court, The Old Mill Office Park Mill Lane Godalming Surrey United Kingdom GU7 1EZ

Subsidiaries:	None

Mortgages and charges:	As shown in Section 3.1(c) of the Sellers’ Disclosure Schedule

CWE Gardrum Limited

Date of incorporation:	25 February 2014

Place of registration:	England and Wales

Company registration number:	8910745

Registered address:	First Floor, River Court, The Old Mill Office Park Mill Lane Godalming Surrey United Kingdom GU7 1EZ

Authorized share capital:	Not Applicable

Issued share capital:	£1, divided into 1 ordinary share of £1 each

Ordinary shares held by the Sellers prior to Closing:	1 ordinary share

Directors:	Mr Dominic Lovett Akers-Douglas Mr Nigel Kenrick Grosvenor Prescot

Name and address of corporate secretary:	Mr Luke Kevin Andrews First Floor, River Court, The Old Mill Office Park Mill Lane Godalming Surrey United Kingdom GU7 1EZ

Subsidiaries:	None

Mortgages and charges:	As shown in Section 3.1(c) of the Sellers’ Disclosure Schedule

EXHIBIT E

CLOSING FINANCIAL CERTIFICATE

[See attached]

EXHIBIT E

CLOSING FINANCIAL CERTIFICATE

To:	Fifty ID Re Limited

[Address]

LightBeam Electric Company

[Address]

From:	[Seller]

[Address]

This statement is prepared in good faith, in accordance with UK GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the [last audited accounts of the Target Group/Financial Statements].1

PART I – Closing Financial Estimate

Target Company / Target Subsidiary2: ____________________________________

Item	Line Items (£)		Total (£)
Cash	[	•]	[	•]
Current Assets	[	•]	[	•]
Current Liabilities	[	•]	[	•]
Retired Indebtedness	[	•]	[	•]
Unpaid Expenses	[	•]	[	•]

[1]	Supporting documentation to be submitted with the certificate which will permit the recipient to understand the estimates provided herein.

Aggregate for the Target Group

Item	Total (£)
Cash	[	•]
Target Group Current Assets	[	•]
Target Group Current Liabilities	[	•]
Target Group Retired Indebtedness	[	•]
Target Group Unpaid Expenses	[	•]

PART II – Closing Date Cash Consideration and holdback

Item	Calculation	Amount (£)
Closing Date Cash Consideration
Uplift retention	[Net Income x 11.2/11.235] less [Net Income x 9.3][3]

PART III – Wire Instructions

Name of Lender / Creditor	Name of Target Company borrower/debtor		Contact information		Payoff amount		Wire instruction details
[•]	[	•]	[	•]	[	•]	[	•]
[•]	[	•]	[	•]	[	•]	[	•]
[•]	[	•]	[	•]	[	•]	[	•]

[3]	Subject to adjustment in connection with the Remeasurement Payment.

PART IV – Put Projects

Project	Non-Commissioned Amount (£)
[•]	[	•]
[•]	[	•]
[•]	[	•]

Approved and signed by:

Title:

Signature:

For and on behalf of Constantine Wind Energy Limited, but without personal liability of the signatory

EXHIBIT F

CALCULATION OF CLOSING DATE CASH CONSIDERATION

1.	The Initial Value has been calculated on the basis of the information set forth in the table in paragraph 3 and the formulae set forth in paragraph 2 below.

2.	The Initial Value is the aggregated amount of the result of the following calculation in respect of each of the Projects:

(i)	the Net Income for each Project; multiplied by

(ii)	9.30.

3.	For the purposes of this Exhibit F:

(i)	“Net Income” means in relation to the relevant Project the amount set forth in the column headed “net income” of the table below such amount having been calculated as:

a.	the Gross Income; less

b.	the estimated costs and expenses as shown in such table

(ii)	“Gross Income” means in relation to the relevant Project:

a.	the income of a Project based on the P50 number as set forth in the column headed “Estimated P50” of the table below; multiplied by

b.	the relevant tariff or PPA price as set forth in the columns headed “FiT rate” and “PPA Rate” of the table below.

See table inserted on next page.

Site Name	No of turbines	Total Capacity(kw)	Estimated P50	Eligibility Date	Status	Est Operational	FiT rate	PPA Rate	income	rent	Other rent	elec import	insurance	O&M	Metering	Comms/ Contingency	running costs	net income	Initial Payment	Make Up Payment 15th May IPO	Make Up Payment Post 15th May IPO
CWE WH PORTFOLIO																			9.3 x	11.2 x (+1.9)	11.235 x (+1.935)
CWE WH Limited							1.60%
Struan	1	330	1,200,000	15/11/2013	Operational		0.1853	0.063	297,960	32,775.6	—	1,159.0	1,900.0	11,338.6	205	2,000.0	16,603	248,582	2,311,811	472,305	481,006
Meikle Float (E33)	1	330	1,220,000	04/12/2014	Operational		0.1883	0.063	306,543	42,916.0	5,900.0	1,159.0	1,900.0	11,527.6	205	2,000.0	22,692	240,935	2,240,700	457,777	466,210
Airdrie (E48)	1	500	1,750,000	18/12/2014	Operational		0.1883	0.063	439,713	61,559.9	—	1,159.0	2,500.0	9,645.7	205	2,000.0	15,510	362,644	3,372,588	689,023	701,716
Jacobshall (E33)	1	330	1,300,000	Apr-14	Construction	Apr-14	0.1355	0.063	258,095	28,390.4	—	1,159.0	1,900.0	12,283.5	205	2,000.0	17,547	212,157	1,973,059	403,098	410,523
Gardrum (E48)	1	500	1,840,000	Aug-14	Planning/Grid	Aug-14	0.1506	0.063	392,971	43,226.8	—	1,159.0	2,600.0	10,141.7	205	2,000.0	16,106	333,638	3,102,838	633,913	645,590

	5	1,990																£1,397,956	£13,000,995	£2,656,117	£2,705,046

EXHIBIT G

ALLOCATION SCHEDULE

Name	Address	Percentage
Constantine Wind Energy Limited	First Floor River Court The Old Mill Office Park Godalming Surrey GU7 1EZ	80%
Wind Harvest Limited	Corrary Farm Glenelg Kyle IV40 8JX	20%

EXHIBIT H

REMEASURE

PART I: PROJECT INFORMATION

Project	Initial Projected P50	Initial Projected Net Income
Struan	1,200,000	£248,582
Meikle Float (E33)	1,220,000	£240,935
Airdrie (E48)	1,750,000	£362,644
Jacobshall (E33)	1,300,000	£212,157
Gardrum (E48)	1,840,000	£333,638
	Aggregate Initial Projected Net Income:	£1,397,956

PART II: METHODOLOGY

To be agreed between, and initialed by, each of FID and the Sellers, which such document shall form Part II of this Exhibit H.

ANNEX A

FORM OF OPINION OF COUNSEL FOR SELLERS

Addressees

FIFTY ID RE LIMITED

21 Great Winchester Street,

London EC2N 2JA

[Underwriters]

[Address]

[DATE] 2015

Dear Sirs,

Share Purchase Agreement dated as of March 27, 2015, by and among Fifty ID RE Limited, Constantine Wind Energy Limited, Wind Harvest Limited and LightBeam Electric Company

1.	BACKGROUND

1.1.	We have acted as legal advisers to Constantine Wind Energy Limited in connection with the above Agreement (the Agreement).

1.2.	This is the legal opinion referred to in Section 7.8 of the Agreement.

2.	DOCUMENTS EXAMINED AND ENQUIRIES MADE

For the purpose of issuing this opinion, we have only examined the documents listed below:

2.1.	a signed scanned copy of the Agreement;

2.2.	a copy of the certificate of incorporation and Articles of Association of each of the Sellers; and

2.3.	a copy of the minutes of a meeting of the board of directors of Constantine Wind Energy Limited held on 24 March 2015 and of Wind Harvest Limited held on 25 March 2015, approving the transactions contemplated by the Agreement and authorising the signing of the Agreement (the Minutes)

and we have only made and relied on an on-line search with the Registrar of Companies in respect of the Sellers as at the start of business on 26 March 2015.

3.	ASSUMPTIONS AND QUALIFICATIONS

The opinions in this letter are given on the basis of the assumptions set out below and are subject to the qualification set out below.

Assumptions

The opinions in paragraph 4 have been made on the following assumptions:

3.1.	All signatures on all documents mentioned above are genuine. All copy documents are complete and conform to the originals.

3.2.	The resolutions of the board of directors of each of the Sellers set out in the Minutes were duly passed at a properly convened meeting of directors of each of the Sellers. The correct procedure was carried out at the board meetings, for example, there was a valid quorum and all relevant interests of directors were declared. The Minutes are complete and correct and have not been amended or rescinded and are in full force and effect.

3.3.	One of the persons authorised by the resolutions of the board of directors of each of the Sellers set out in the Minutes signed the Agreement on behalf of each Seller.

3.4.	The articles of association of each of the Sellers have not been amended since the date of the copies examined by us.

3.5.	The information disclosed by the search referred to in paragraph 2 is true, accurate, complete and up-to-date in all respects. There is no information which should have been disclosed by that search that has not been disclosed for any reason and there has been no alteration in the status or condition of any of the Sellers since the date that search was made.

Qualifications

The opinions in paragraph 4 are subject to the following qualification:

3.6.	The search with the Registrar of Companies referred to in paragraph 2 is not conclusively capable of revealing whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed may not be entered on the public record of the relevant company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

4.	OPINIONS

We are of the opinion that as at the date of this opinion:

4.1.	Constantine Wind Energy Limited is a company incorporated in England under the Companies Act 2006 and Wind Harvest Limited is a company incorporated in Scotland under the Companies Act 2006.

4.2.	Each of the Sellers has corporate power to enter into and to perform its obligations under the Agreement and has taken all necessary corporate action under its constitution to authorise its signing and performance of the Agreement.

4.3.	No filings or registrations with any registration office in England are necessary to ensure the validity and legality of the Agreement or their enforceability against any of the Sellers and this Agreement will be admissible in any legal proceedings initiated in England, in each case subject to and except for the payment of stamp duty.

4.4.	No approvals, consents, licences, authorisations or exemptions from any governmental authority in England are required to be obtained by the Sellers to ensure the validity and legality of the Agreement or their enforceability against the Sellers.

5.	SCOPE OF OPINION

5.1.	This opinion relates only to English law as applied by the English courts at the date of this opinion. By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect. We express no opinion in this opinion on the laws of any other jurisdiction.

5.2.	This opinion (and any non-contractual obligations arising out of it) is governed by and shall be construed in accordance with English law as at the date of this opinion.

6.	WHO MAY RELY ON THE OPINION

This opinion is addressed to solely to the persons shown as Addressees above solely for their own benefit in relation to the transactions contemplated by the Agreement. It may not be disclosed to or relied on by any other person, or used for any other purpose without our prior written consent.

Yours faithfully,

Tulloch & Co

ANNEX B

DETAILS OF REAL PROPERTY LEASES AND COMPANY PERMITS

REAL PROPERTY LEASES

SITE NAME	ADDRESS	LANDOWNER TITLE	LEASEHOLD TITLE NUMBER	LEASE	LEASE TERM DATES	RENT	ANY TITLE INSURANCE	ASSIGNATIONS	SUPPLEMENTARY DOCS
STRUAN	GESTO FARM, STRUAN, ISLE OF SKYE, IV56 8FX	SASINE	INV30514	LEASE BETWEEN DAVID GRAY SINCLAIR AND WIND HARVEST LIMITED DATED 22 & 26 NOVEMBER AND REGISTERED BCS 29 NOVEMBER 2012	2 NOVEMBER 2012 TO 22 NOVEMBER 2042	11% GROSS REVENUE (INSTALLED CAPACITY NOT MORE THAN 1500KW)		ASSIGNATION BY WIND HARVEST LIMITED TO CWE ENERCON LIMITED AND ASSIGNATION BY CWE ENERCON LIMITED TO CWE STRUAN LIMITED

MEIKLE FLOAT	MEIKLE FLOAT FARM, SANDHEAD, STRANRAER, DG9 9LF	SASINE	WGN8050	LEASE BETWEEN ROBERT ARTHUR REID AND CWE MEIKLE FLOAT LIMITED DATED 10 & 30 MAY AND REGISTERED BCS 20 JUNE 2014	35 YEARS FROM 27 MAY 2014.	14% OF GROSS REVENUE OR 12.5% OF GROSS REVENUE WHERE LANDLORD ELECTS TO CONSUME UP TO 10% OF ANNUAL ELECTRICAL OUTPUT.

SUB LEASE AMONG ROBERT ARTHUR REID, CWE MEIKLE FLOAT LIMITED AND SP DISTRIBUTION PLC

AIRDRIE	AIRDRIE FARM, ANSTRUTHER, KY10 3LE	FFE84931	FFE105869 – REGISTRATION IN LAND REGISTER NOT YET COMPLETE.	LEASE BETWEEN THE FIRM OF ROY K FISHER AND CWE AIRDRIE LIMITED DATED 20 7 25 JUNE AND REGISTERED BCS 25 JULY 2014.	30 YEARS FROM 2 JUNE 2014	14% GROSS REVENUE OR 13% WHERE LANDLORD ELECTS TO USE UP TO 10% OF ANNUAL ELECTRICAL OUTPUT. MINIMUM RENT OF £3,500 PER MEGAWATT OF INSTALLED CAPACITY FROM 15TH ANNIVERSARY OF DATE	YES - £2,000,000 IN RESPECT OF ACCESS BELLMOUTH AND GRID ROUTE GAP.
OF ENTRY.

SUB LEASE AMONG THE FIRM OF ROY K FISHER, CWE AIRDRIE LIMITED AND SP DISTRIBUTION PLC

JACOBSHALL	JACOBSHALL FARM, GAMRIE, BANFF, AB45 3JL	SASINE	BNF9721 – REGISTRATION IN LAND REGISTER NOT YET COMPLETE.	LEASE BETWEEN THE FIRM OF J.G.S & D. DUNCAN, DOUGLAS MCROBERT DUNCAN AND CWE JACOBSHALL LIMITED DATED 28 AUGUST AND 9 SEPTEMBER AND REGISTERED BCS 16 OCTOBER 2014	30 YEARS FROM 25 AUGUST 2014.	11% OF GROSS REVENUE. AS FROM 15TH ANNIVERSARY OF THE DATE OF ENTRY HIGHER OF 11% OF GROSS REVENUE AND £7,500 PER ANNUM.

SUB LEASE AMONG CWE JACOBSHALL LIMITED AND SCOTTISH HYDRO ELECTRIC POWER PLC DATED 12 & 15 DECEMBER 2014 AND REGISTERED BCS 5 MARCH 2015.

GARDRUM	GARDRUM FARM, CALIFORNIA, FALKIRK, FK1 2DQ	STG60659 PLUS PART SASINE	NOT YET PRESENTED FOR REGISTRATION.	LEASE BETWEEN WILLIAM MARTIN & FIONA ANN MARTIN AND CWE GARDRUM LIMITED	30 YEARS FROM 25 FEBRUARY 2015.	11% OF GROSS REVENUE OR 10% WHERE LANDLORD OPTS TO USE UP TO 10% OF ANNUAL ELECTRICAL OUTPUT. (INSTALLED CAPACITY NOT MORE THAN 1500KW)	Yes – in respect of mineral reservation /workings. £1.5 million.

COMPANY PERMITS

SITE NAME	LOCAL PLANNING AUTHORITY AND PLANNING REFERENCE	RELEASE OF PLANNING CONDITIONS	OUTSTANDING PLANNING CONDITIONS
STRUAN	THE HIGHLAND COUNCIL 11/02907/FUL & 12/02912/FUL	YES	2
MEIKLE FLOAT	DUMFRIES & GALLOWAY COUNCIL 12/P/1/0148	NO	3
AIRDRIE	FIFE COUNCIL 13/00294/FULL	YES	6, 7, 13
JACOBSHALL	ABERDEENSHIRE COUNCIL BB/APP/2012/1122	YES	3,10,11,14
GARDRUM	FALKIRK COUNCIL P/14/0431/FUL	YES	5

ANNEX C

FORMS W-8

FOR CWE AND WHL

UPDATED INFORMATION FOR USERS OF FORM W-8BEN-E — USE OF FORM W-8BEN (REVISION DATE FEBRUARY 2006) BEFORE JANUARY 1, 2015
The Form W-8BEN-E reflects changes made by the Foreign Account Tax Compliance Act (FATCA) and is for use by beneficial owners that are entities. Entities also may use the Form W-8BEN (revision date February 2006) through December 31, 2014. For purposes of chapter 3 of the Internal Revenue Code, a Form W-8BEN (revision date February 2006) provided to a withholding agent by an entity before January 1, 2015 will remain valid until the form’s validity expires under Treasury Regulations section 1.1441-1(e) (4)(ii). For purposes of chapter 4 of the Internal Revenue Code, a Form W-8BEN (revision date February 2006) provided to a withholding agent by an entity before January 1, 2015 is and will remain valid to the extent permitted in Treasury Regulations section 1.1471-3(d)(1) (describing the allowance for use of a “pre-FATCA Form W-8”). See also Treasury Regulations section 1.1471-2T(a)(4)(H) (describing a transitional exception to withholding for certain payments made with respect to a preexisting obligation). A withholding agent may request that you provide a Form W-8BEN (revision date February 2006) before January 1, 2015. The Form W-8BEN (revision date February 2006) can be found on irs.gov in the Forms and Publications section, under the “Prior Year Forms” tab, by searching the cumulative list of forms posted there for the term “Form W-81’. It does not reflect the changes made by FATCA ko„, W-8BEN-E Certificate of Status of Beneficial Owner for (February2014) United States Tax Withholding and Reporting (Entities) 0MBNo 1545.,82t „ , ,„ ?For use by entitles. Individuals must use Form W-SBEN. ? Section references are to the Internal Revenue Code. Department of the Treasury p. information about Form W-8BEN-E and Its separate instructions is at www.irs.gov/formw8bene. internal Revenge Service ? Give this form to the withholding agent or payer. Do not send to the IRS. Do NOT use this form for: instead use Form: U.S. entity or U.S. citizen or resident W-9 A foreign individual W-8BEN(Individual) A foreign individual or entity claiming that income is effectively connected with the conduct of trade or business within the U.S. {unless claiming treaty benefits) W-8ECI A foreign partnership, a foreign simple trust, or a foreign grantor trust {unless claiming treaty benefits) {see instructions for exceptions) . W-8IMY A foreign government, international organization, foreign central bank of issue, foreign tax-exempt organization, foreign private foundation, or government of a U.S. possession claiming that income is effectively connected U.S. income or that is claiming the applicability of section(s) 115{2), 501 (c), 892, 895, or 1443(b) (unless claiming treaty benefits) (see instructions) . W-8ECI or W-8EXP » Any person acting as an intermediary W-8IMY Part I Identif ication of BeneficiaI Owner 1 Name of organization that is the beneficial owner 2 Country of incorporation or organization 3 Name of disregarded entity receiving the payment (if applicable) 4 Chapter 3 Status (entity type) (Must check one box only): ? Corporation ? Disregarded entity ? Partnership ? Simple trust 0 Grantor trust 0 Complex trust 0 Estate 0 Government 0 Central Bank of Issue 0 Tax-exempt organization 0 Private foundation If you entered disregarded entity, partnership, simple trust, or grantor trust above, is the entity a hybrid making a treaty claim? If “Yes” complete Part III. D Yes 0 No 5 Chapter 4 Status (FATCA status) (Must check one box oniy unless otherwise indicated). (See instructions for details and complete the certification below for the entity’s applicable status). 0 Nonparticipating FFI (inciuding a limited FFI or an FFI related to a 0 Nonreporting IGA FFI (inciuding an FFI treated as a registered Reporting IGA FFI other than a registered deemed-compliant FFi deemed-compliant FFI under an applicable Model 2 IGA). or participating FFI). Complete Part XII. 0 Participating FFi. 0 Foreign government, government of a U.S. possession, or foreign 0 Reporting Model 1 FFI. central bank of issue. Complete Part XIII. 0 Reporting Model 2 FFI. 0 international organization. Complete Part XIV. 0 Registered deemed-compliant FFI (other than a reporting Mode! 1 0 Exempt retirement plans. Complete Part XV. FFI or sponsored FFI that has not obtained a GIIN). Q Entity wholly owned by exempt beneficial owners. Complete Part XVI. 1 I Sponsored FFI that has not obtained a GIIN. Complete Part IV. 0 Territory financial institution. Complete Part XVII. 0 Certified deemed-compliant nonregistering local bank. Complete 0 Nonfinancial group entity. Complete Part XVII!. Part V. 0 Excepted nonfinancial start-up company. Complete Part XIX. 0 Certified deemed-compiiant FFI with only low-value accounts. 0 Excepted nonfinancial entity in liquidation or bankruptcy. Complete Part VI. Complete Part XX. 0 Certified deemed-compliant sponsored, closely held investment 0 501(c) organization. Complete Part XXI. vehicle. Complete Part VII. 0 Nonprofit organization. Complete Part XXII, 0 Certified deemed-compliant limited life debt investment entity. 0 Publicly traded NFFE or NFFE affiliate of a publicly traded Complete Part VIII. corporation. Complete Part XXIII. 0 Certified deemed-compliant investment advisors and investment 0 Excepted territory NFFE. Complete Part XX!V. managers. Complete Part IX. 0 Active NFFE. Complete Part XXV. 0 Owner-documented FFI. Complete Part X. 0 Passive NFFE. Complete Part XXVI. 0 Restricted distributor. Complete Part XI. 0 Excepted inter-affiliate FFI. Complete Part XXVIi. 0 Direct reporting NFFE. 0 Sponsored direct reporting NFFE. Complete Part XXVill. 6 Permanent residence address (street, apt. or suite no., or rural route). Do not use a P.O. box or in-care-of address (other than a registered address). City or town, state or province. Include postal code where appropriate. Country 7 Mailing address (if different from above) City or town, state or province. Include postal code where appropriate. Country 8 U.S. taxpayer identification number (TIN), if required 9a 0 GIlN b 0 Foreign TiN 10 Reference number(s) (see instructions) Note. Please complete remainder of the form including signing the form in Part XXiX. For Paperwork Reduction Act Notice, see separate instructions. Cat. No. 59689N Form W-8BEN-E (2-2014)

Part II Disregarded Entity or Branch Receiving Payment. (Complete only if disregarded entity or branch of an FFI in a country other than the FFI’s country of residence.) 11 Chapter 4 Status (FATCA status) of disregarded entity or branch receiving payment Q Limited Branch. Reporting Model 1 FFI. D U.S. Branch. CD Participating FFI. D Reporting Model 2 FFI. 12 Address of disregarded entity or branch (street, apt. or suite no., or rural route). Do not us© a P.O. box or in-care-of address (other than a registered address). City or town, state or province. Include postal code where appropriate. Country 13 GIIN (if any)
PartIII Claim of Tax Treaty Benefits (if applicable). (For chapter 3 purposes only) 14 I certify that (check all that apply): a ? The beneficial owner is a resident of within the meaning of the income tax treaty between the United States and that country, b ? The beneficial owner derives the item (or items) of income for which the treaty benefits are claimed, and, if applicable, meets the requirements of the treaty provision dealing with limitation on benefits (see instructions). c ? The beneficial owner is claiming treaty benefits for dividends received from a foreign corporation or interest from a U.S. trade or business of a foreign corporation and meets qualified resident status (see instructions). 15 Special rates and conditions (if applicable—see instructions): The beneficial owner is claiming the provisions of Article of the treaty identified on line 14a above to claim a% rate of withholding on (specify type of income): Explain the reasons the beneficial owner meets the terms of the treaty article: Sponsored FFI That Has Not Obtained a G1IN 16 Name of sponsoring entity: 17 Check whichever box applies. ? I certify that the entity identified in Part I: Is an FFI solely because it is an investment entity; Is not a Ql, WP, or WT; and Has agreed with the entity identified above (that is not a nonparticipating FFI) to act as the sponsoring entity for this entity. 0 I certify that the entity identified in Part I: Is a controlled foreign corporation as defined in section 957(a); Is not a Ql, WP, or WT; Is wholly owned, directly or indirectly, by the U.S. financial institution identified above that agrees to act as the sponsoring entity for this entity; and Shares a common electronic account system with the sponsoring entity (identified above) that enables the sponsoring entity to identify all account holders and payees of the entity and to access all account and customer information maintained by the entity including, but not limited to, customer identification information, customer documentation, account balance, and all payments made to account holders or payees. Part v Certified Deemed-Compliant Nonregistering Local Bank 18 O I certify that the FFI identified in Part I: Operates and is licensed solely as a bank or credit union (or similar cooperative credit organization operated without profit) in its country of incorporation or organization; Engages primarily in the business of receiving deposits from and making loans to, with respect to a bank, retail customers unrelated to such bank and, with respect to a credit union or similar cooperative credit organization, members, provided that no member has a greater than five percent interest in such credit union or cooperative credit organization; Does not solicit account holders outside its country of organization; Has no fixed place of business outside such country (for this purpose, a fixed place of business does not include a location that is not advertised to the public and from which the FFI performs solely administrative support functions); Has no more than $175 million in assets on its balance sheet and, if it is a member of an expanded affiliated group, the group has no more than $500 million in total assets on its consolidated or combined balance sheets; and Does not have any member of its expanded affiliated group that is a foreign financial institution, other than a foreign financial institution that is incorporated or organized in the same country as the FFi identified in Part I and that meets the requirements set forth in this Part V.

Part VI Certified Peemed-Compliant FFI with Only Low-Value Accounts 19 CH l certify that the FFI identified in Part I:
Is not engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, notional principal contracts, insurance or annuity contracts, or any interest (including a futures or forward contract or option) in such security, partnership interest, commodity, notional principal contract, insurance contract or annuity contract; No financial account maintained by the FFI or any member of its expanded affiliated group, if any, has a balance or value in excess of $50,000 (as determined after applying applicable account aggregation rules); and Neither the FFI nor the entire expanded affiliated group, if any, of the FFI, have more than $50 million in assets on its consolidated or combined balance sheet as of the end of its most recent accounting year.liEHim Certified Peemed-Compliant Sponsored, Closely Held Investment Vehicle 20 Name of sponsoring entity: 21 O I certify that the entity identified in Part i; Is an FFI solely because it is an investment entity described in §1.1471-5(e)(4); Is not a Ql, WP, or WT; Has a contractual relationship with the above identified sponsoring entity that agrees to fulfill all due diligence, withholding, and reporting responsibilities of a participating FFI on behalf of this entity; and Twenty or fewer individuals own all of the debt and equity interests in the entity (disregarding debt interests owned by U.S. financial institutions, participating FFIs, registered deemed-compliant FFIs, and certified deemed-compliant FFIs and equity interests owned by an entity if that entity owns 100 percent of the equity interests in the FFI and is itseif a sponsored FFI). lifflVilll Certified Peemed-Compliant Limited Life Debt Investment Entity 22 D i certify that the entity identified in Part I; Was in existence as of January 17, 2013; Issued all classes of Its debt or equity Interests to investors on or before January 17,2013, pursuant to a trust Indenture or similar agreement; and Is certified deemed-compliant because it satisfies the requirements to be treated as a limited life debt investment entity (such as the restrictions with respect to its assets and other requirements under § 1,1471-5{f)(2)(iv)). KITiim Certified Peemed-Compliant Investment Advisors and investment Managers 23 D i certify that the entity identified in Part I: is a financial institution solely because it is an investment entity described in §1.1471-5(e}(4)(i)(A); and Does not maintain financial accounts. Part X Owner-Documented FFI Note. This status only applies if the U.S. financial institution or participating FFI to which this form is given has agreed that it will treat the FFI as an owner-documented FFI {see instructions for eligibility requirements), In addition, the FFI must make the certifications below. 24a O (All owner-documented FFIs check here) I certify that the FFI identified in Part I; Does not act as an intermediary;
Does not accept deposits in the ordinary course of a banking or similar business;
Does not ho!d, as a substantial portion of its business, financial assets for the account of others;
Is not an insurance company (or the holding company of an insurance company) that issues or is obligated to make payments with respect to a financial account;

Owner-Documented FFI (continued)
Check box 24b or 24c, whichever applies.
b 0 I certify that the FFi identified in Part i: Has provided, or will provide, an FFI owner reporting statement that contains:
The name, address, TIN (if any), chapter 4 status, and type of documentation provided {if required) of every individual and specified U.S. person that owns a direct or indirect equity interest in the owner-documented FFI (looking through all entities other than specified U.S. persons); The name, address, TIN (if any), chapter 4 status, and type of documentation provided (if required) of every individual and specified U.S. person that owns a debt interest in the owner-documented FFI {including any indirect debt interest, which includes debt interests in any entity that directly or indirectly owns the payee or any direct or indirect equity interest in a debt holder of the payee) that constitutes a financial account in excess of $50,000 (disregarding all such debt interests owned by participating FFIs, registered deemed-compliant FFIs, certified deemed-compliant FFis, excepted NFFEs, exempt beneficial owners, or U.S. persons other than specified U.S. persons); and Any additional information the withholding agent requests in order to fulfill its obligations with respect to the entity. c 0 I certify that the FFI identified in Part I has provided, or wili provide, an auditor’s letter, signed within four years of the date of payment, from an independent accounting firm or legal representative with a location in the United States stating that the firm or representative has reviewed the FFI’s documentation with respect to all of its owners and debt holders identified in §1.1471-3(d)(6)(iv){A)(2), and that the FFI meets all the requirements to be an owner-documented FFI. The FFI identified in Part ! has also provided, or will provide, an FFI owner reporting statement of its owners that are specified U.S. persons and Form(s) W-9, with applicable waivers. Check box 24d if applicable. d Cl I certify that the entity identified in line 1 is a trust that does not have any contingent beneficiaries or designated classes with unidentified beneficiaries. Part XI Restricted Distributor 25a 0 (All restricted distributors check here) I certify that the entity identified in Part I; Operates as a distributor with respect to debt or equity interests of the restricted fund with respect to which this form is furnished; Provides investment services to at least 30 customers unrelated to each other and less than half of its customers are related to each other; is required to perform AML due diligence procedures under the anti-money laundering laws of its country of organization (which is an FATF- compiiant jurisdiction); Operates solely in its country of incorporation or organization, has no fixed place of business outside of that country, and has the same country of incorporation or organization as al! members of its affiliated group, if any; Does not solicit customers outside its country of incorporation or organization; Has no more than $175 million in total assets under management and no more than $7 million in gross revenue on its income statement for the most recent accounting year; Is not a member of an expanded affiliated group that has more than $500 miilion in total assets under management or more than $20 million in gross revenue for its most recent accounting year on a combined or consolidated income statement; and Does not distribute any debt or securities of the restricted fund to specified U.S. persons, passive NFFEs with one or more substantial U.S. owners, or nonparticipating FFis. Check box 25b or 25c, whichever applies. I further certify that with respect to all sales of debt or equity interests in the restricted fund with respect to which this form is furnished that are made after December 31, 2011, the entity identified in Part I; b 0 Has been bound by a distribution agreement that contained a genera! prohibition on the sale of debt or securities to U.S. entities and U.S. resident individuals and is currently bound by a distribution agreement that contains a prohibition of the sale of debt or securities to any specified U.S. person, passive NFFE with one or more substantia! U.S. owners, or nonparticipating FFI. c 0 Is currently bound by a distribution agreement that contains a prohibition on the saie of debt or securities to any specified U.S. person, passive NFFE with one or more substantial U.S. owners, or nonparticipating FFI and, for ail sales made prior to the time that such a restriction was included in its distribution agreement, has reviewed ail accounts related to such sales in accordance with the procedures identified in §1.1471-4(c) applicable to preexisting accounts and has redeemed or retired any, or caused the restricted fund to transfer the securities to a distributor that is a participating FFI or reporting Model 1 FFI securities which were sold to specified U.S. persons, passive NFFEs with one or more substantial U.S. owners, or nonparticipating FFis. Part XII Nonreporting IGA FFI 26 0 I certify that the entity identified in Part I: Meets the requirements to be considered a nonreporting financial institution pursuant to an applicable IGA between the United States and

Form W-8BEN-E {2-2014) Page 5
Foreign Government, Government of a U.S. Possession, or Foreign Central Bank of Issue
27 CD I certify that the entity identified in Part I is the beneficial owner of the payment and is not engaged in commercial financial activities of a type engaged in by an insurance company, custodial institution, or depository institution with respect to the payments, accounts, or obligations for which this form is submitted (except as permitted in §1.1471-6(h)(2)).
Part XIV International Organization Check box 28a or 28b, whichever applies, 28a ? I certify that the entity identified in Part I is an international organization described in section 7701(a)(18). b ? I certify that the entity identified in Part I: Is comprised primarily of foreign governments; Is recognized as an intergovernmenta! or supranational organization under a foreign law similar to the International Organizations Immunities Act; The benefit of the entity’s income does not inure to any private person; Is the beneficial owner of the payment and is not engaged in commercial financial activities of a type engaged in by an insurance company, custodial institution, or depository institution with respect to the payments, accounts, or obligations for which this form is submitted (except as permitted in §1.1471-6(h)(2)). Exempt Retirement Plans Check box 29a, b, c, d, e, or f, whichever applies, 29a Cl i certify that the entity identified in Part I: is established in a country with which the United States has an income tax treaty in force (see Part III if claiming treaty benefits); Is operated principally to administer or provide pension or retirement benefits; and Is entitled to treaty benefits on income that the fund derives from U.S. sources (or would be entitled to benefits if it derived any such income) as a resident of the other country which satisfies any applicable limitation obenefits requirement. b ? i certify that the entity identified in Part I: Is organized for the provision of retirement, disability, or death benefits (or any combination thereof) to beneficiaries that are former employees of one or more employers inconsideration for services rendered; No single beneficiary has a right to more than 5% of the FFI’s assets; Is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which the fund is established or operated; and Is generally exempt from tax on investment income under the Saws of the country in which it is established or operates due to its status as a retirement or pension plan; Receives at least 50% of its total contributions from sponsoring employers (disregarding transfers of assets from other plans described in this part, retirement and pension accounts described in an applicable Model 1 or Model 2 IGA, other retirement funds described in an applicable Model 1 or Model 2 IGA, or accounts described in §1.1471 -Q(b)(2)(l)(A)}; Either does not permit or penalizes distributions or withdrawals made before the occurrence of specified events related to retirement, disability, or death (except rollover distributions to accounts described in §1.1471-5(b)(2)(i)(A)(referring to retirement and pension accounts), to retirement and pension accounts described in an applicable Model 1 or Model 2 IGA, or to other retirement funds described in this part or in an applicable Model 1 or Model 2 IGA); or Limits contributions by employees to the fund by reference to earned income of the employee or may not exceed $50,000 annually, c ? I certify that the entity identified in Part I: Is organized for the provision of retirement, disability, or death benefits (or any combination thereof) to beneficiaries that are former employees of one or more employers in consideration for services rendered; Has fewer than 50 participants; Is sponsored by one or more employers each of which is not an investment entity or passive NFFE; Employee and employer contributions to the fund (disregarding transfers of assets from other plans described in this part, retirement and pension accounts described in an applicable Model 1 or Model 2 IGA, or accounts described in §1,1471-5(b)(2)(i)(A)) are limited by reference to earned income and compensation of the employee, respectively;

Form W-88EN-E {2-2014) Page 6
Part XV Exempt Retirement Plans (Continued) f O f certify that the entity identified in Part I:
Is established and sponsored by a foreign government, international organization, central bank of issue, or government of a U.S. possession (each as defined in §1.1471-6) or an exempt beneficial owner described in an applicable Mode! 1 or Model 2 IGA to provide retirement, disability, or death benefits to beneficiaries or participants that are current or former employees of the sponsor (or persons designated by such empioyees); or Is established and sponsored by a foreign government, international organization, central bank of issue, or government of a U.S. possession (each as defined in §1.1471-6) or an exempt beneficial owner described in an applicable Model 1 or Mode! 2 IGA to provide retirement, disability, or death benefits to beneficiaries or participants that are not current or former empioyees of such sponsor, but are in consideration of personal services performed for the sponsor.
Part XVI Entity WhollyBeneficial Owners 30 Q I certify that the entity identified in Part I:
Is an FF! solely because it is an investment entity; Each direct holder of an equity interest in the investment entity is an exempt beneficial owner described in §1.1471-6 or in an applicable Model 1 or Model 2 IGA; Each direct holder of a debt interest in the investment entity is either a depository institution (with respect to a loan made to such entity) or an exempt beneficial owner described in §1.1471-6 or an applicable Model 1 or Model 2 iGA. Has provided an owner reporting statement that contains the name, address, TIN (if any), chapter 4 status, and a description of the type of documentation provided to the withholding agent for every person that owns a debt interest constituting a financial account or direct equity interest in the entity; and Has provided documentation establishing that every owner of the entity is an entity described in §1.1471 -6(b), (c), (d), (e), (f) and/or (g) without regard to whether such owners are beneficial owners. Part XVII Territory Financial Institution
31 D I certify that the entity identified in Part! is a financial institution (other than an investment entity) that is incorporated or organized under the laws of a possession of the United States. Excepted Nonfinanciai Group Entity
32 ? I certify that the entity identified in Part i; Is a holding company, treasury center, or captive finance company and substantially ail of the entity’s activities are functions described in §1.1471 -5(e)(5)(i)(C) through (E);
Is a member of a nonfinanciai group described in §1.1471-5(e)(5)(i)(B);
Is not a depository or custodial institution {other than for members of the entity’s expanded affiliated group); and
Does not function {or hold itself out) as an investment fund, such as a private equity fund, venture capital fund, leveraged buyout fund, or any investment vehicle with an investment strategy to acquire or fund companies and then hold interests in those companies as capital assets for investment purposes. Part XIX Excepted Nonfinanciai Start-Up Company
33 ? I certify that the entity identified in Part I: Was formed on (or, in the case of a new line of business, the date of board resolution approving the new line of business) (date must be less than 24 months prior to date of payment);
Is not yet operating a business and has no prior operating history or is investing capital in assets with the intent to operate a new line of business other than that of a financial institution or passive NFFE;
Is investing capital into assets with the intent to operate a business other than that of a financial institution; and
Does not function {or hold itself out) as an investment fund, such as a private equity fund, venture capital fund, leveraged buyout fund, or any investment vehicle whose purpose is to acquire or fund companies and then hold interests in those companies as capital assets for Investment purposes. Part XX Excepted Nonfinanciai Entity in Liquidation or Bankruptcy
34 D I certify that the entity identified in Part I: Filed a plan of liquidation, filed a plan of reorganization, or filed for bankruptcy on ;
During the past 5 years has not been engaged in business as a financial institution or acted as a passive NFFE;
is either liquidating or emerging from a reorganization or bankruptcy with the intent to continue or recommence operations as a nonfinanciai entity; and Has, or will provide, documentary evidence such as a bankruptcy filing or other public documentation that supports its claim if it remains in bankruptcy or liquidation for more than three years.
Part XXI 501(c) Organization 35 ? I certify that the entity identified in Part I is a 501 (c) organization that;
Has been issued a determination letter from the IRS that is currently in effect concluding that the payee is a section 501(c) organization that is dated ; or
Has provided a copy of an opinion from U.S. counsel certifying that the payee is a section 501(c) organization (without regard to whether the payee is a foreign private foundation).
Form W-8BEN-E (2-2014)
Form W-8BEN-E (2-2014)

Form W-8BEN-E (2-2014) Page 7 Part XXII Non-Profit Organization 36 ? I certify that the entity identified in Part I is a non-profit organization that meets the following requirements: The entity is established and maintained in its country of residence exclusively for religious, charitable, scientific, artistic, cultural or educational purposes; The entity is exempt from income tax in its country of residence; The entity has no shareholders or members who have a proprietary or beneficial interest in its income or assets; “ Neither the applicable laws of the entity’s country of residence nor the entity’s formation documents permit any income or assets of the entity to be distributed to, or applied for the benefit of, a private person or non-charitabie entity other than pursuant to the conduct of the entity’s charitable activities or as payment of reasonable compensation for services rendered or payment representing the fair market value of property which the entity has purchased; and The applicable laws of the entity’s country of residence or the entity’s formation documents require that, upon the entity’s liquidation or dissolution, alf of its assets be distributed to an entity that is a foreign government, an integral part of a foreign government, a controlled entity of a foreign government, or another organization that is described in this Part XXII or escheats to the government of the entity’s country of residence or any political subdivision thereof. Publicly Traded NFFE or NFFE Affiliate of a Publicly Traded Corporation Check box 37a or 37b, whichever applies. 37a ? I certify that: The entity identified in Part I is a foreign corporation that is not a financial institution; and The stock of such corporation is regularly traded on one or more established securities markets, including (name one securities exchange upon which the stock is regularly traded). b O I certify that: The entity identified in Part I is a foreign corporation that is not a financial institution; The entity identified in Part I is a member of the same expanded affiliated group as an entity the stock of which is regularly traded on an established securities market; The name of the entity, the stock of which is regularly traded on an established securities market, is ; and • The name of the securities market on which the stock is regularly traded is . Part XXIV Excepted Territory NFFE 38 O I certify that: The entity identified in Part I is an entity that is organized in a possession of the United States; The entity identified in Part!: Does not accept deposits in the ordinary course of a banking or similar business, Does not hold, as a substantial portion of its business, financial assets for the account of others, or Is not an insurance company (or the holding company of an insurance company) that issues or is obligated to make payments with respect to a financial account; and All of the owners of the entity identified in Part I are bona fide residents of the possession in which the NFFE is organized or incorporated. Part XXV Active NFFE 39 O I certify that: The entity identified in Part I is a foreign entity that is not a financial institution; Less than 50% of such entity’s gross income for the preceding calendar year is passive income; and Less than 50% of the assets held by such entity are assets that produce or are held for the production of passive income(calculated as a weighted average of the percentage of passive assets measured quarterly) (see instructions for the definition of passive income). Part XXVI Passive NFFE 40a ? I certify that the entity identified in Part I is a foreign entity that is not a financial institution (other than an investment entity organized in a possession of the United States) and is not certifying its status as a pubiicly traded NFFE (or affiliate), excepted territory NFFE, active NFFE, direct reporting NFFE, or sponsored direct reporting NFFE. Check box 40b or 40c, whichever applies. b Q I further certify that the entity identified in Part I has no substantial U.S. owners, or cDl further certify that the entity identified in Part I has provided the name, address, and TIN of each substantial U.S. owner of the NFFE in Part XXX. Excepted Inter-Affiliate FFi 41 ? I certify that the entity identified in Part I: fs a member of an expanded affiliated group; Does not maintain financial accounts (other than accounts maintained for members of its expanded affiliated group); Does not make withholdable payments to any person other than to members of its expanded affiliated group that are not limited FFis or limited branches; Does not hold an account (other than a depository account in the country in which the entity is operating to pay for expenses) with or receive payments from any withholding agent other than a member of its expanded affiliated group; and Has not agreed to report under §1.1471-4(d)(2)(ii){C) or otherwise act as an agent for chapter 4 purposes on behalf of any financial institution, including a member of its expanded affiliated group

Form W-8BEN-E (2-2014) Page 8
Sponsored Direct Reporting NFFE
42 Name of sponsoring entity:
43 D I certify that the entity identified in Part I is a direct reporting NFFE that is sponsored by the entity identified in line 42. Certification
Under penalties of perjury, I declare that I have examined the information on this form and to the best of my knowledge and belief it is true, correct, and complete. I further certify under penalties of perjury that:
The entity identified on line 1 of this form Is the beneficial owner of ail the income to which this form relates, is using this form to certify its status for chapter 4 purposes, or is a merchant submitting this form for purposes of section 6050W, The entity identified on line 1 of this form is not a U.S. person, The income to which this form relates is: (a) not effectively connected with the conduct of a trade or business In the United States, (b) effectively connected but is not subject to tax under an Income tax treaty, or (c) the partner’s share of a partnership’s effectively connected income, and
For broker transactions or barter exchanges, the beneficial owner is an exempt foreign person as defined in the instructions.
Furthermore, I authorize this form to be provided to any withholding agent that has control, receipt, or custody of the income of which the entity on line 1 is the beneficial owner or any withholding agent that can disburse or make payments of the income of which the entity on line 1 is the beneficial owner. I agree that I will submit a new form within 30 days If any certification on this form becomes incorrect. Sign Here m
‘ Signature of Individual authorized to sign for beneficial owner Print Name Date(MM-DD-YYYY)
? I certify that I have the capacity to sign for the entity identified on line 1 of this form. ligSi&ifl Substantial U.S Owners of Passive NFFE
As required by Part XXV!, provide the name, address, and TIN of each substantial U.S. owner of the NFFE. Please see instructions for definition of substantial U.S. owner. Name Address TIN
Form W-8BEN-E (2-2014)
Is not owned by or in an expanded affiliated group with an entity that accepts deposits in the ordinary course of a banking or similar business, holds, as a substantial portion of its business, financial assets for the account of others, or is an insurance company (or the holding company of an insurance company) that issues or is obligated to make payments with respect to a financial account; and
Does not maintain a financial account for any nonparticipating FFI. Form W-8BEN-E (2-2014)
Is treated as a under the provisions of the applicable IGA (see instructions); and
* If you are an FFi treated as a registered deemed-compliant FFi under an applicable Model 2 iGA, provide your GliN:
Form W-8BEN-E (2-2014) Participants that are not residents of the country in which the fund is established or operated are not entitled to more than 20 percent of the fund’s assets; and
Is subject to government regulation and provides annuai information reporting about its beneficiaries to the relevant tax authorities in the country in which the fund is established or operates.
d DI certify that the entity identified in Part I is formed pursuant to a pension plan that would meet the requirements of section 401(a), other than the requirement that the plan be funded by a trust created or organized in the United States, e ? I certify that the entity identified in Part I is established exclusively to earn income for the benefit of one or more retirement funds described in this part or in an applicable Model 1 or Mode! 2 IGA, accounts described in §1.1471-5(b)(2)(i)(A)(referring to retirement and pension accounts), or retirement and pension accounts described in an applicabie Model 1 or Modei 2 IGA.

ANNEX D

SELLERS’ DISCLOSURE SCHEDULE